Exhibit 10.01

EXECUTION

CREDIT AGREEMENT

dated as of July 22, 2020

among

STEVEN MADDEN, LTD.,

as Lead Borrower,

THE OTHER BORROWERS PARTY HERETO,

THE LENDERS PARTY HERETO,

and

CITIZENS BANK, N.A.,
as Administrative Agent

CITIZENS BANK, N.A.,
as Joint Lead Arranger and Sole Bookrunner,

and

CIT BANK, N.A.,

as Joint Lead Arranger

-ii-

-iii-

Section 10.16	No Fiduciary Duty	160
Section 10.17	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	160
Section 10.18	Certain ERISA Matters	161
Section 10.19	Acknowledgement Regarding Any Supported QFCs	163

-iv-

SCHEDULES:

Schedule 1.1A	Approved Foreign Vendor Jurisdictions
Schedule 2.1	Commitments
Schedule 4.1(f)	Collateral Documents and Related Requirements
Schedule 5.13	Subsidiaries; Equity Interests
Schedule 5.14	Insurance
Schedule 5.16	UCC Filing Offices
Schedule 6.16	Certain Post-Closing Obligations
Schedule 7.1	Existing Indebtedness
Schedule 7.2	Existing Liens
Schedule 7.4	Existing Investments
Schedule 7.9	Existing Affiliate Transactions
Schedule 7.10	Existing Restrictions
Schedule 10.1	Notice Information

EXHIBITS:

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Borrowing Base Certificate
Exhibit C-1	Form of Committed Loan Notice
Exhibit C-2	Form of Swingline Loan Notice
Exhibit D-1	Form of Revolving Loan Note
Exhibit D-2	Form of Swingline Loan Note
Exhibit E	Form of Compliance Certificate
Exhibit F	Form of Subsidiary Joinder Agreement
Exhibit G-1	Form of U.S. Tax Compliance Certificate For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes
Exhibit G-2	Form of U.S. Tax Compliance Certificate For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes
Exhibit G-3	Form of U.S. Tax Compliance Certificate For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes
Exhibit G-4	Form of U.S. Tax Compliance Certificate For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes
Exhibit H	Form of Master Intercompany Note
Exhibit I	Form of Solvency Certificate
Exhibit J	Form of Secured Obligation Designation Notice

-v-

CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of July 22, 2020, among STEVEN MADDEN, LTD., a Delaware corporation (the “Lead Borrower”), the other Borrowers party hereto from time to time, the Lenders party hereto from time to time and CITIZENS BANK, N.A., as Administrative Agent.

RECITALS

A.       The Borrowers have requested that the Lenders make loans and other financial accommodations to the Borrowers as more fully set forth herein.

B.       The Lenders have indicated their willingness to lend and each L/C Issuer has indicated its willingness to issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article 1

Definitions and Rules of Construction

Section 1.1               Definitions. As used in this Credit Agreement, the following terms have the meanings specified below:

“ABR Borrowing” means, as to any Borrowing, the ABR Loans comprising such Borrowing.

“ABR Loan” means a Loan (other than a Swingline Loan) bearing interest based on the Alternate Base Rate.

“Acceptable Document of Title” means, with respect to any In-Transit Inventory, a tangible bill of lading or other Document or Document of Title that (a) is issued by a common carrier, which is not an Affiliate of the Approved Foreign Vendor or any Loan Party, which is in actual possession of such In-Transit Inventory, (b) is issued to a Loan Party (and, in the case of any negotiable documents, to the order of a Loan Party) or, if so requested by the Administrative Agent, is issued to the order of the Administrative Agent, (c) names the Administrative Agent as a notify party and bears a conspicuous notation on its face of the Administrative Agent’s security interest therein, and (d) is subject to the Administrative Agent’s duly perfected First Priority security interest.

“Account” means an “account” as defined in Article 9 of the UCC.

“Account Debtor” has the meaning set forth in the Security Agreement.

“Acquired EBITDA” means, with respect to any Acquired Entity or Business for any period, the historical Consolidated EBITDA of such Acquired Entity or Business for such period as certified by a Financial Officer of Lead Borrower to the knowledge of such Financial Officer, which historical Consolidated EBITDA shall be calculated in a manner consistent with the definition of Consolidated EBITDA herein and to be based on financial statements for such Acquired Entity or Business prepared in accordance with GAAP (subject to the absence of footnote disclosures and year-end audit adjustments with respect to financial statements that are not annual audited financial statements), provided that when such Acquired EBITDA is included in Consolidated EBITDA it shall be on a Pro Forma Basis.

“Acquired Entity or Business” means, for any period, any Person, property, business or asset acquired by Lead Borrower or any of its Subsidiaries in a Permitted Acquisition, to the extent not subsequently sold, transferred or otherwise Disposed of during such period outside of the ordinary course of business.

“Acquisition” means any transaction or series of related transactions (unless solely among Lead Borrower and/or one or more of its Subsidiaries) resulting, directly or indirectly, in: (a) the acquisition by any Person of (i) all or substantially all of the assets of another Person or (ii) all or substantially all of any business line, unit or division of another Person, (b) the acquisition by any Person (i) of in excess of 50% of the Equity Interests of any other Person, or (ii) otherwise causing any other Person to become a subsidiary of such Person, or (c) a merger, amalgamation consolidation, or any other combination of any Person with another Person in which a Loan Party or any of its Subsidiaries is the surviving Person.

“Additional Commitment Lender” has the meaning assigned to such term in Section 10.2(e).

“Adjusted LIBOR Rate” means, with respect to any LIBOR Borrowing for any Interest Period, an interest rate per annum equal to the LIBOR Rate in effect for such Interest Period multiplied by the Statutory Reserve Rate; provided, however, that the Adjusted LIBOR Rate shall at no time be less than 1.00% per annum.

“Administrative Agent” means Citizens Bank, in its capacity as administrative agent for the Lenders, or any successor thereto appointed pursuant to Section 9.6.

“Administrative Agent’s Payment Office” means the Administrative Agent’s office located at 28 State Street, Boston, Massachusetts 02109, or such other office as to which the Administrative Agent may from time to time notify Lead Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, that neither the Administrative Agent nor any Lender (nor any Affiliate thereof) shall be considered an Affiliate of Lead Borrower or any subsidiary thereof as a result of this Credit Agreement, the extensions of credit hereunder or its actions in connection therewith; provided further that no individual shall be deemed to be an Affiliate of a Person solely because such individual is a director or senior officer (or the substantial equivalent of a director or senior officer) of such Person.

“Agent Parties” has the meaning assigned to such term in Section 10.1(d)(iii).

“Agreement Date” means the first date appearing in this Credit Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% per annum and (c) the Daily LIBOR Rate on such day plus 1.00% per annum, provided that the Alternate Base Rate shall at no time be less than 2.00% per annum. If the Administrative Agent shall have determined (which determination shall be conclusive absent clearly manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the Daily LIBOR Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition of the term Federal Funds Effective Rate, the Alternate Base Rate shall be determined without regard to clause (b) or (c), as applicable, of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Daily LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Daily LIBOR Rate, respectively.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Loan Parties or their respective Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” has the meaning assigned to such term in Section 5.18(c).

“Applicable Lending Office” means for any Lender, such Lender’s office, branch or affiliate designated for LIBOR Loans, ABR Loans, Swingline Loans or Letters of Credit or participations therein, as applicable, as notified to the Administrative Agent, any of which offices may be changed by such Lender.

“Applicable Margin” means, during the applicable periods set forth below: in the case of (i) ABR Borrowings, the percentage set forth in the following table under the heading “ABR Margin”, (ii) Swingline Loans, the percentage set forth in the following table under the heading “ABR Margin”, and (iii) LIBOR Borrowings and the L/C Participation Fees, the percentage set forth in the following table under the heading “LIBOR Margin and L/C Participation Fee”:

Pricing Level	Average Availability Percentage	ABR Margin	LIBOR Margin and L/C Participation Fee
I	Greater than or equal to 66.67%	1.00%	2.00%
II	Greater than or equal to 33.33% but less than 66.67%	1.25%	2.25%
III	Less than 33.33%	1.50%	2.50%

Until the later to occur of (x) the first full fiscal quarter ending after the Closing Date and (y) the occurrence of the Permanent Borrowing Base Trigger, the Applicable Margin will be based on Pricing Level III. The Average Availability Percentage shall be calculated by the Administrative Agent based on the Borrowing Base Certificates delivered by Lead Borrower during the preceding fiscal quarter. Any increase or decrease in the Applicable Margin resulting from a change in the Average Availability Percentage shall become effective as of the first calendar day of each fiscal quarter; provided, however, that if the Borrowing Base Certificates (including any required financial information in support thereof) are not delivered when due, then Pricing Level III shall apply until such time as such Borrowing Base Certificates and supporting information are delivered. Any adjustment in the Applicable Margin shall be applicable to all Loans then existing or subsequently made during the applicable period for which the relevant Applicable Margin applies. Nothing in this paragraph shall limit the rights of the Administrative Agent and Lenders with respect to Section 3.1 and Section 8.1.

“Applicable Percentage” means, at any time (a) with respect to any Lender with a Commitment of any Class, the percentage equal to a fraction the numerator of which is the amount of such Lender’s Commitment of such Class and the denominator of which is the aggregate amount of all Commitments of such Class of all Lenders (provided that if the Commitments under the Revolving Facility have terminated or expired, the Applicable Percentages of the Lenders under the Revolving Facility shall be determined based upon the Revolving Exposure at such time of the determination pursuant to clause (b) below) and (b) with respect to the Loans of any Class, a percentage equal to a fraction the numerator of which is such Lender’s Outstanding Amount of the Loans of such Class and the denominator of which is the aggregate Outstanding Amount of all Loans of such Class.

“Appropriate Lenders” means, at any time, (a) with respect to the Revolving Facility, the Revolving Lenders, (b) with respect to any Letters of Credit, the L/C Issuers and the Revolving Lenders, and (c) with respect to any Swingline Loans, the Swingline Lender and the Revolving Lenders.

“Approved Foreign Vendor” means a Foreign Vendor which (a) is located in any country acceptable to the Administrative Agent in its Permitted Discretion (it being understood that the countries identified on Schedule 1.1A are acceptable on the date hereof, and, if as a result of events or circumstances occurring after the date hereof, such countries become unacceptable in the Administrative Agent’s Permitted Discretion, then the Administrative Agent will use commercially reasonable efforts to notify Lead Borrower promptly of such change in status and the basis therefor), (b) has received timely payment or performance of all obligations owed to it by Lead Borrower and its Subsidiaries (other than those being contested in good faith by appropriate action and with respect to which the Administrative Agent has been notified in writing and, if elected in its Permitted Discretion, established a Reserve), and (c) has not asserted any reclamation, repossession, diversion, stoppage in transit, Lien or title retention rights in respect of the applicable In-Transit Inventory.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Line of Business” means, collectively, (a) those lines of business in which Lead Borrower and its Subsidiaries operate on the Closing Date and (b) any business or activity that is the same, similar or otherwise reasonably related, ancillary, complementary or incidental thereto or a reasonable extension thereof.

“Arrangers” means, collectively, Citizens Bank, in its capacity as joint lead arranger and sole bookrunner for the Revolving Facility, and CIT Bank, in its capacity as joint lead arranger for the Revolving Facility.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.4) and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, at any date, and subject to Section 1.4, (a) in respect of any Finance Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation of any Person, the capitalized or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement were accounted for as a Finance Lease, and (c) all Synthetic Debt of such Person.

“Audited Financial Statements” means the Form 10-K containing the audited consolidated balance sheet of Lead Borrower and its Subsidiaries as of December 31, 2019, and the related audited consolidated statements of income, comprehensive income, cash flows and shareholders’ equity of Lead Borrower and its Subsidiaries for the Fiscal Year ended on such date.

“Auto-Renewal Letter of Credit” has the meaning assigned to such term in Section 2.4(b)(iii).

“Availability” means, at any time, the Line Cap at such time less the amount of the Total Revolving Outstandings at such time.

“Availability Period” means, with respect to the Revolving Facility, the period from and including the Closing Date to but excluding the earlier of the Maturity Date with respect to the Revolving Facility and, if different, the date of the termination of the Revolving Commitments in accordance with the provisions of this Credit Agreement.

“Average Availability” means, for any period, the average of the Availability amounts for each Business Day during such period.

“Average Availability Percentage” means, for any period, Average Availability for such period divided by the Revolving Credit Maximum Amount as at the end of such period.

“Back-to-Back Letter of Credit” means a letter of credit, in form and substance reasonably satisfactory to the applicable L/C Issuer and issued by an issuer reasonably satisfactory to such applicable L/C Issuer.

“Backstopped” means, in respect of any Letter of Credit that remains outstanding on the applicable date, that the applicable L/C Issuer shall have received (a) a Back-to-Back Letter of Credit and/or (b) cash or Cash Equivalents, provided that (i) the sum of the maximum drawable amount of such Back-to-Back Letter of Credit plus the amount of such cash and Cash Equivalents shall not be less than the Minimum Collateral Amount of the maximum drawable amount of such Letter of Credit, (ii) the arrangements with respect to such cash, Cash Equivalents and drawings on any Back-to-Back Letter of Credit allow the applicable L/C Issuer to apply the same to reimburse itself with respect to drawings on, and other sums owing with respect to, such Letter of Credit, and (iii) the requirements under clauses (i) and (ii) of this defined term are in all respects reasonably satisfactory to the applicable L/C Issuer.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bail-In Lender” has the meaning assigned to such term in Section 3.7.

“Bankruptcy Code” means Title 11 of the United State Code or any similar federal or state law for the relief of debtors.

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR or another rate based on SOFR) that has been selected by the Administrative Agent and Lead Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBOR Rate for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than 1.00%, the Benchmark Replacement will be deemed to be 1.00% for the purposes of this Credit Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the LIBOR Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and Lead Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters, but excluding, for the avoidance of doubt, any changes to economic terms) that the Administrative Agent decides in its reasonable good faith discretion is appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides  in its reasonable good faith discretion that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines in its reasonable good faith discretion that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Credit Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the LIBOR Rate:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the LIBOR Rate permanently or indefinitely ceases to provide the LIBOR Rate; or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBOR Rate:

(1) a public statement or publication of information by or on behalf of the administrator of the LIBOR Rate announcing that such administrator has ceased or will cease to provide the LIBOR Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate;

(2) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBOR Rate, a resolution authority with jurisdiction over the administrator for the LIBOR Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBOR Rate, in each case which states that the administrator of the LIBOR Rate has ceased or will cease to provide the LIBOR Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate; and/or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Rate or a Governmental Authority having jurisdiction over the Administrative Agent in effect announcing that the LIBOR Rate is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to Lead Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBOR Rate and solely to the extent that the LIBOR Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBOR Rate for all purposes hereunder in accordance with Section 3.3(b) and (y) ending at the time that a Benchmark Replacement has replaced the LIBOR Rate for all purposes hereunder pursuant to Section 3.3(b).

“Beneficial Ownership Certification” means, with respect to the Borrowers, a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, which certification shall be substantially in the form provided by Administrative Agent on or prior to the date hereof or such other form reasonably satisfactory to the Administrative Agent and customary.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Borrowers” means Lead Borrower and each of its Subsidiaries that executes and delivers this Credit Agreement or becomes a party hereto by the execution and delivery of a Subsidiary Joinder Agreement, and the permitted successors and assigns of each such Person, excluding any Subsidiary that is expressly released from its obligations as a Borrower pursuant to the terms of this Credit Agreement.

“Borrowing” means Loans of the same Class and Type made, converted or continued on the same date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means, at any time of determination, the Deemed Borrowing Base or the Permanent Borrowing Base, as applicable at such time.

“Borrowing Base Certificate” means a certificate by a Responsible Officer of Lead Borrower, on its own behalf and on behalf of all other Loan Parties, substantially in the form of Exhibit B, setting forth the calculation of the Borrowing Base, including a calculation of each component thereof, all in such detail as shall be reasonably satisfactory to Administrative Agent. All calculations of the Borrowing Base in connection with the preparation of any Borrowing Base Certificate shall originally be made by the Loan Parties and certified to Administrative Agent; provided that Administrative Agent shall have the right to review and adjust, in its Permitted Discretion, any such calculation after giving notice thereof to the Loan Parties, (1) to reflect its reasonable estimate of declines in value of any of the Collateral described therein, and (2) to the extent that Administrative Agent determines in its Permitted Discretion that such calculation is not in accordance with this Credit Agreement.

“Borrowing Base Reporting Trigger Event” means either of (a) the occurrence of a Specified Event of Default, or (b) Availability being less than the greater of (i) $26,250,000 and (ii) 17.5% of the Line Cap for a period of three consecutive Business Days.

“Borrowing Base Reporting Trigger Period” means the period commencing on the occurrence of a Borrowing Base Reporting Trigger Event, and continuing until the date that (a) no Specified Event of Default shall be continuing and (b) Availability is greater than or equal to the greater of (i) $26,250,000 and (ii) 17.5% of the Line Cap for a period of at least 30 consecutive calendar days.

“Borrowing Minimum” means, in the case of a LIBOR Borrowing, $500,000.

“Borrowing Multiple” means, in the case of a LIBOR Borrowing, $100,000.

“Business Day” means any day other than a Saturday, Sunday or day on which banks in New York City, New York are authorized or required by law to close; provided, however, that when used in connection with a LIBOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, with respect to any Person, the aggregate of all expenditures by such Person which are required to be capitalized under GAAP; provided that Capital Expenditures shall not include (i) the purchase price paid in connection with a Permitted Acquisition, (ii) the purchase price of equipment that is purchased substantially simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for such existing equipment being traded in at such time, (iii) expenditures made in leasehold improvements, to the extent reimbursed by the landlord, (iv) expenditures to the extent that they are actually paid for by any Person other than a Loan Party or any of its Subsidiaries and to the extent no Loan Party or any of its Subsidiaries has provided or is required to provide or incur, directly or indirectly, any consideration or monetary obligation to such third party or any other Person (whether before, during or after such period), (v) property, plant and equipment taken in settlement of Accounts or other receivables or (vi) amounts paid under any lease that is not a Finance Lease.

“Cash Collateralize” means to deposit in a Controlled Account or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuers or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if each of the Administrative Agent and the applicable L/C Issuer shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer. “Cash Collateral”, “Cash Collateralized” and “Cash Collateralization” shall have a meaning analogous to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Dominion Trigger Event” means either of (a) the occurrence of an Event of Default, or (b) Availability being less than the greater of (i) $22,500,000 and (ii) 15% of the Line Cap for a period of three consecutive Business Days.

“Cash Dominion Trigger Period” means the period commencing on the occurrence of a Cash Dominion Trigger Event, and continuing until the date that (a) no Event of Default shall be continuing and (b) Availability is greater than or equal to the greater of (i) $22,500,000 and (ii) 15% of the Line Cap for a period of at least 30 consecutive calendar days.

“Cash Equivalents” means each of the following:

(a)                debt obligations maturing within one year from the date of acquisition thereof to the extent the principal thereof and interest thereon is backed by the full faith and credit of the United States;

(b)                marketable general obligations issued by any state of the United States or any political subdivision thereof or any instrumentality thereof that are guaranteed by the full faith and credit of such state;

(c)                commercial paper maturing within 12 months from the date of acquisition thereof and having, at such date of acquisition, one of the two highest ratings obtainable from S&P or Moody’s;

(d)                certificates of deposit, banker’s acceptances and time deposits maturing within 12 months from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state, commonwealth or other political subdivision thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 or, to the extent not otherwise included, any Lender, and which is rated at least A-2 by S&P and P-2 by Moody’s in the note or commercial paper rating category;

(e)                repurchase agreements with a term of not more than 30 days for securities described in clauses (a) or (d) of this definition and entered into with a financial institution satisfying the criteria described in clause (d) of this definition;

(f)                 Dollars or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(g)                money market mutual funds, substantially all of the investments of which constitute Cash Equivalents of the kinds described by clauses (a) through (f) of this definition; and

(h)                with respect to any Foreign Subsidiary, (i) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business, provided that such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within 12 months after the date of investment therein, (ii) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business, provided such country is a member of the Organization for Economic Cooperation and Development, and whose short term commercial paper rating from S&P is at least “A-2” or the equivalent thereof or from Moody’s is at least “P-2” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 12 months from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank.

“Cash Management Services” means, collectively, (a) commercial debit or credit cards, merchant card processing and other services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including cash pooling arrangements, controlled disbursement, netting, overdraft, lockbox and electronic or automatic clearing house fund transfer services, return items, sweep and interstate depository network services, foreign check clearing services and supply chain finance arrangements), and (c) any other demand deposit or operating account relationships or other cash management services.

“Casualty Event” means any event that gives rise to the receipt by any Loan Party or any of its Subsidiaries of any insurance proceeds or condemnation awards arising from any damage to, destruction of, or other casualty or loss involving, or any seizure, condemnation, confiscation or taking under power of eminent domain of, or requisition of title or use of or relating to or in respect of any Collateral.

“CEA Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Change in Law” means the occurrence after the Agreement Date (or, with respect to any Lender, such later date on which such Lender becomes a party to this Credit Agreement) of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by any Lender or L/C Issuer (or, for purposes of Section 3.4(b), by any Applicable Lending Office of such Credit Party or such Credit Party’s holding company, if any) with any request, requirement, guideline or directive (in each case, whether or not having the force of law) by any Governmental Authority made or issued after the Agreement Date; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, requirements, guidelines and directives thereunder or issued in connection therewith and (ii) all requests, rules, requirements, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means an event or series of events by which (a) any Person or group (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the Agreement Date) shall own directly or indirectly, beneficially or of record, shares representing more than 35% of the Equity Interests of Lead Borrower entitled to vote for members of the board of directors of Lead Borrower on a fully diluted basis, (b) a majority of the seats (other than vacant seats) on the board of directors (or equivalent governing body) of Lead Borrower shall at any time be occupied by Persons who were neither (i) nominated, approved or appointed by the board of directors (or equivalent governing body) of Lead Borrower nor (ii) nominated, approved or appointed by individuals so nominated, approved, or appointed, or (c) Lead Borrower shall fail to own, directly or indirectly, free and clear of all Liens (other than Liens permitted pursuant to Section 7.2), 100% of the aggregate ordinary voting power and economic interests represented by the issued and outstanding Equity Interests of each other Loan Party (or such lesser percentage as may be owned, directly or indirectly, as of the Closing Date or the later acquisition thereof) except where such failure is as a result of (x) a transaction permitted by the Loan Documents or (y) directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law.

“CIT Bank” means CIT Bank, N.A., a national banking association.

“CIT Fee Letter” means that certain Fee Letter, dated as of the Closing Date, between Lead Borrower and CIT Bank.

“Citizens Bank” means Citizens Bank, N.A., a national banking association.

“Citizens Fee Letter” means that certain Fee Letter, dated as of the Closing Date, between Lead Borrower and Citizens Bank.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.

“Closing Date” means the date on which the conditions specified in Section 4.1 are satisfied (or waived in accordance with Section 10.2).

“Code” means the Internal Revenue Code of 1986, and the rules and regulations issued thereunder.

“Collateral” means all “Collateral” as defined in any of the Collateral Documents and all other property of whatever kind and nature pledged or charged, or purported to be pledged or charged, as collateral under any Collateral Document. For the avoidance of doubt, in no event shall the Collateral include any Excluded Assets.

“Collateral Access Agreement” means each landlord waiver, bailee waiver or other similar agreement, in form and substance reasonably satisfactory to the Administrative Agent, among each applicable Loan Party, the Administrative Agent and any third party (including any bailee, consignee, customs broker, or other similar Person) in possession of any Collateral or any landlord of any Loan Party for any real property where any Collateral is located.

“Collateral Administration Trigger Event” means either of (a) the occurrence of a Specified Event of Default, or (b) Availability being less than the greater of (i) $30,000,000 and (ii) 20% of the Line Cap for a period of three consecutive Business Days.

“Collateral Administration Trigger Period” means the period commencing on the occurrence of a Collateral Administration Trigger Event, and continuing until the date that (a) no Specified Event of Default shall be continuing and (b) Availability is greater than or equal to the greater of (i) $30,000,000 and (ii) 20% of the Line Cap for a period of at least 30 consecutive calendar days.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a)                the Administrative Agent shall have received each Collateral Document required to be delivered on the Closing Date pursuant to Section 4.1, or, following the Closing Date, pursuant to pursuant to Section 6.16 (to the extent not delivered on the Closing Date) or Section 6.12, duly executed by each Loan Party that is a party thereto;

(b)                all Secured Obligations shall have been unconditionally guaranteed jointly and severally on a senior basis by the Guarantors in accordance with the provisions of the Loan Documents;

(c)                except to the extent otherwise provided hereunder or under any Collateral Document, the Secured Obligations shall have been secured by a perfected first priority (subject to (x) Permitted Encumbrances arising under, and having priority by operation of, applicable law, and (y) Liens permitted pursuant to Section 7.2(d), (e) or (k)) security interest in substantially all tangible and intangible personal property assets of each Loan Party constituting Collateral and shall be subject to no Lien other than Liens permitted pursuant to Section 7.2, it being understood that in the case of the pledge of Equity Interests constituting Collateral, the Administrative Agent shall have received all stock certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(d)                the Secured Obligations shall have been secured by a first priority (subject to (x) Permitted Encumbrances arising under, and having priority by operation of, applicable law, and (y) Liens permitted pursuant to Section 7.2(d), (e) or (k)) security interest in (i) all Indebtedness of Lead Borrower and its Subsidiaries that is owing to any Loan Party which shall be evidenced by the Master Intercompany Note and (ii) all other Indebtedness owed to a Loan Party, which if evidenced by a promissory note or other instrument, shall have been pledged to the Administrative Agent, and in each case under clauses (i) and (ii), the Administrative Agent shall have received the Master Intercompany Note and, to the extent required by the Security Agreement, such other promissory notes and other instruments together with note powers or other instruments of transfer with respect thereto endorsed in blank;

(e)                none of the Collateral shall be subject to any Lien other than Liens expressly permitted by Section 7.2; and

(f)                 on or prior to the Agreement Date (or, as to any Person that becomes a Loan Party after the Agreement Date, the date such Person becomes a Loan Party in accordance with the provisions of this Credit Agreement) the Administrative Agent shall have received a Perfection Certificate from Lead Borrower with respect to each Loan Party.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in particular assets as provided in the Collateral Documents.

The Administrative Agent may grant extensions of time for the perfection of security interests in and the other requirements pursuant to this definition with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines (and without the consent of any other Secured Party), that, except as may be required by law, perfection or other requirements cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Credit Agreement or the Collateral Documents.

Notwithstanding the foregoing provisions of this definition or anything in this Credit Agreement or any other Loan Document to the contrary, (a) Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth herein and in the Collateral Documents and, to the extent appropriate in the applicable jurisdiction, as agreed between the Administrative Agent and Lead Borrower, (b) in no event shall the Collateral include any Excluded Assets, and (c) notwithstanding anything to the contrary included in this definition, delivery of only the Collateral Documents required to be delivered by Section 4.1 shall be a condition precedent to the Credit Extensions on the Closing Date.

“Collateral Documents” means, collectively, the Security Agreement, the Rosenthal Collateral Assignment, the Credit Card Notifications, each Control Agreement, each Collateral Access Agreement, each Copyright Security Agreement, each Patent Security Agreement, each Trademark Security Agreement, each Perfection Certificate, the HK Collateral Document, each agreement creating or perfecting rights in Cash Collateral and each other security agreement, instrument or other document executed or delivered pursuant to the Collateral and Guarantee Requirement, Section 6.12, Section 6.16 or the Security Agreement, in each case, to secure any of the Secured Obligations.

“Collateral Reporting Trigger Event” means any Disposition or other transaction (whether pursuant to the sale of Equity Interests in a Subsidiary, an Investment, a Restricted Payment, a merger or consolidation or otherwise, but excluding any transaction that is expressly excluded from the definition of “Disposition”) that would result in the elimination of Collateral from the Borrowing Base constituting 5% or more of the Borrowing Base (on a net basis, after giving effect to all applicable advance rates, NOLVs and any Reserves applicable to such assets) in effect immediately prior to giving effect to such Disposition or other transaction. In determining whether a Collateral Reporting Trigger Event has occurred in connection with any Disposition or other transaction, such Disposition or other transaction shall be taken together with all other Dispositions and other such transactions that have occurred since the delivery of the most recent Borrowing Base required hereunder.

“Commitment” means with respect to any Lender, such Lender’s Revolving Commitment.

“Commitment Fee” has the meaning assigned to such term in Section 3.2(a).

“Committed Loan Notice” means a notice of a Borrowing (other than a Swingline Borrowing), a conversion of Loans from one Type to the other, or a continuation of LIBOR Loans pursuant to Section 2.2(a), which, if in writing, shall be substantially in the form of Exhibit C-1.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or any L/C Issuer by means of electronic communications pursuant to Section 10.1, including through the Platform.

“Compliance Certificate” means a certificate, substantially in the form of Exhibit E.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of intangibles, deferred financing fees or costs, capitalized expenditures, customer acquisition costs and incentive payments, conversion costs and contract acquisition costs, the amortization of original issue discount and amortization of favorable or unfavorable lease assets or liabilities, of such Person and its Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period of four consecutive fiscal quarters, the Consolidated Net Income of such Person and its Subsidiaries for such period:

(a)                increased (without duplication) by the following, in each case, to the extent deducted (and not added back) in computing Consolidated Net Income for such Person for such period:

(i)                 provision for federal, state, local and foreign taxes based on income, profits or capital (including franchise taxes based upon income, gross receipts type taxes imposed in lieu of income taxes, commercial activity taxes imposed in lieu of income taxes and similar taxes in the nature of income taxes) and foreign withholding taxes; plus

(ii)               Consolidated Interest Expense of such Person and its Subsidiaries; plus

(iii)             Consolidated Depreciation and Amortization Expense of such Person and its Subsidiaries; plus

(iv)              non-cash losses, costs, expenses, charges and other items deducted in the determination of Consolidated Net Income, it being understood that any non-cash charges, losses, costs, expenses or other items deducted in the calculation of Consolidated Net Income and added back in the determination of Consolidated EBITDA under this clause (iv) for a prior period shall be deducted in the calculation of Consolidated EBITDA during any subsequent period to the extent such items become cash charges during such subsequent period; plus

(v)                infrequently occurring and/or unusual (in each case, within the meaning of GAAP) fees, costs, expenses, charges, losses or similar items, not to exceed an amount equal to the greater of $10,000,000 and 10% of Consolidated EBITDA during such period (calculated before giving effect to this clause (v)); plus

(vi)              out-of-pocket transaction fees, costs and expenses payable to third parties incurred during such period in connection with (A) the credit facility evidenced by this Credit Agreement and all amendments, waivers and consents with respect thereto from time to time, and (B) the Rosenthal Factoring Agreement and transactions contemplated thereby;

(b)                decreased (without duplication) by the following, in each case, to the extent taken into account (or added back) in computing Consolidated Net Income for such Person for such period:

(i)                 interest income to the extent received in cash or otherwise during such period; plus

(ii)               any gain realized in connection with the sale or Disposition of assets or securities (including Dispositions pursuant to Sale and Leaseback transactions) other than in the ordinary course of business or the extinguishment of any Indebtedness.

For purposes of determining Consolidated EBITDA of Lead Borrower and its Subsidiaries for any period of four consecutive fiscal quarters, without duplication, (a) there shall be included the Acquired EBITDA of any Acquired Entity or Business on a Pro Forma Basis and (b) there shall be excluded the Disposed EBITDA of any Sold Entity or Business on a Pro Forma Basis.

“Consolidated Fixed Charge Coverage Ratio” means, for any period of four consecutive fiscal quarters, the ratio of (a) the result of (i) the Consolidated EBITDA of Lead Borrower and its Subsidiaries for such period, minus (ii) the aggregate amount of all Capital Expenditures of Lead Borrower and its Subsidiaries made in cash during such period (except to the extent financed with the proceeds of Indebtedness (other than a Revolving Borrowing)), minus (iii) income and franchise taxes paid in cash during such period by Lead Borrower and its Subsidiaries determined on a consolidated basis, to (b) the sum of (i) Consolidated Fixed Charges of Lead Borrower and its Subsidiaries for such period plus (ii) Restricted Payments made in cash during such period by Lead Borrower and its Subsidiaries to Persons other than Lead Borrower and its direct and indirect Subsidiaries.

“Consolidated Fixed Charges” means, for any period of four consecutive fiscal quarters, the sum, without duplication, of each of the following with respect to Lead Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP: (a) Consolidated Interest Expense paid in cash for such period, plus (b) the aggregate of all scheduled principal amounts that become payable during such period in respect of Indebtedness (excluding any scheduled payment at maturity but including the principal portion of Finance Lease Obligations).

“Consolidated Interest Expense” means, with respect to any Person and its Subsidiaries for any period, the consolidated total interest expense of such Person and its Subsidiaries for such period, as determined in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income (or net loss) of Lead Borrower and its Subsidiaries for such period, determined in accordance with GAAP on a consolidated basis (excluding, to the extent included in determining such net income (or net loss) for such period, the income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is prohibited by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary).

“Contested in Good Faith” means, with respect to any matter, that such matter is being contested in good faith by appropriate action and for which reserves have been provided in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings analogous thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 20% or more of the securities having ordinary voting power for the election of directors, managing general partners or any equivalent thereof.

“Control Agreement” has the meaning assigned to such term in the Security Agreement.

“Controlled Account” means, as the context may require, a commodities account, deposit account and/or securities account that is subject to a Control Agreement in form and substance satisfactory to the Administrative Agent and, with respect to Cash Collateral, the applicable L/C Issuer.

“Controlled Foreign Corporation” means a controlled foreign corporation within the meaning of Section 957(a) of the Code.

“Copyright Security Agreement” has the meaning set forth in the Security Agreement.

“Credit Agreement” means this Credit Agreement.

“Credit Card Issuer” shall mean Visa, MasterCard, American Express, Discover and any other credit and debit card issuers approved by the Administrative Agent in its Permitted Discretion.

“Credit Card Notification” has the meaning provided in Section 6.14(e).

“Credit Card Processor” shall mean any servicing or processing agent or any financial intermediary that facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any Loan Party’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

“Credit Card Receivables” means each Account or “payment intangible” (as defined in the UCC) together with all income, payments and proceeds thereof, owed by a Credit Card Issuer or Credit Card Processor to a Loan Party resulting from charges by a customer of a Loan Party on credit or debit cards issued by such Credit Card Issuer in connection with the sale of goods by a Loan Party, or services performed by a Loan Party, in each case in the ordinary course of its business.

“Credit Extension” means the making of a Loan or a L/C Credit Extension.

“Credit Facility” means the Revolving Facility.

“Credit Parties” means the Administrative Agent, the Swingline Lender, the L/C Issuers and the Lenders.

“Customs Broker/Carrier Agreement” means an agreement in form and substance reasonably satisfactory to the Administrative Agent among the applicable Loan Party, a customs broker, freight forwarder, consolidator or carrier, and the Administrative Agent, in which the customs broker, freight forwarder, consolidator or carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject In-Transit Inventory for the benefit of the Administrative Agent and agrees, upon notice from the Administrative Agent, to hold and dispose of the subject Inventory solely as directed by the Administrative Agent.

“Daily LIBOR Rate” means, for any day, a rate per annum equal to the Adjusted LIBOR Rate in effect on such day for deposits in Dollars for a one-month Interest Period (subject to any interest rate floor set forth in the definition of “Adjusted LIBOR Rate”).

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Deemed Borrowing Base” means, as at any date of determination thereof before the occurrence of the Permanent Borrowing Base Trigger, an amount equal to the sum of:

(a)       70% of the net amount of Eligible Credit Card Receivables and Eligible Accounts at such date (the “Deemed Borrowing Base Accounts Component”), subject to Section 6.6(c); plus

(b)       50% of the value of Eligible Inventory at such date (the “Deemed Borrowing Base Inventory Component”), subject to Section 6.6(d); minus

(c)       Reserves implemented in accordance with Section 2.1(b).

For purposes hereof, (1) the net amount of Eligible Credit Card Receivables and Eligible Accounts at any time shall be the face amount of such Eligible Credit Card Receivables or Eligible Accounts less (to the extent not reflected in such face amount) (x) any and all returns, rebates, discounts, asserted claims, credits or credits pending, allowances, price adjustments, finance charges or excise taxes of any nature at any time issued, owing, claimed by the related Account Debtors, granted, outstanding or payable in connection with such Eligible Credit Card Receivables or Eligible Accounts at such time and (y) the aggregate amount of all cash received in respect of such Eligible Credit Card Receivables and Eligible Accounts but not yet applied by the Loan Parties to reduce the amount of such Eligible Credit Card Receivables and Eligible Accounts, and (2) the value of Eligible Inventory shall be determined on a first-in, first-out, lower of cost or market basis in accordance with GAAP.

“Deemed Borrowing Base Accounts Component” has the meaning assigned to such term in the definition of “Deemed Borrowing Base.”

“Deemed Borrowing Base Inventory Component” has the meaning assigned to such term in the definition of “Deemed Borrowing Base.”

“Default” means any event or condition which constitutes an Event of Default or that with notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means (a) when used with respect to the outstanding principal balance of any Loan, the sum of (i) the rate of interest otherwise applicable thereto plus (ii) 2.00% per annum, and (b) when used with respect to any L/C Borrowing or any interest, fee or other amount payable under the Loan Documents which shall not have been paid when due, the sum of (i) the Alternate Base Rate plus (ii) the Applicable Margin applicable to ABR Revolving Borrowings plus (iii) 2.00% per annum.

“Defaulting Lender” means, subject to Section 2.9(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and Lead Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any L/C Issuer, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified Lead Borrower, the Administrative Agent, any L/C Issuer or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or Lead Borrower, to confirm in writing to the Administrative Agent and Lead Borrower that it will comply with its prospective funding obligations hereunder, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and Lead Borrower, or (d) has, or has a direct or indirect holding company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect holding company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent demonstrable error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.9(b)) upon delivery of written notice of such determination to Lead Borrower, the L/C Issuers, the Swingline Lender and each Lender.

“Disclosure Exceptions” has the meaning set forth in Section 6.1(f).

“Disposed EBITDA” means, with respect to any Sold Entity or Business for any period, the historical Consolidated EBITDA of such Sold Entity or Business for such period as certified by a Financial Officer of Lead Borrower, which historical Consolidated EBITDA shall be calculated in a manner consistent with the definition of Consolidated EBITDA herein and to be based on financial statements for such Sold Entity or Business prepared in accordance with GAAP (subject to the absence of footnote disclosures and year-end audit adjustments with respect to financial statements that are not annual audited financial statements), provided that when such Disposed EBITDA is excluded from Consolidated EBITDA it shall be on a Pro Forma Basis).

“Disposition” means, with respect to any Person, the sale, transfer, license, lease or other disposition (including by way of Division, Sale and Leaseback or any sale or issuance of Equity Interests by way of a merger or otherwise) by such Person to any other Person, with or without recourse, of (a) any notes or accounts receivable or any rights and claims associated therewith, (b) any Equity Interests of any Subsidiary (other than directors’ qualifying shares), or (c) any other assets, provided, however, that none of the following shall constitute a Disposition: (i) any sale, transfer, license, lease or other disposition by (A) a Loan Party to another Loan Party or (B) a Non-Loan Party Subsidiary to a Loan Party or to another Non-Loan Party Subsidiary, (ii) the collection of accounts receivable and other obligations in the ordinary course of business (including the sale to Rosenthal of Rosenthal Purchased Receivables pursuant to the Rosenthal Factoring Agreement), (iii) sales of Inventory in the ordinary course of business, and (iv) any Casualty Event. Each of the terms “Dispose” and “Disposed” when used as a verb shall have an analogous meaning.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest of such Person which, by its terms, or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable, or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) pursuant to a sinking fund obligation or otherwise (except as a result of a change in control or asset sale so long as any rights of the holders thereof upon the occurrence of a change in control or asset sale event shall be subject to the prior occurrence of the Termination Date), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Latest Maturity Date at the time such Equity Interests are issued. Notwithstanding the foregoing, (i) any Equity Interests issued to any employee or to any plan for the benefit of employees of Lead Borrower or its Subsidiaries or by any such plan to such employees shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by Lead Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability and (ii) any class of Equity Interests of such person that by its terms authorizes such person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Equity Interests shall not be deemed to be Disqualified Equity Interests.

“Disqualified Institution” means, on any date, (a) any Person designated by Lead Borrower as a “Disqualified Institution” by written notice delivered to the Administrative Agent on or prior to the Agreement Date, (b) any other Person that is a competitor of Lead Borrower or any of its Subsidiaries, which Person has been designated by Lead Borrower as a “Disqualified Institution” by written notice to the Administrative Agent and the Lenders (including by posting such notice to the Platform) not less than three Business Days prior to such date, and (c) in the case of each of the foregoing clauses (a) and (b), any of their respective Affiliates (which, for the avoidance of doubt, shall not include any bona fide debt investment funds that are Affiliates of the persons referenced in clause (b), unless separately identified by Lead Borrower pursuant to clause (a)) that are either (i) identified by Lead Borrower by written notice to the Administrative Agent and the Lenders (including by posting such notice to the Platform) not less than three Business Days prior to such date or (ii) readily identifiable on the basis of such Affiliate’s name; provided that “Disqualified Institutions” shall exclude any Person that Lead Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time. Notwithstanding anything in this Credit Agreement to the contrary, it is understood and agreed that in no event shall a supplement to the list of Disqualified Institutions pursuant to the definition hereof apply retroactively to disqualify any Person or Persons that have previously acquired (or entered into a binding agreement to acquire) an assignment or participation under or in respect of any Credit Facility (solely with respect to those previously acquired interests or the interests that are to be acquired pursuant to such binding agreement).

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons, whether pursuant to a “plan of division” or similar arrangement pursuant to Section 18-217 of the Delaware Limited Liability Company Act or any similar provision under the laws of any other applicable jurisdiction and pursuant to which the Dividing Person may or may not survive.

“Document” means “document” as defined in Article 9 of the UCC.

“Document of Title” means “document of title” as defined in Article 9 of the UCC.

“Dollars” or “$” refers to lawful money of the United States.

“Domestic Subsidiary” means a Subsidiary incorporated or organized under the laws of the United States, or any state, commonwealth or other political subdivision thereof (including, for the avoidance of doubt, the District of Columbia).

“DQ List” has the meaning set forth in Section 10.4(f)(iv).

“Early Opt-in Election” means the occurrence of:

(1)(a) a determination by the Administrative Agent or (b) a notification by the Required Lenders to the Administrative Agent (with a copy to Lead Borrower) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 3.3(b), are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBOR Rate, and

(2)(a) the election by the Administrative Agent or (b) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to Lead Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.

“Earn-Out Obligations” means, with respect to any Person, obligations of such Person that are recognized under GAAP as a liability of such Person, payable in cash or which may be payable in cash at the seller’s or obligee’s option arising from the acquisition of a business or a line of business (whether pursuant to an acquisition of Equity Interests or assets, the consummation of a merger or consolidation or otherwise) and payable to the seller or sellers thereof.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Account” means an Account (other than a Credit Card Receivable) arising in the ordinary course of the business of any Loan Party from the sale of goods or rendition of services, except any Account to which any of the exclusionary criteria set forth below applies as determined by Lead Borrower and/or the Administrative Agent in its Permitted Discretion (with concurrent written notice to Lead Borrower) at any time and from time to time after the Closing Date; provided, however, that no Accounts of an Acquired Entity or Business shall be Eligible Accounts until such time as the Administrative Agent shall have received and be satisfied in its Permitted Discretion with the results of a field examination with respect thereto, such field exam to be conducted at the Borrowers’ expense. Without limiting the generality of the foregoing, no Account shall be an Eligible Account if:

(a)                it is not at the time of determination subject to the Administrative Agent’s duly perfected First Priority security interest; or

(b)                such Loan Party does not have good and valid title thereto, free and clear of any Lien (other than Permitted Encumbrances); or

(c)                any representation or warranty contained in this Credit Agreement or any other Loan Document with respect to such Account proves to be untrue in any material respect as of the date of making or deemed making thereof or any covenant hereunder or under any other Loan Document with respect to such Account has been breached (after giving effect to any notice or cure period); or

(d)                it arises out of (i) a sale made or services rendered by a Loan Party to another Loan Party or to any Subsidiary or other Affiliate of a Loan Party or to a Person controlled by an Affiliate of a Loan Party or (ii) services rendered (other than, in the case of this clause (ii), Accounts constituting commissions payable to a Loan Party for serving as a buying agent for footwear products under private labels for retailers, in the ordinary course of business and consistent with past practices for the Loan Parties’ “First Cost” segment); or

(e)                it remains unpaid more than (i) 60 days (or 90 days if such Account is owing from Walmart Inc., Target Corporation, Amazon.com, Inc., The TJX Companies, Inc. and/or any Affiliate of any of the foregoing) after the original due date shown on the applicable invoice or (ii) 90 days (or 120 days if such Account is owing from Walmart Inc., Amazon.com, Inc., The TJX Companies, Inc. and/or any Affiliate of any of the foregoing (or 130 days if such Account is owing from Target Corporation and/or any Affiliate thereof)) after the original invoice date shown on the applicable invoice; or

(f)                 50% or more of the net amount of all Accounts owing from the applicable Account Debtor are ineligible under the criteria set forth in clause (e) above; or

(g)                any Accounts owing from the applicable Account Debtor are Rosenthal Purchased Receivables; or

(h)                if Rosenthal is the Loan Parties’ collection agent with respect to such Account, Rosenthal is in breach of (i) the Rosenthal Collateral Assignment in any material respect, (ii) any of its obligations under the Rosenthal Factoring Agreement to remit proceeds of collections of any Accounts to the Rosenthal Collection Account or (iii) the Rosenthal Factoring Agreement with respect to what amounts Rosenthal is permitted to debit from the Rosenthal Collection Account (it being acknowledged that Rosenthal may debit from the Rosenthal Collection Account any commissions owed to Rosenthal from time to time under the Rosenthal Factoring Agreement as and when the related Rosenthal Referred Accounts are paid); or

(i)                 the total unpaid Accounts owing from the applicable Account Debtor exceed 15% (or 30% in the case of Walmart Inc., Target Corporation, The TJX Companies, Inc. and/or any Affiliate of any of the foregoing) of the net amount of all Eligible Accounts, but only to the extent of such excess; or

(j)                 the applicable Account Debtor has disputed liability with respect to such Account, or the applicable Account Debtor has made any claim with respect to any other Account owing from such Account Debtor to a Loan Party or any Subsidiary or other Affiliate of a Loan Party, or such Account otherwise is or may become subject to any right of setoff by the applicable Account Debtor; provided that any such Account shall be eligible to the extent such amount thereof exceeds such dispute, claim, setoff or similar right; or

(k)                the applicable Account Debtor has commenced a voluntary case under the federal bankruptcy laws which is pending, as now constituted or hereafter amended, or made an assignment for the benefit of creditors generally, or a decree or order for relief has been entered by a court having jurisdiction in the premises in respect of such Account Debtor in an involuntary case under the federal bankruptcy laws which is pending, as now constituted or hereafter amended, or any other petition or other application for relief under the federal bankruptcy laws, as now constituted or hereafter amended, has been filed against such Account Debtor, or such Account Debtor has failed, permanently suspended business, ceased to be Solvent, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs which is pending; or

(l)                 it arises from a sale made or services rendered to an Account Debtor that is organized or has its principal offices located outside the United States (excluding territories or possessions of the United States), unless such Account is payable to the Hong Kong Guarantor and the Account Debtor’s ultimate parent is organized and has its principal offices located in the United States (excluding territories or possessions of the United States), but only to the extent the applicable Loan Party has recourse to such parent for payment of such Account; or

(m)              (i) it arises from a sale to the applicable Account Debtor on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment, or any other repurchase or return basis; or (ii) it is subject to a reserve established by a Loan Party for potential returns or refunds, to the extent of such reserve or (iii) it arises from a sale to an Account Debtor that is subject to cash-on-delivery terms; or

(n)                the applicable Account Debtor is the United States or any department, agency or instrumentality thereof, unless the applicable Loan Party has complied, to the satisfaction of the Administrative Agent, in its Permitted Discretion, with the Assignment of Claims Act of 1940 (31 U.S.C. § 3727 et seq.), as amended; or

(o)                the goods giving rise to such Account have not been delivered to the applicable Account Debtor or the services giving rise to such Account have not been performed by the applicable Loan Party or the Account otherwise does not represent a final sale; or

(p)                the Loan Parties have not sent or otherwise made available a bill or invoice for the goods or services giving rise to such Account to the applicable Account Debtor; or

(q)                it is evidenced by chattel paper or an instrument of any kind, or has been reduced to judgment; or

(r)                 any Loan Party or a Subsidiary of any Loan Party has made any agreement with the applicable Account Debtor for any extension, compromise, settlement or modification of such Account or deduction therefrom, except for discounts or allowances which are made in the ordinary course of business for prompt payment, volume discounts or the like, and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Account; or

(s)                 it represents service charges, late fees or similar charges; or

(t)                 it is not payable in Dollars; or

(u)                the Administrative Agent has notified Lead Borrower as contemplated earlier in this definition that it is not otherwise acceptable to the Administrative Agent in its Permitted Discretion.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.4(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.4(b)(iii)). For the avoidance of doubt, any Disqualified Institution is subject to Section 10.4(f).

“Eligible Credit Card Receivable” means a Credit Card Receivable of any Loan Party that has been earned by performance and represents the bona fide amounts due to such Loan Party from a Credit Card Issuer or Credit Card Processor, and in each case is originated in the ordinary course of business of such Loan Party, except any Credit Card Receivable to which any of the exclusionary criteria set forth below applies as determined by Lead Borrower and/or the Administrative Agent in its Permitted Discretion (with concurrent written notice to Lead Borrower) at any time and from time to time after the Closing Date; provided, however, that no Credit Card Receivables of an Acquired Entity or Business shall be Eligible Credit Card Receivables until such time as the Administrative Agent shall have received and be satisfied in its Permitted Discretion with the results of a field examination with respect thereto, such field exam to be conducted at the Borrowers’ expense. Without limiting the generality of the foregoing, no Credit Card Receivable shall be an Eligible Credit Card Receivable if:

(a)                it is not at the time of determination subject to the Administrative Agent’s duly perfected First Priority security interest; or

(b)                such Loan Party does not have good and valid title thereto, free and clear of any Lien (other than Permitted Encumbrances); or

(c)                any representation or warranty contained in this Credit Agreement or any other Loan Document with respect to such Credit Card Receivable proves to be untrue in any material respect as of the date of making or deemed making thereof or any covenant hereunder or under any other Loan Document with respect to such Credit Card Receivable has been breached (after giving effect to any notice or cure period); or

(d)                it indicates any Person other than a Loan Party as payee or remittance party; or

(e)                it does not constitute an Account or “payment intangible” (as defined in the UCC); or

(f)                 it has been outstanding for more than five Business Days after the date of sale giving rise to such Credit Card Receivable; or

(g)                it is disputed, or a claim, counterclaim, offset or chargeback has been asserted with respect thereto, by the related Credit Card Issuer or Credit Card Processor (but only to the extent of such dispute, claim, counterclaim, offset or chargeback); or

(h)                a default has occurred and is continuing under any agreement with the applicable Credit Card Issuer or Credit Card Processor which gives such Credit Card Issuer or Credit Card Processor the right to cease or suspend payments to such Loan Party; or

(i)                 the applicable Credit Card Issuer or Credit Card Processor has the right under certain circumstances to require a Loan Party to repurchase the entire portfolio of Credit Card Receivables from such Credit Card Issuer or Credit Card Processor; or

(j)                 the applicable Credit Card Issuer or Credit Card Processor has commenced a voluntary case under the federal bankruptcy laws which is pending, as now constituted or hereafter amended, or made an assignment for the benefit of creditors generally, or a decree or order for relief has been entered by a court having jurisdiction in the premises in respect of such Credit Card Issuer or Credit Card Processor in an involuntary case under the federal bankruptcy laws which is pending, as now constituted or hereafter amended, or any other petition or other application for relief under the federal bankruptcy laws, as now constituted or hereafter amended, has been filed against such Credit Card Issuer or Credit Card Processor, or such Credit Card Issuer or Credit Card Processor has failed, permanently suspended business, ceased to be Solvent, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs which is pending; or

(k)                it arises from any private label credit card program or other similar credit arrangement of a Loan Party, except as otherwise approved by the Administrative Agent in its Permitted Discretion; or

(l)                 it is due from a Credit Card Issuer or Credit Card Processor that is organized or has its principal offices located outside the United States (excluding territories or possessions of the United States); or

(m)              it is not payable in Dollars; or

(n)                a Credit Card Notification has not been delivered to the applicable Credit Card Issuer or Credit Card Processor; or

(o)                the Administrative Agent has notified Lead Borrower as contemplated earlier in this definition that it is not otherwise acceptable to the Administrative Agent in its Permitted Discretion.

“Eligible In-Transit Inventory” means, without duplication of other Eligible Inventory, In-Transit Inventory:

(a)                which has been purchased by the applicable Loan Party from an Approved Foreign Vendor which is not an Affiliate of Lead Borrower or any of its Subsidiaries, has been shipped on a common carrier for receipt by the applicable Loan Party, and has been in transit for 60 days or less from the date of shipment thereof (or such longer period of time as the Administrative Agent shall determine in its Permitted Discretion), but which In-Transit Inventory has not yet been received by the applicable Loan Party; and

(b)                for which the purchase order is in the name of the applicable Loan Party, and title and risk of loss has passed to such Loan Party; and

(c)                for which an Acceptable Document of Title has been issued, and in each case as to which the Administrative Agent has control (as defined in the UCC) over the documents of title which evidence ownership of the subject In-Transit Inventory (such as, if requested by the Administrative Agent, by the delivery of a reasonably acceptable Customs Broker/Carrier Agreement); and

(d)                is covered by insurance (including marine cargo insurance) reasonably acceptable to the Administrative Agent; and

(e)                for which payment of the purchase price has been made by the applicable Loan Party, the purchase price is supported by a commercial letter of credit from an issuer reasonably acceptable to the Administrative Agent, or the purchase price is on terms consistent with past practices of the applicable Loan Party and not overdue; and

(f)                 which otherwise is not excluded from the definition of Eligible Inventory other than as a result of clauses (j), (k) and (l) of the definition thereof.

“Eligible Inventory” means Inventory of any Loan Party which the Administrative Agent, except any Inventory to which any of the exclusionary criteria set forth below applies as determined by Lead Borrower and/or the Administrative Agent in its Permitted Discretion (with concurrent written notice to Lead Borrower) at any time and from time to time after the Closing Date; provided, however, that no Inventory of an Acquired Entity or Business shall be Eligible Inventory until such time as the Administrative Agent shall have received and be satisfied in its Permitted Discretion with the results of a field examination and Inventory appraisal with respect thereto, such field examination and appraisal to be conducted at the Borrowers’ expense. Without limiting the generality of the foregoing, no Inventory shall be Eligible Inventory if:

(a)                it is not at the time of determination subject to the Administrative Agent’s duly perfected First Priority security interest; or

(b)                without limiting clause (a) of this definition, it constitutes Rosenthal Factoring Collateral; or

(c)                such Loan Party does not have good and valid title thereto, free and clear of any Lien (other than Permitted Encumbrances); or

(d)                any representation or warranty contained in this Credit Agreement or any other Loan Document with respect to such Inventory proves to be untrue in any material respect as of the date of making or deemed making thereof or any covenant hereunder or under any other Loan Document with respect to such Inventory has been breached (after giving effect to any notice or cure period); or

(e)                it does not meet the specifications of the purchase order or contract for such Inventory, if any; or

(f)                 it is raw materials or work in process, or consists of packaging materials, supplies, tooling, samples or literature; or

(g)                it is not in good, new and saleable condition; or

(h)                it is slow-moving, obsolete or unmerchantable; or

(i)                 it does not meet in all material respects all standards imposed by any Governmental Authority having regulatory authority over such Inventory; or

(j)                 it is situated at a location outside the United States (excluding territories or possessions of the United States); or

(k)                it is not situated at a location in compliance with this Credit Agreement, provided that Inventory situated at a Material Inventory Location or a location in a Landlord Lien State, in either case not owned by such Loan Party or a Subsidiary thereof, will be Eligible Inventory only if the Administrative Agent has received a Collateral Access Agreement with respect to such location or if the Administrative Agent has established an applicable Reserve in its Permitted Discretion; or

(l)                 it is in transit (other than Inventory that is in transit within the United States between locations of the Loan Parties and/or Inventory temporarily in transit and/or stored in the United States in the ordinary course of business, including at a hub or terminal utilized by a common carrier, trucking service or other transportation provider); or

(m)              it is subject to any licensing, royalty or other Intellectual Property agreement with any third party (i) which would require any consent of any third party for the Disposition of such Inventory (which consent has not been obtained) or the payment of any monies to any third party upon such Disposition (to the extent of such monies), (ii) from whom any Loan Party has received written notice of a dispute in respect of such agreement, to the extent that the Administrative Agent determines, in its Permitted Discretion, that such dispute could reasonably be expected to prevent or impair the Disposition of such Inventory or (iii) if the Administrative Agent otherwise determines, in its Permitted Discretion, that such Inventory cannot be freely Disposed of by the Administrative Agent during the continuance of an Event of a Default; or

(n)                the Administrative Agent has notified Lead Borrower as contemplated earlier in this definition that it is not otherwise acceptable to the Administrative Agent in its Permitted Discretion.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of liability, non-compliance or violation, investigations, proceedings, settlements, consent decrees, consent orders, consent agreements and all costs and liabilities relating to or arising from or under any Environmental Law, including (a) any and all claims by Governmental Authorities for enforcement, investigation, corrective action, cleanup, removal, response, remedial or other actions, cost recovery, damages, natural resource damages or penalties pursuant to or arising under any Environmental Law, (b) any and all claims by any one or more Persons seeking damages, contribution, restitution, indemnification, cost recovery, compensation or injunctive relief directly or indirectly resulting from, based upon or arising under Environmental Law, pertaining to Hazardous Materials or an alleged injury or threat of injury to human health or safety relating to Environmental Laws, natural resources, or the indoor or outdoor environment, and (c) all liabilities contingent or otherwise, expenses, obligations, losses, damages, fines and penalties arising under any Environmental Law.

“Environmental Law” means, collectively and individually any and all federal, state, local, or foreign statute, rule, regulation, code, guidance, ordinance, order, judgment, directive, decree, injunction or common law as now or previously in effect and regulating, relating to or imposing liability or standards of conduct concerning: the environment; protection of the environment and natural resources; air emissions; water discharges; noise emissions; the Release, threatened Release or discharge into the environment and physical hazards of any Hazardous Material; the generation, handling, management, treatment, storage, transport or disposal of any Hazardous Material or otherwise concerning pollution or the protection of the outdoor or indoor environment, preservation or restoration of natural resources, employee or human health or safety relating to environmental matters, and potential or actual exposure to or injury from Hazardous Materials.

“Environmental Liability” means, in respect of any Person, any statutory, common law or equitable liability, contingent or otherwise of such Person directly or indirectly resulting from, arising out of or based upon (a) the violation of any Environmental Law or Environmental Permit, or (b) an Environmental Claim.

“Environmental Permit” means any permit, approval, authorization, certificate, license, variance, filing or permission required by or from any Governmental Authority pursuant to any Environmental Law.

“Equity Interests” means, with respect to any Person, (a) shares of capital stock of (or other ownership or profit interests in) such Person, (b) warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, (c) securities (other than Indebtedness) convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and (d) all other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or non-voting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination and (e) any Security Entitlement (as defined in the Security Agreement) in respect of any Equity Interest described in this definition.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Sections 302 and 303 of ERISA and Sections 412 and 430 of the Code, is treated as a single employer under subsection (b), (c), (m) or (o) of Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043(c) of ERISA with respect to a Pension Plan (other than an event for which the 30-day notice period referred to in Section 4043 of ERISA is waived); (b) the existence with respect to any Pension Plan of a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975(c)(1) of the Code; (c) any failure of any Pension Plan to satisfy the “minimum funding standard” applicable to such Pension Plan under Section 412 or Section 430 of the Code or Section 302 or Section 303 of ERISA, whether or not waived; (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan, the failure to make by its due date a required installment under Section 430(j)(3) of the Code with respect to any Pension Plan or the failure of any Loan Party or ERISA Affiliate to make any required contribution to any Multiemployer Plan; (e) a determination that any Pension Plan is, or is expected to be, in “at-risk” status (as defined in Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA; (f) the incurrence by any Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan including the imposition of any Lien in favor of the PBGC or any Pension Plan(other than for PBGC premiums due but not delinquent under Section 4007 of ERISA); (g) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or Section 4041A or ERISA, the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a Pension Plan administrator of any notice relating to an intention to terminate any Pension Plan or Pension Plans or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA or the occurrence of an event or condition which constitutes grounds under Section 4042 of ERISA or the termination of, or the appointment of a trustee to administrator, any Pension Plan; (h) any limitations under Section 436 of the Code become applicable; (i) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (j) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (k) the receipt by any Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in endangered or critical status within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA; or (l) the imposition on any Loan Party or any ERISA Affiliate of any tax under Chapter 43 of Subtitle D of the Code, or the assessment of a civil penalty on any Loan Party or any ERISA Affiliate under Section 502(c) of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Section 8.1.

“Excluded Account” has the meaning set forth in the Security Agreement.

“Excluded Assets” has the meaning set forth in the Security Agreement.

“Excluded CEA Swap Obligation” means, with respect to any Guarantor, any CEA Swap Obligation if, and only to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such CEA Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof), including by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the

Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such CEA Swap Obligation. If a CEA Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such CEA Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Subsidiary” means, at any time of determination, (a) any Subsidiary that is prohibited by applicable law, rule or regulation or by any contractual obligation (to the extent such contractual obligation is existing (i) on the Closing Date or (ii) at the time of acquisition of such Subsidiary so long as the prohibition or restriction in such contract is not entered into in contemplation thereof) from providing a Guarantee of the Secured Obligations or which would require governmental (including regulatory or any other Governmental Authority’s) consent, approval, license or authorization to provide such a Guarantee unless such consent, approval, license or authorization has been received, (b) any Foreign Subsidiary (other than the Hong Kong Guarantor), (c) any Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary (other than the Hong Kong Guarantor), (d) any Foreign Subsidiary Holdco, (e) any captive insurance company, (f) any bankruptcy-remote special purpose entity engaging in activities in connection with the purchase, contribution, transfer, sale and/or financing of Foreign Receivables or other financial assets (including rights in respect of capitalized leases) and related rights and assets of Lead Borrower or any of its Subsidiaries in connection with and pursuant to a transaction permitted under this Credit Agreement, (g) any joint venture, (h) any Immaterial Subsidiary (other than, at the option of Lead Borrower Agent, any Immaterial Subsidiary designated at any time as a Subsidiary Guarantor or a Borrower), and (i) any other Subsidiary with respect to which Lead Borrower and the Administrative Agent reasonably determine in writing the cost or other consequences of providing such a Guarantee shall be excessive in view of the benefits of such Guarantee to be afforded to the Lenders therefrom. Notwithstanding the foregoing, in the event that an Excluded Subsidiary Guarantees, grants a Lien on its assets to secure, or has greater than 65% of its voting Equity Interests pledged to secure, other Indebtedness for borrowed money of any of the Loan Parties, such Excluded Subsidiary shall cease to be an Excluded Subsidiary and shall be required to become a Subsidiary Guarantor in accordance with the provisions of this Credit Agreement.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Lead Borrower under Section 3.7(b)) or (ii) such Lender changes its Applicable Lending Office, except in each case to the extent that, pursuant to Section 3.6, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Applicable Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.6(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Extended Revolving Commitment” has the meaning assigned to such term in Section 10.2(e)(iv).

“Extended Revolving Lender” has the meaning assigned to such term in Section 10.2(e)(iv).

“Extended Revolving Loans” has the meaning assigned to such term in Section 10.2(e)(iv).

“Extension” has the meaning assigned to such term in Section 10.2(e).

“Extension Offer” has the meaning assigned to such term in Section 10.2(e).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, a rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, (b) if such rate is not so published for any day, the Federal Funds Effective Rate for such day shall be the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it and (c) if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Credit Agreement.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Fee Letters” means, collectively, the Citizens Fee Letter and the CIT Fee Letter.

“Finance Lease Obligations” means, subject to Section 1.4, at the time any determination thereof is to be made, the amount of the liabilities in respect of Finance Leases that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Finance Leases” means all leases that are required to be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Financial Covenants” means the covenants set forth in Section 7.12.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer, assistant treasurer, controller or assistant controller of such Person or other executive responsible for the financial affairs of such Person.

“First Priority” means, with respect to the Administrative Agent’s Lien purported to be created in any Accounts, Credit Card Receivables, Inventory, In-Transit Inventory, Document or Document of Title pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Encumbrance, and that no such Permitted Encumbrance has priority over such Lien of the Administrative Agent other than any Permitted Encumbrances arising under, and having such priority by operation of, applicable law.

“Fiscal Year” means the four fiscal quarter period of Lead Borrower ending on December 31 of each calendar year.

“Flood Documents” has the meaning set forth in Section 9.11.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Inventory” means any Inventory located outside the United States and the territories or possessions of the United States that does not constitute Eligible In-Transit Inventory included by Lead Borrower within the Permanent Borrowing Base.

“Foreign Lender” means (a) if any Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if any Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Foreign Plan” means any employee pension benefit plan or arrangement (a) maintained, or contributed to by any Loan Party or Subsidiary that is not subject to the laws of the United States, or (b) mandated by a government other than the United States for employees of any Loan Party or Subsidiary.

“Foreign Receivable” means any Account owing to Lead Borrower or any of its Subsidiaries by an Account Debtor organized outside the United States and the territories or possessions of the United States (other than Accounts that are payable to the Hong Kong Guarantor and satisfy the eligibility criteria set forth in clause (l) of the definition of Eligible Account).

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Foreign Subsidiary Holdco” means any Domestic Subsidiary that owns no material assets other than the Equity Interests of one or more Foreign Subsidiaries (other than the Hong Kong Guarantor) that are Controlled Foreign Corporations.

“Foreign Vendor” means a Person that sells In-Transit Inventory to a Loan Party.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuers, such Defaulting Lender’s L/C Exposure other than such Defaulting Lender’s L/C Exposure that has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Swingline Exposure other than such Defaulting Lender’s Swingline Exposure that has been reallocated to other Lenders.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“GAAP” means, subject to Section 1.4, generally accepted accounting principles in effect from time to time in the United States.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any department, commission, board, bureau, agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantee Agreement” means the Guarantee Agreement, dated as of the date Closing Date, between the Guarantors and the Administrative Agent.

“Guarantees” of or by any Person (the “guarantor”) means, without duplication, any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor as to enable the primary obligor to pay such Indebtedness or other obligation or (d) in respect of any letter of credit or letter of guaranty issued for the account of such Person to support such Indebtedness or obligation, provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guaranteed” has a meaning analogous thereto. The amount of any Guarantee at any time shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness or other obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith, net of, in the case of a Guarantee of the type contemplated by clause (b) above, the fair market value of the property, securities or services required to be purchased, as determined by Lead Borrower in good faith.

“Guarantors” means (a) each Subsidiary Guarantor, and (b) each other Person that becomes a party to the Guarantee Agreement as a Guarantor, unless and until such time as such Person is released from its obligations under the Guarantee Agreement in accordance with the terms and provisions hereof or thereof.

“Hazardous Materials” means all substances, wastes, chemicals, pollutants, or other contaminants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious, pharmaceutical or medical wastes and all other substances of any nature that are now or hereafter regulated under any Environmental Law.

“HK Collateral Document” means the Hong Kong law governed debenture dated on or about the Closing Date among the Hong Kong Guarantor and the Administrative Agent.

“HK Guarantee Agreement” means the Hong Kong law governed guarantee agreement dated on or about the Closing Date among the Hong Kong Guarantor and the Administrative Agent.

“Hong Kong Guarantor” means Madden International Limited (a company incorporated in Hong Kong with company number 1150267 and registered office at Room 1102-05, 11th Floor, 9 Wing Hong Street, Cheung Sha Wan, Kowloon, Hong Kong).

“Immaterial Subsidiary” means, as of any date of determination, any Subsidiary that, as of the last day of the fiscal quarter of Lead Borrower then most recently ended for which financial statements have been (or are required to have been) delivered pursuant to Section 6.1(b), after elimination of intercompany items, both individually and together with its Subsidiaries (a) did not generate total (gross) revenue, determined in accordance with GAAP, in excess of (i) 2.5% of the consolidated total (gross) revenue of Lead Borrower and its Subsidiaries for the period of four consecutive fiscal quarters ending as of the date of such financial statements, or (ii) taken together with all other Immaterial Subsidiaries as of such date (excluding, for the avoidance of doubt, any Subsidiaries that constitute Excluded Subsidiaries other than by virtue of being Immaterial Subsidiaries), 5.0% of the consolidated total (gross) revenue of Lead Borrower and its Subsidiaries for the period of four consecutive fiscal quarters ending as of the date of such financial statements; (b) did not have total assets in excess of (i) 2.5% of the consolidated Total Assets of Lead Borrower and its Subsidiaries as of such date, or (ii) taken together with all other Immaterial Subsidiaries as of such date (excluding, for the avoidance of doubt, any Subsidiaries that constitute Excluded Subsidiaries other than by virtue of being Immaterial Subsidiaries), 5.0% of the consolidated Total Assets of Lead Borrower and its Subsidiaries as of such date; and (c) does not own any material Intellectual Property.

“Incremental Assumption Agreement” means an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent and Lead Borrower, among the Borrowers, the Administrative Agent and each existing or additional Revolving Lender party thereto.

“Incremental Commitments” has the meaning assigned to such term in Section 2.11(a).

“Indebtedness” of any Person means, without duplication:

(a)                all obligations of such Person for borrowed money;

(b)                all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, including seller paper;

(c)                the maximum amount (after giving effect to any prior drawings or reductions which have been reimbursed) of all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds, and similar instruments issued or created by or for the account of such Person;

(d)                the Swap Termination Value of each Swap Agreement (to the extent reflecting an amount owed by such Person or an amount that would be owing were such Swap Agreement terminated);

(e)                the Attributable Indebtedness of such Person in respect of Finance Lease Obligations, Synthetic Debt and Synthetic Lease Obligations of such Person (regardless of whether accounted for as indebtedness under GAAP);

(f)                 all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable and accrued expenses in the ordinary course of business which are paid within 120 days of their respective due dates (except to the extent being Contested in Good Faith) and (ii) any purchase price adjustments, earn-out or similar obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and is not paid after becoming due and payable);

(g)                indebtedness (excluding prepaid interest thereon) secured by a Lien (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by a Lien) on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(h)                all Earn-Out Obligations due and owing of such Person;

(i)                 all monetary obligations of such Person in respect of Disqualified Equity Interests;

(j)                 all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted (e.g., take or pay obligations) or similar obligations and, without duplication, all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person; and

(k)                all Guarantees by such Person of any of the foregoing.

The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of Indebtedness of any Person for purposes of clause (g) shall be deemed to be equal to the greater of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith. For all purposes of this Credit Agreement, the amount of Indebtedness of Lead Borrower and its Subsidiaries shall be calculated without duplication of guaranty obligations of Lead Borrower or any Subsidiary in respect thereof.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.3(b).

“Information” has the meaning assigned to such term in Section 10.14(b).

“Intellectual Property” has the meaning assigned to such term in the Security Agreement.

“Interest Payment Date” means (a) with respect to any ABR Loan, the first day of each January, April, July and October, (b) with respect to any LIBOR Loan, the last day of the Interest Period applicable thereto and, in the case of a LIBOR Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, (c) with respect to all Loans, the Maturity Date of the Credit Facility under which such Loan was made and (d) with respect to any Swingline Loan, the earlier of the maturity date selected therefor pursuant to Section 2.3(b)(iii) and the Revolving Maturity Date.

“Interest Period” means, with respect to any LIBOR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months (or such other period of time as is consented to by each of the Appropriate Lenders), as Lead Borrower may elect, provided that: (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (c) no Interest Period in respect of any Loan shall end after the Maturity Date of the Credit Facility under which such Loan was made. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Interpolated Screen Rate” means in relation to the LIBOR Rate for any Loan, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent demonstrable error) to be equal to the rate that results from interpolating on a linear basis between: (a) the rate as displayed on the applicable Bloomberg page (or on any successor or substitute page or service providing quotations of interest rates applicable to Dollar deposits in the London interbank market comparable to those currently provided on such page, as determined by the Administrative Agent from time to time; in each case the “Screen Rate”) for the longest period (for which that Screen Rate is available) that is shorter than the applicable Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available) that exceeds such Interest Period, in each case, at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period.

“In-Transit Inventory” means Inventory of a Loan Party which is in the possession of a common carrier and is in transit from a Foreign Vendor of such Loan Party from a location outside of the continental United States to a location of such Loan Party that is within the continental United States.

“Inventory” means “inventory” as defined in Article 9 of the UCC.

“Investment” means, as to any Person, (a) any Acquisition by such Person, (b) any direct or indirect acquisition or investment by such Person in another Person, whether by means of the purchase or other acquisition of Equity Interests or debt or other securities of another Person (including any partnership or joint venture interest), or (c) any direct or indirect loan, advance or capital contribution to, Guarantee with respect to any Indebtedness or other obligation of, such other Person (excluding bona fide Accounts arising in the ordinary course of business). For purposes of covenant compliance, the amount of any Investment on any date of determination shall be, in the case of any Investment in the form of (i) a loan or an advance, the principal amount thereof outstanding on such date, (ii) a Guarantee, the amount of such Guarantee as determined in accordance with the last sentence of the definition of such term, (iii) a transfer of Equity Interests or other property by the investor to the investee, including any such transfer in the form of a capital contribution, or the issuance of Equity Interests to such investor, the fair market value (as determined reasonably and in good faith by Lead Borrower) of such Equity Interests or other property as of the time of the transfer or issuance, without any adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment, and (iv) any Investment (other than as otherwise provided in clauses (i), (ii) or (iii) above) in the form of an Acquisition or a purchase or other acquisition for value of any evidences of Indebtedness or other securities of any other Person, the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus the cost of all additions, as of such date, thereto, and minus the amount, as of such date, of any portion of such Investment repaid to the investor in cash as a repayment of principal, dividends or other distributions, or a return of capital, as the case may be, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment.

“IRS” means the United States Internal Revenue Service.

“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time of issuance)

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, in each case as extended in accordance with this Credit Agreement or pursuant to any other Loan Document from time to time.

“Landlord Lien State” means any state in which a landlord’s or bailee’s claim for rent has priority by law over the Lien of the Administrative Agent in any of the Collateral.

“L/C Advance” has the meaning assigned to such term in Section 2.4(c)(iii).

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the applicable L/C Honor Date or refinanced as a Revolving Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance or renewal thereof or extension of the expiry date thereof, or the reinstatement or increase of the amount thereof or any amendment thereto.

“L/C Disbursement” means a payment made by any L/C Issuer pursuant to a Letter of Credit.

“L/C Exposure” means, with respect to any Revolving Lender at any time, its Applicable Percentage of the L/C Obligations.

“L/C Fronting Fee” has the meaning assigned to such term in Section 3.2(b)(ii).

“L/C Honor Date” has the meaning assigned to such term in Section 2.4(c)(i).

“L/C Issuer” means Citizens Bank and each other Revolving Lender that becomes a L/C Issuer pursuant to Section 2.4(h), each in its capacity as issuer of Letters of Credit hereunder.

“L/C Obligations” means, at any time, with respect to all of the Revolving Lenders, the sum, without duplication, of (a) the undrawn portion of all Letters of Credit plus (b) the aggregate of all Unreimbursed Amounts in respect of Letters of Credit (unless refinanced as a Revolving Borrowing), including all L/C Borrowings.

“L/C Participation Fee” has the meaning assigned to such term in Section 3.2(b)(i).

“L/C Sublimit” means an amount equal to the lesser of (a) $20,000,000 and (b) the Revolving Credit Maximum Amount. The L/C Sublimit is a sublimit of the Revolving Commitments.

“Lead Borrower” has the meaning assigned to such term in the Preamble.

“Lenders” means (a) the financial institutions listed on Schedule 2.1 (other than any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Assumption) and (b) any financial institution that has become a party hereto pursuant to an Assignment and Assumption or pursuant to an Incremental Assumption Agreement. Unless the context clearly indicates otherwise, the term “Lenders” shall include the Swingline Lender.

“Letter of Credit” means any letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by any L/C Issuer.

“Letter of Credit Documents” means, with respect to each Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any Letter of Credit Application and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or (b) any collateral for such obligations.

“Letter of Credit Expiration Date” means the day that is five Business Days prior to the Maturity Date of the Revolving Facility (or, if such day is not a Business Day, the next preceding Business Day).

“LIBOR Borrowing” means, as to any Borrowing, the LIBOR Loans comprising such Borrowing.

“LIBOR Loan” means a Loan bearing interest based on the Adjusted LIBOR Rate.

“LIBOR Rate” means, with respect to each day during each Interest Period pertaining to an applicable Loan in Dollars, the rate per annum determined by the Administrative Agent to be the arithmetic average of the London Interbank Offered Rates administered by the ICE Benchmark Administration (or any Person that takes over administration of such rate) for deposits in Dollars for a duration equal to or comparable to the duration of such Interest Period which appear on the relevant Bloomberg page (or such other commercially available source providing quotations of the London Interbank Offered Rates for deposits in Dollars as may reasonably be designated by the Administrative Agent from time to time) at or about 11:00 a.m. (London time) on the Quotation Day for such Interest Period; provided that if such rate is not available at such time for any reason, then the “LIBOR Rate” with respect to such Loan for such period shall be the Interpolated Screen Rate, where applicable. Each calculation by the Administrative Agent of the LIBOR Rate hereunder shall be conclusive and binding on the parties hereto for all purposes, absent demonstrable error. Notwithstanding the foregoing, for purposes of this Credit Agreement, the LIBOR Rate shall at no time be less than 1.00% per annum.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, Finance Lease or title retention agreement relating to such asset, and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities; provided, that in no event shall an operating lease or an agreement to sell in connection with a Disposition permitted under Section 7.5 be deemed to constitute a Lien.

“Line Cap” means, at any time of determination, the lesser of (i) the Revolving Credit Maximum Amount at such time and (ii) the Borrowing Base then in effect.

“Loan” means an extension of credit by a Lender to the Borrowers under Article 2 in the form of a Revolving Loan or a Swingline Loan.

“Loan Document Obligations” means the due and punctual payment and performance of all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party under or pursuant to each of the Loan Documents or otherwise with respect to any Loan or Letter of Credit and all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel chargeable to any Loan Party, or for which any Loan Party is liable as indemnitor, under the Loan Documents, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses and fees are allowed claims in such proceeding.

“Loan Documents” means, collectively, this Credit Agreement, the Notes, the Guarantee Agreement, the HK Guarantee Agreement, each Incremental Assumption Agreement, each Letter of Credit Application, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.10, the Fee Letters, the Collateral Documents and each other document entered into in connection herewith.

“Loan Parties” means, collectively, the Borrowers and the Guarantors.

“Mandatory Prepayment Casualty Event” means any Casualty Event, other than any individual Casualty Event, or series of related Casualty Events, the Net Cash Proceeds of which are not reasonably expected, in Lead Borrower’s good faith determination, to exceed $20,000,000.

“Mandatory Prepayment Debt Incurrence” means the incurrence of any Indebtedness by any Loan Party or any of its Subsidiaries (other than Indebtedness permitted by Section 7.1).

“Mandatory Prepayment Disposition” means any Disposition made by a Loan Party or any of its Subsidiaries (other than (x) a Disposition permitted under Sections 7.5 (other than Section 7.5(i) or (j)) and (y) the creation of any Lien permitted under Section 7.2), other than any individual Disposition, or series of related Dispositions, the Net Cash Proceeds of which are not reasonably expected, in Lead Borrower’s good faith determination, to exceed $20,000,000.

“Mandatory Prepayment Equity Issuance” means the issuance of any Equity Interests by any Loan Party or any of its Subsidiaries (in an underwritten offering or private placement) or the receipt by any Loan Party or any of its Subsidiaries of any capital contribution, other than (a) Equity Interests issued pursuant to employee stock plans, employee compensation plans or employee incentive arrangements or contributed to pension funds, (b) Equity Interests issued to Lead Borrower or any of its Subsidiaries, and (c) Equity Interests issued as consideration for any Acquisition or any joint venture arrangement permitted under this Credit Agreement.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Master Agreement” has the meaning assigned to such term in the definition of “Swap Agreement.”

“Master Intercompany Note” means a promissory note substantially in the form of Exhibit H.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, liabilities, or financial condition of Lead Borrower and its Subsidiaries, taken as a whole, (b) the validity or enforceability of any Loan Document (other than against the Administrative Agent, any Lender or any Affiliate of the foregoing), or (c) the rights of or remedies available to the Credit Parties under any Loan Document (other than against the Administrative Agent, any Lender or any Affiliate of the foregoing); provided, however, that events, circumstances, changes, effects or conditions with respect to Lead Borrower and its Subsidiaries disclosed in any Form 10-K, Form 10-Q or Form 8-K filed by Lead Borrower with the Securities and Exchange Commission prior to the Closing Date shall not constitute a “Material Adverse Effect” to the extent so disclosed. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event in and of itself does not have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.

“Material Indebtedness” means, as of any date, Indebtedness (other than (i) Indebtedness under the Loan Documents, (ii) Indebtedness owing to Lead Borrower or any of its Subsidiaries and (iii) Indebtedness arising under the Rosenthal Factoring Agreement) of any one or more of the Loan Parties or any of their Subsidiaries in an aggregate principal amount exceeding the Threshold Amount. For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect of any Swap Agreement at any time shall be its Swap Termination Value.

“Material Inventory Location” means (a) each distribution center or warehouse location and (b) each other location (other than retail stores) where Inventory of the Loan Parties with an aggregate book value in excess of $1,000,000 is located, other than temporarily.

“Maturity Date” means, with respect to the Revolving Facility, the Revolving Maturity Date.

“Minimum Collateral Amount” means, with respect to any L/C Obligations at any time, an amount equal to 103% of such L/C Obligations at such time.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means, with respect to any (a) Mandatory Prepayment Disposition or Mandatory Prepayment Casualty Event by any Loan Party or any of its Subsidiaries, the cash proceeds received by a Loan Party or any Subsidiary thereof (including cash proceeds subsequently received (as and when received) in respect of non-cash consideration initially received and including all insurance settlements and condemnation awards from any single event or series of related events, but excluding cash proceeds received from Lead Borrower or any of its Subsidiaries) net of the sum, without duplication, of (i) transaction expenses (including broker’s fees or commissions, legal fees, accounting fees, investment banking fees and other professional fees, transfer and similar taxes and Lead Borrower’s good faith estimate of taxes paid or payable in connection with the receipt of such cash proceeds), (ii) amounts set aside as a reserve in accordance with GAAP, including in respect of, without duplication, (x) earn-outs and other purchase price adjustments associated with the purchase price of the asset subject to a Mandatory Prepayment Disposition and (y) liabilities associated with such asset that are retained by Lead Borrower or any Subsidiary thereof, including pension and post-employment benefit liabilities, liabilities related to environmental matters and indemnification obligations (provided that, in each case of the foregoing clauses (x) and (y), to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), (iii) in the case of insurance settlements and condemnation awards related to a Mandatory Prepayment Casualty Event, amounts previously paid, or expected to be reasonably promptly paid, by such Loan Party or such Subsidiary to replace or restore the affected property, (iv) the principal amount, premium or penalty, if any, interest, costs and other amounts on any Indebtedness which is secured by a Lien on the asset that is the subject of the Mandatory Prepayment Disposition or Mandatory Prepayment Casualty Event which is senior in priority to the Liens securing Secured Obligations and is required to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset), (v) in the case of any Mandatory Prepayment Disposition or Mandatory Prepayment Casualty Event by or affecting a Subsidiary that is not a Wholly-Owned Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (v)) attributable to minority interests and not available for distribution to or for the account of Lead Borrower or a Wholly-Owned Subsidiary as a result thereof, and (vi) in the case of proceeds received by a Foreign Subsidiary (other than the Hong Kong Guarantor), any repatriation costs associated with such proceeds and the amount of such proceeds prohibited or delayed by applicable local law from being repatriated to the United States; provided, however, that if Lead Borrower shall deliver a certificate of a Financial Officer to the Administrative Agent within three Business Days following receipt of such proceeds setting forth Lead Borrower’s intent to (x) acquire, maintain, develop, construct, improve, update or repair tangible or intangible assets useful in the business of Lead Borrower and/or its Subsidiaries and/or (y) make any Investment permitted under this Credit Agreement, in any such case within 12 months after receipt of such proceeds (or, if so committed to be used within such 12-month period, within 180 days after the end of such 12-month period), then such proceeds shall not constitute Net Cash Proceeds except to the extent not so used at the end of such applicable period, at which time such proceeds shall be deemed to be Net Cash Proceeds, and (b) with respect to any Mandatory Prepayment Debt Incurrence or Mandatory Prepayment Equity Issuance, the cash proceeds thereof (from a Person other than Lead Borrower or any Subsidiary thereof), net of all taxes and customary fees, commissions, costs and other expenses (including broker’s fees or commissions, legal fees, accounting fees, investment banking fees and other professional fees, and discounts and commissions) incurred in connection therewith.

“NOLV” means, with respect to Inventory of any Person, the orderly liquidation value thereof identified in the most recent Inventory appraisal ordered by the Administrative Agent in accordance with Section 6.6(b) and as determined in a manner reasonably acceptable to the Administrative Agent by an appraiser reasonably acceptable to the Administrative Agent, net of all reasonably anticipated costs of liquidation thereof.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders in accordance with the terms of this Credit Agreement (including Section 10.2) and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extending Lender” means any Revolving Lender that does not agree to an Extension with respect to its Revolving Commitment (or a portion thereof).

“Non-Loan Party Subsidiary” means any Subsidiary of Lead Borrower that is not a Loan Party.

“Nonrenewal Notice Date” has the meaning assigned to such term in Section 2.4(b)(iii).

“Notes” means, collectively, the Revolving Loan Notes and the Swingline Loan Notes.

“Noticed Cash Management Obligations” means all Secured Cash Management Obligations that are (a) owed to the Administrative Agent or any of its Affiliates or (b) owed to a Lender or an Affiliate of a Lender and such Person has executed and delivered a Secured Obligation Designation Notice to the Administrative Agent.

“Noticed Swap Agreement Obligations” means all Secured Swap Agreement Obligations that (a) is with a counterparty that is the Administrative Agent or any of its Affiliates or (b) is with a counterparty that is a Lender or an Affiliate of a Lender and such counterparty has executed and delivered a Secured Obligation Designation Notice to the Administrative Agent.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-United States jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability company agreement and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.7(b)).

“Outstanding Amount” means (a) with respect to any Loan on any date, the outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments thereof (including any refinancing of outstanding Unreimbursed Amounts under Letters of Credit or L/C Borrowings as a Revolving Borrowing) occurring on such date, and (b) with respect to any Letter of Credit, Unreimbursed Amount, L/C Borrowing or L/C Obligations on any date, the outstanding amount thereof on such date after giving effect to any related L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding Unreimbursed Amounts under related Letters of Credit (including any refinancing of outstanding Unreimbursed Amounts under related Letters of Credit or related L/C Credit Extensions as a Revolving Borrowing) or any reductions in the maximum amount available for drawing under related Letters of Credit taking effect on such date.

“Overadvance” has the meaning assigned to such term Section 2.2(h).

“Participant” has the meaning assigned to such term in Section 10.4(d).

“Participant Register” has the meaning assigned to such term in Section 10.4(d).

“Patent Security Agreement” has the meaning set forth in the Security Agreement.

“Payment Conditions” shall mean, with respect to any applicable transaction,

(a)       either:

(i)        immediately after giving pro forma effect to such transaction, Availability on the date of such transaction, and for each Business Day on a projected basis for the six-month period thereafter, shall be greater than or equal to the greater of (x) $37,500,000 and (y) 25% of the Line Cap, or

(ii)       immediately after giving pro forma effect to such transaction, (A) Availability on the date of such transaction, and for each Business Day on a projected basis for the six-month period thereafter, shall be greater than or equal to the greater of (x) $30,000,000 and (y) 20% of the Line Cap and (B) the Consolidated Fixed Charge Coverage Ratio for the then most recent four-fiscal quarter period for which financial statements have been (or are required to have been) delivered pursuant to Section 6.1(b), and on a projected basis for the respective four-fiscal quarter periods ending as of the last day of each of the two fiscal quarters thereafter, in each case determined on a Pro Forma Basis for such transaction (and any prior transactions made in reliance on this clause (ii) of “Payment Conditions” and included in the pro forma calculation of the Consolidated Fixed Charge Coverage Ratio for such periods), shall be greater than or equal to 1.00 to 1.00, and

(b)       no Default shall have occurred and be continuing at the time of such transaction or would occur as a result thereof, and

(c)       the Administrative Agent shall have received (i) at least three Business Days’ prior written notice of such transaction (or such shorter period of prior notice as the Administrative Agent may agree to in its sole discretion) and (ii) a certificate of a Responsible Officer of Lead Borrower certifying as to compliance with the preceding clauses and demonstrating (in reasonable detail) the calculations required thereby.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 or Section 430 of the Code or Section 302 or Section 303 of ERISA, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Perfection Certificate” means a perfection certificate in a form reasonably acceptable to the Administrative Agent.

“Permanent Borrowing Base” means, as at any date of determination thereof after the occurrence of the Permanent Borrowing Base Trigger, an amount equal to the sum of:

(a)       90% of the net amount of Eligible Credit Card Receivables at such date; plus

(b)       85% of the net amount of Eligible Accounts at such date; plus

(c)       90% of the NOLV of the value of Eligible Inventory at such date; plus

(d)       the lesser of (i) 90% of the NOLV of the value of Eligible In-Transit Inventory at such date and (ii) $30,000,000; minus

(e)       Reserves implemented in accordance with Section 2.1(b).

For purposes hereof, (1) the net amount of Eligible Credit Card Receivables and Eligible Accounts at any time shall be the face amount of such Eligible Credit Card Receivables or Eligible Accounts less (to the extent not reflected in such face amount) (x) any and all returns, rebates, discounts, claims, credits or credits pending, allowances, price adjustments, finance charges or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Eligible Credit Card Receivables or Eligible Accounts at such time and (y) the aggregate amount of all cash received in respect of such Eligible Credit Card Receivables and Eligible Accounts but not yet applied by the Loan Parties to reduce the amount of such Eligible Credit Card Receivables and Eligible Accounts, and (2) the value of Eligible Inventory or Eligible In-Transit Inventory shall be determined on a first-in, first-out, lower of cost or market basis in accordance with GAAP.

“Permanent Borrowing Base Trigger” means completion after the Closing Date of both an Inventory appraisal and an on-site field examination (in the case of such field examination, for the limited purpose of performing on-site test counts, to the extent such test counts are not completed prior to the Closing Date), each in form and detail reasonably satisfactory to the Administrative Agent, by an appraiser and field examiner engaged by or on behalf of the Administrative Agent, and receipt of a Borrowing Base Certificate using the Permanent Borrowing Base, demonstrating pro forma compliance with the Financial Covenant applicable after the Permanent Borrowing Base Trigger.

“Permitted Acquisitions” means, collectively, each Acquisition which satisfies each of the following conditions:

(a)                at the time of and immediately before and upon giving Pro Forma Effect thereto, the Payment Conditions shall have been satisfied;

(b)                such Acquisition shall be consensual and, if applicable, has been approved by the Acquisition target’s board of directors (or comparable governing body);

(c)                the Person(s), assets or business unit(s) acquired in the Acquisition, taken as a whole, shall be engaged in an Approved Line of Business;

(d)                such Acquisition and all transactions related thereto shall be consummated in accordance in all material respects with material laws, ordinances, rules, regulations and requirements of all Governmental Authorities;

(e)                all actions, if any, required to be taken with respect to such newly created or acquired Subsidiary (including each Subsidiary thereof) or assets in order to satisfy the requirements set forth in the definition of the term “Collateral and Guarantee Requirement” to the extent applicable shall be taken (or arrangements shall have been made reasonably satisfactory to the Administrative Agent for such actions to be taken) within the time frames set forth in Section 6.12;

(f)                 to the extent required by the Collateral and Guarantee Requirement, (i) the property, assets, businesses and Equity Interests acquired in such Acquisition shall become Collateral and (ii) any newly created or acquired Subsidiary (other than an Excluded Subsidiary) shall become a Subsidiary Guarantor, in each case in accordance with Section 6.12;

(g)                not later than five Business Days (or such shorter period as may be reasonably practicable, if approved by the Administrative Agent) prior to the consummation of any such Acquisition that is not funded solely with equity contributions, except with respect to an Acquisition in which the cash acquisition consideration is less than $10,000,000, and subject to the Disclosure Exceptions, Lead Borrower shall have delivered to the Administrative Agent (i) a description of the proposed Acquisition, (ii) to the extent obtained and available, a quality of earnings report and (iii) to the extent requested by the Administrative Agent, (A) satisfactory environmental assessments and (B) financial statements for Lead Borrower including the Acquisition target on a Pro Forma Basis (or, if such financial statements are not available, financial statements for the Acquisition target); and

(h)                to the extent the cash purchase price of any such Acquisition is not funded solely with equity contributions and the purchase price exceeds $5,000,000, Lead Borrower shall have delivered to the Administrative Agent within five Business Days after the Acquisition, fully executed copies of the acquisition agreements for such Acquisition together with all schedules thereto, and, to the extent required to be obtained under the terms of the acquisition agreements for such Acquisition, the applicable party under such acquisition agreements shall have received all required regulatory and third party approvals.

“Permitted Discretion” means a determination made by the Administrative Agent in its commercially reasonable credit or business judgment (from the perspective of a secured asset-based lender) exercised in good faith.

“Permitted Encumbrances” means:

(a)                Liens imposed by law for taxes, assessments or other governmental charges that are not yet delinquent by more than 30 days or are being Contested in Good Faith; provided that enforcement of such Liens is stayed pending such contest;

(b)                landlords’, vendors’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, securing obligations that are not overdue by more than 30 days or are being Contested in Good Faith; provided that enforcement of such Liens is stayed pending such contest;

(c)                (i) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits securing liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty or liability insurance to Lead Borrower or any Subsidiary;

(d)                pledges and deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Finance Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, government contracts, agreements with utilities, letters of credit, bankers’ acceptances, bank guarantees, shipside bonds, and other obligations of a like nature, in each case to the extent such pledges and deposits are incurred in the ordinary course of business;

(e)                Liens arising out of (i) judgments, decrees, orders or awards not constituting an Event of Default under Section 8.1(k) or (ii) notices of lis pendens and associated rights related to litigation being Contested in Good Faith;

(f)                 easements, zoning restrictions, rights of way and other similar encumbrances on real property imposed by law or arising in the ordinary course of business and title defects or irregularities that, in the aggregate, do not secure any monetary obligation and do not interfere in any material respect with the ordinary conduct of the business of Lead Borrower or any Subsidiary;

(g)                any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any license or lease agreement entered into in the ordinary course of business, and all Liens suffered or created by any such licensor, sublicensor, lessor or sublessor (or any predecessor in interest) with respect to any such interest or title;

(h)                licenses, sublicenses, leases or subleases with respect to any assets, and covenants not to sue under Intellectual Property or software or other technology, granted to third Persons in the ordinary course of business; provided that the same do not in any material respect interfere with the business of the Loan Parties or their Subsidiaries or materially detract from the value of the relevant assets of the Loan Parties or their Subsidiaries;

(i)                 subordination, non-disturbance and/or attornment agreements with any ground lessor, lessor or any mortgagor of any of the foregoing, with respect to any ground lease or other lease or sublease entered into by Lead Borrower or any Subsidiary;

(j)                 Liens arising in the ordinary course of business that are contractual rights of set-off (i) relating to the establishment of depository relations with banks and other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposits, sweep accounts, reserve accounts or similar accounts of Lead Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Lead Borrower or any Subsidiary, including with respect to credit card charge-backs and similar obligations, or (iii) relating to purchase orders and other agreements entered into with customers, suppliers or service providers of Lead Borrower or any Subsidiary in the ordinary course of business;

(k)                Liens arising in the ordinary course of business (i) that are banker’s liens, rights of set-off or similar rights, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes, or (iv) in respect of any accounts or funds, or any portion thereof, received by Lead Borrower or any Subsidiary as agent on behalf of third parties in accordance with a written agreement that imposes a duty upon Lead Borrower or one or more of Subsidiaries to collect and remit those funds to such third parties;

(l)                 Liens on Margin Stock to the extent that a prohibition on such Liens would violate Regulation U;

(m)              Liens (i) on earnest money deposits made in cash by Lead Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition or other Investment permitted under this Credit Agreement or (ii) on amounts deposited as “security deposits” (or their equivalent) in the ordinary course of business in connection with actions or transactions permitted under this Credit Agreement;

(n)                Liens in favor of customs and revenue authorities arising in the ordinary course of business as a matter of law to secure payment of customs duties in connection with the importation of goods;

(o)                Liens resulting from the filing of precautionary UCC-1 financing statements (or equivalent) with respect to operating leases;

(p)                Liens arising by operation of law in the United States under Article 2 of the UCC in favor of a reclaiming seller of goods or buyer of goods;

(q)                Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Loan Party or any of its Subsidiaries in the ordinary course of business;

(r)                 Liens incurred in the ordinary course of business imposed by law in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets;

(s)                 Liens securing insurance premiums financing arrangements; provided that such Liens are limited to the applicable unearned insurance premiums;

(t)                 Liens on goods or Inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or bank guarantee issued or created for the account of Lead Borrower or any Subsidiary in the ordinary course of business; provided that such Lien secures only the obligations of Lead Borrower or such Subsidiaries in respect of such letter of credit, bank guarantee or banker’s acceptance to the extent permitted under Section 7.1; and

(u)                Liens that may arise by operation of law on Inventory or equipment in the ordinary course of business as a result of such Inventory or equipment being located on premises owned by persons (including, without limitation, any client or supplier) other than Lead Borrower or its Subsidiaries.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” has the meaning specified in Section 10.4(f)(iii).

“Platform” means DebtX, Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“Post-Closing Appraisal Deadline” has the meaning specified in Section 6.6(d).

“Post-Closing Cash Management Deadline” has the meaning assigned to such term in Section 6.14(a).

“Post-Closing Field Exam Deadline” has the meaning specified in Section 6.6(c).

“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by Citizens Bank or its parent company (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

“Pro Forma Basis” means, with respect to any transaction, that such transaction shall be deemed to have occurred as of the first day of the four-fiscal quarter period ending as of the most recent fiscal quarter end preceding the date of such transaction for which financial statements have been (or are required to have been) delivered pursuant to Section 6.1(b). Each of the terms “Pro Forma Compliance” and “Pro Forma Effect” shall have an analogous meaning.

“Protective Advance” has the meaning assigned to such term Section 2.2(h).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning assigned to such term in Section 10.1(d)(i).

“Qualified Equity Interests” means, with respect to the Equity Interests of any Person, any Equity Interests other than Disqualified Equity Interests of such Person.

“Quotation Day” means, with respect to any LIBOR Borrowing and any Interest Period, the day that is two Business Days prior to the first day of such Interest Period.

“Recipient” means the Administrative Agent, any Lender or any L/C Issuer, as applicable.

“Refinancing Indebtedness” means Indebtedness of any Loan Party or its Subsidiaries arising after the Closing Date issued in exchange for, or the proceeds of which are used to extend, refinance, refund, replace, renew, continue or substitute for other Indebtedness (such extended, refinanced, refunded, replaced, renewed, continued or substituted Indebtedness, the “Refinanced Obligations”); provided that (a) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of the Refinanced Obligations (plus any interest capitalized in connection with such Refinanced Obligations, the amount of prepayment premium, if any, original issue discount, if any, and fees, costs, and expenses incurred in connection therewith), (b) such Refinancing Indebtedness shall have a final maturity that is no earlier than the final maturity date of such Refinanced Obligations, (c) such Refinancing Indebtedness shall have a Weighted Average Life to Maturity not less than the weighted average life to maturity of the Refinanced Obligations, (d) such Refinancing Indebtedness shall rank in right of payment no more senior than, and be subordinated (if subordinated) to the Secured Obligations on terms, taken as a whole, not materially less favorable to the Secured Parties than the Refinanced Obligations, (e) as of the date of incurring such Refinancing Indebtedness and upon giving effect thereto, no Default shall exist or have occurred and be continuing, (f) if the Refinanced Obligations or any Guarantees thereof are unsecured, such Refinancing Indebtedness and any Guarantees thereof shall be unsecured, (g) if the Refinanced Obligations or any Guarantees thereof are secured, (1) such Refinancing Indebtedness and any Guarantees thereof shall be secured by substantially the same or less collateral, taken as a whole, as secured such Refinanced Obligations or any Guarantees thereof, on terms, taken as a whole, not materially less favorable to the Secured Parties and (2) the Liens to secure such Refinancing Indebtedness shall not have a priority, taken as a whole, more senior than the Liens securing the Refinanced Obligations and if subordinated to any other Liens on such property, shall be subordinated, taken as a whole, to the Administrative Agent’s Liens on terms and conditions, taken as a whole, not materially less favorable to the Secured Parties, and (h) the obligors in respect of the Refinanced Obligations immediately prior to such refinancing, refunding, extending, renewing, continuing, substituting or replacing thereof shall be the only obligors on such Refinancing Indebtedness.

“Register” has the meaning assigned to such term in Section 10.4(c).

“Regulation D” means Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T, U or X” means Regulation T, U or X, respectively, of the Board, in each case as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, members, directors, officers, employees, agents, trustees, administrators, managers, advisors, attorneys-in-fact and representatives of such Person and of such Person’s Affiliates.

“Release” means any actual or threatened releasing, spilling, leaking, pumping, pouring, leaching, seeping, emitting, migration, emptying, discharging, injecting, escaping, depositing, disposing, or dumping of Hazardous Materials into the indoor or outdoor environment, including the movement of any Hazardous Material through the air, soil, surface water, groundwater or property and any other conditions resulting in potential or actual human exposure to Hazardous Materials within a structure.

“Relevant Governmental Body” means the Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board and/or the Federal Reserve Bank of New York or, in each case, any successor thereto.

“Removal Effective Date” has the meaning assigned to such term in Section 9.6(b).

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans (other than Swingline Loans), a Committed Loan Notice, (b) with respect to a L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swingline Loan, a Swingline Loan Notice.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders; provided that if there are two or more Lenders (other than Defaulting Lenders) that are not Affiliates, then at least two Lenders (other than Defaulting Lenders) that are not Affiliates shall be required to constitute Required Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Reserves” means reserves in such amounts, and with respect to such matters, as the Administrative Agent shall deem necessary or appropriate in its Permitted Discretion, against the Borrowing Base, including without limitation with respect to (i) price adjustments, damages, unearned discounts, returned products or other matters for which credit memoranda are issued in the ordinary course of any Loan Party’s business; (ii) potential dilution related to Accounts; (iii) shrinkage, spoilage and obsolescence of any Loan Party’s Inventory; (iv) slow moving Inventory; (v) other sums chargeable against the Borrowers under any provision of this Credit Agreement that the Borrowers have failed to pay when due; (vi) amounts owing by any Loan Party to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Lien permitted by Section 7.2(d) which is a permitted purchase money Lien or the interest of a lessor under a Finance Lease), which Lien or trust the Administrative Agent reasonably determines likely would be pari passu with or have a priority superior to the Administrative Agent’s Liens in and to such item of the Collateral; (vii) amounts owing by any Loan Party in connection with Secured Cash Management Obligations and Secured Swap Agreement Obligations; (viii) three months’ rent for any Material Inventory Location or location in a Landlord Lien State, in either case with respect to which the Administrative Agent has not received a Collateral Access Agreement, and (ix) such other specific events, conditions, contingencies or risks as to which the Administrative Agent, in its Permitted Discretion, determines reserves should be established from time to time hereunder; provided, that, notwithstanding anything in this Credit Agreement to the contrary, (x) no Reserve shall be established to the extent that it is duplicative of any other Reserves or items that are otherwise excluded through the eligibility criteria set forth in the definitions of Eligible Credit Card Receivables, Eligible Accounts, Eligible Inventory or Eligible In-Transit Inventory, as applicable, (y) the amount of any Reserve shall have a reasonable relationship, as determined by the Administrative Agent in its Permitted Discretion, to the event, condition, contingency or risk that is the basis therefor, and (z) any Reserve shall be eliminated or reduced to the extent inconsistent with either or both of the foregoing clauses (x) and (y).

“Resignation Effective Date” has the meaning assigned to such term in Section 9.6(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer, chief operating officer or other similar officer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means, as to any Person, (a) any dividend or other distribution by such Person (whether in cash, securities or other property) with respect to any Equity Interests of such Person, (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the holders of Equity Interests of such Person, (c) the acquisition for value by such Person of any Equity Interests issued by such Person or any other Person that Controls such Person, (d) any payment with respect to any Earn-Out Obligation, and (e) with respect to clauses (a) through (d) any transaction that has a substantially similar effect. The amount of any Restricted Payment made other than in the form of cash or Cash Equivalents shall be the fair market value thereof, as reasonably determined in good faith by Lead Borrower.

“Revolving Borrowing” means a Borrowing consisting of Revolving Loans of the same Type made, converted or continued on the same date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.

“Revolving Commitment” means, with respect to each Revolving Lender, the commitment hereunder of such Revolving Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans in an aggregate outstanding amount not exceeding the amount of such Revolving Lender’s Revolving Commitment as set forth on Schedule 2.1 or in the Assignment and Assumption pursuant to which such Revolving Lender shall have assumed its Revolving Commitment in accordance with Section 10.4(b), as applicable, as such Revolving Commitment may be adjusted from time to time pursuant to Section 2.5 or Section 2.11 or pursuant to assignments by or to such Revolving Lender pursuant to Section 10.4.

“Revolving Credit Maximum Amount” means the aggregate amount of the Revolving Commitments at any time, as such amount may be increased or reduced from time to time pursuant to the terms hereof. The initial Revolving Credit Maximum Amount on the Agreement Date is $150,000,000.

“Revolving Exposure” means, as to any Lender at any time, the sum of (a) the Outstanding Amount of its Revolving Loans, plus (b) its L/C Exposure, plus (c) its Swingline Exposure.

“Revolving Facility” means the credit facility established hereunder and evidenced by the Revolving Commitments.

“Revolving Lender” means a Lender having a Revolving Commitment or, if the Revolving Commitments have expired or terminated, having Revolving Exposure.

“Revolving Loan” means a loan referred to in Section 2.1(a) and made pursuant to Section 2.2.

“Revolving Loan Note” means with respect to a Revolving Lender, a promissory note evidencing the Revolving Loans of such Lender payable to the order of such Lender (or, if required by such Lender, to such Lender and its registered assigns) substantially in the form of Exhibit D-1.

“Revolving Maturity Date” means the fifth anniversary of the Closing Date, provided that if such day is not a Business Day, the Revolving Maturity Date shall be the Business Day immediately preceding such day.

“Rosenthal” means Rosenthal & Rosenthal, Inc.

“Rosenthal Collateral Assignment” means the Collateral Assignment of Rights Under Amended and Restated Deferred Purchase Factoring Agreement, dated as of the Closing Date, by and among Lead Borrower, certain of Lead Borrower’s Affiliates party thereto, Rosenthal and the Administrative Agent.

“Rosenthal Collection Account” means the deposit account of Lead Borrower maintained at JPMorgan Chase Bank, N.A. and identified to the Administrative Agent prior to the Closing Date, and any successor or replacement deposit account approved by the Administrative Agent in accordance with Section 7.11.

“Rosenthal Factoring Agreement” means the Amended and Restated Deferred Purchase Factoring Agreement, dated as of the date hereof, by and among Lead Borrower, certain of Lead Borrower’s Affiliates party thereto and Rosenthal.

“Rosenthal Factoring Collateral” means each Rosenthal Purchased Receivable and the Inventory with respect thereto.

“Rosenthal Purchased Receivable” means a “Purchased Receivable” under, and as defined in, the Rosenthal Factoring Agreement.

“Rosenthal Referred Account” means a “Referred Account” under, and as defined in, the Rosenthal Factoring Agreement (and excluding, for the avoidance of doubt, any “Excluded Receivables” under, and as defined in, the Rosenthal Factoring Agreement).

“S&P” means S&P Global Ratings or any successor thereto.

“Sale and Leaseback” means any transaction or series of related transactions pursuant to which any Loan Party or any of its Subsidiaries (a) Disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being Disposed.

“Sanctioned Country” means any country, territory or region which is itself the subject of any comprehensive Sanctions (including, at the time of the Agreement Date, the Crimean region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means (a) any Person or group listed in any Sanctions related list of designated Persons maintained by OFAC, including the List of Specially Designated Nationals and Blocked Persons, or the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any legal entity organized or domiciled in a Sanctioned Country in violation of Sanctions, (c) any agency, political subdivision or instrumentality of the government of a Sanctioned Country, (d) any natural person ordinarily resident in a Sanctioned Country in violation of Sanctions, or (e) any Person 50% or more owned, directly or indirectly, individually or in the aggregate by any of the above.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“Secured Cash Management Obligations” means all obligations of the Loan Parties in respect of any Cash Management Services provided to any Loan Party or its Subsidiaries (whether absolute or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) that are (a) owed to the Administrative Agent or any of its Affiliates or (b) owed to a Lender or an Affiliate of a Lender.

“Secured Obligation Designation Notice” means a notice substantially in the form of Exhibit J executed and delivered to the Administrative Agent by a counterparty (other than the Administrative Agent and its Affiliates) to a Swap Agreement or an agreement to provide Cash Management Services in order that the obligations in respect thereof constitute Noticed Swap Agreement Obligations or Noticed Cash Management Obligations.

“Secured Obligations” means, collectively, (a) the Loan Document Obligations, (b) the Secured Cash Management Obligations and (c) the Secured Swap Agreement Obligations. Notwithstanding anything to the contrary contained herein or in any other Loan Document, (x) obligations of any Loan Party under any Secured Cash Management Obligations or Secured Swap Agreement Obligations shall be secured and guaranteed pursuant to the Loan Documents only to the extent that, and for so long as, the Loan Document Obligations are so secured and guaranteed and (y) any release of Collateral, Borrowers or Guarantors effected in the manner permitted by this Credit Agreement shall not require the consent of holders of obligations under any Secured Cash Management Obligations or Secured Swap Agreement Obligations.

“Secured Parties” means, collectively, (a) the Administrative Agent, (b) each Lender, (c) each L/C Issuer, (d) each Person to whom any Secured Cash Management Obligations are owed, (e) each counterparty to any Swap Agreement the obligations under which constitute Secured Swap Agreement Obligations, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (g) the permitted successors and assigns of each of the foregoing.

“Secured Swap Agreement Obligations” means all obligations of the Loan Parties under each Swap Agreement to which any Loan Party or its Subsidiary is a party and that (a) is with a counterparty that is the Administrative Agent or any of its Affiliates or (b) is with a counterparty that is a Lender or an Affiliate of a Lender, provided that Secured Swap Agreement Obligations shall not include, with respect to any Guarantor, Excluded CEA Swap Obligations of such Guarantor.

“Security Agreement” means the Pledge and Security Agreement, dated as of the Closing Date, among the Loan Parties and the Administrative Agent.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.

“Sold Entity or Business” means any Person or any property or assets constituting a line of business or a division of a Person Disposed of in a transaction permitted hereunder by Lead Borrower and/or any of its Subsidiaries.

“Solvency Certificate” means a certificate, substantially in the form of Exhibit I.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the present assets of such Person and its Subsidiaries, taken as a whole, is not less than the sum of the debt (including contingent liabilities) of such Person and its Subsidiaries, taken as a whole, (b) the present fair salable value of the assets of such Person and its Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of such Person and its Subsidiaries, taken as a whole, on their debts as they become absolute and matured, (c) the capital of such Person and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of such Person or its Subsidiaries, taken as a whole, contemplated as of such date and (d) such Person and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Event of Default” means an Event of Default under any of (a) Section 8.1(a) or 8.1(b), (b) Section 8.1(d) (with respect only to the covenants set forth in Sections 6.1, 6.14, 6.15(a) and 7.12), (c) Section 8.1(c) (with respect only to any “material inaccuracy” of any representation or warranty set forth in Section 5.26 or 5.27 or in any Borrowing Base Certificate (other than any Administrative Agent discretionary criteria); provided that a “material inaccuracy” for this purpose shall include any inaccuracy that would cause Collateral comprising 5% or more of the Borrowing Base to become ineligible), and (d) Section 8.1(h), 8.1(i) or 8.1(j).

“Specified Transaction” means any Investment, Disposition, incurrence or repayment of Indebtedness, Restricted Payment or Incremental Commitments that by the terms of this Credit Agreement requires a test to be calculated on a “Pro Forma Basis”, be given in “Pro Forma Compliance” with, or after giving “Pro Forma Effect”.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any basic, marginal, special, emergency, supplemental or other reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “eurocurrency liabilities” in Regulation D). Such reserve percentages shall include those imposed pursuant to Regulation D. LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Debt” means Indebtedness incurred by a Loan Party that is expressly subordinated in right of payment to the prior payment of the Loan Document Obligations of such Loan Party and contains subordination and other terms reasonably acceptable to the Administrative Agent.

“Subordinated Debt Documents” means any agreement, indenture or instrument pursuant to which any Subordinated Debt is issued, in each case as amended, restated, supplemented and/or otherwise modified from time to time to the extent permitted under the Loan Documents.

“subsidiary” means, with respect to any Person (“Topco”), as of any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of Topco in Topco’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power is or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by Topco or one or more subsidiaries of Topco.

“Subsidiary” means any direct or indirect subsidiary of Lead Borrower, unless the context clearly indicates otherwise.

“Subsidiary Guarantors” means each Subsidiary that executes and delivers the Guarantee Agreement or the HK Guarantee Agreement and each other Subsidiary that becomes party thereto by the execution and delivery of a Subsidiary Joinder Agreement, and the permitted successors and assigns of each such Person, excluding any Subsidiary that is expressly released from its obligations as a Subsidiary Guarantor pursuant to the terms of this Credit Agreement.

“Subsidiary Joinder Agreement” means a Subsidiary Joinder Agreement, substantially in the form of Exhibit F, pursuant to which a Subsidiary becomes a party to each applicable Loan Document.

“Supermajority Lenders” means, at any time, Revolving Lenders having Revolving Commitments representing at least 67% of the total Revolving Commitments of all Revolving Lenders and, following the termination of the Revolving Commitments, Revolving Lenders having Revolving Exposures representing at least 67% of the total Revolving Exposures of all Revolving Lenders; provided that if there are two or more Revolving Lenders (other than Defaulting Lenders) that are not Affiliates, then at least two Revolving Lenders (other than Defaulting Lenders) that are not Affiliates shall be required to constitute Supermajority Lenders. The Revolving Commitments and Revolving Exposure of any Defaulting Lender shall be disregarded in determining Supermajority Lenders at any time.

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement. For the avoidance of doubt, no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Lead Borrower or any of its Subsidiaries shall be deemed a Swap Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).

“Swingline Exposure” means, with respect to any Revolving Lender at any time, its Applicable Percentage of the Outstanding Amount of the Swingline Loans.

“Swingline Lender” means Citizens Bank in its capacity as lender of Swingline Loans.

“Swingline Loan” means a loan referred to and made pursuant to Section 2.3.

“Swingline Loan Note” means with respect to the Swingline Lender, a promissory note evidencing the Swingline Loans of such Lender payable to the order of such Lender (or, if required by such Lender, to such Lender and its registered assigns) substantially in the form of Exhibit D-2.

“Swingline Loan Notice” means a notice of a Swingline Borrowing pursuant to Section 2.3(b), which, if in writing, shall be substantially in the form of Exhibit C-2.

“Swingline Sublimit” means $22,500,000. The Swingline Sublimit is a sublimit of the Revolving Commitments.

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP).

“Synthetic Lease Obligation” means the monetary obligation of a Person at any time of determination under (i) a so called synthetic, off balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property, in each case, creating obligations that do not appear on the balance sheet of such Person but which could be characterized as the indebtedness of such Person (without regard to accounting treatment) (other than operating leases arising as a result of Sale and Leaseback transactions).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Termination Date” means the date upon which all Commitments have terminated, no Letters of Credit are outstanding (or if Letters of Credit remain outstanding, the same are Backstopped), and the Loans and L/C Obligations (other than with respect to the undrawn portion of outstanding Letters of Credit), together with all interest and fees related thereto and other Loan Document Obligations (other than unasserted contingent indemnification and unasserted expense reimbursement obligations in each case not yet due and payable), have been paid in full in cash.

“Threshold Amount” means $30,000,000.

“Total Assets” means, as of the date of determination, the total assets of Lead Borrower and its Subsidiaries on a consolidated basis as of the last day of the fiscal quarter of Lead Borrower then most recently ended for which financial statements have been (or are required to have been) delivered pursuant to Section 6.1(b), determined in accordance with GAAP.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and Revolving Exposure of such Lender at such time.

“Total Revolving Outstandings” means at any time, the aggregate Outstanding Amount of all Revolving Loans, Swingline Loans and L/C Obligations at such time.

“Trade Date” has the meaning specified in Section 10.4(f)(i).

“Trademark Security Agreement” has the meaning set forth in the Security Agreement.

“Transaction Expenses” means any fees, costs or expenses incurred or paid by Lead Borrower or any Subsidiary in connection with the Transactions, this Credit Agreement and the other Loan Documents, the Rosenthal Factoring Agreement and related documents, and the transactions contemplated hereby and thereby in connection therewith.

“Transactions” means (a) the execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, (b) the borrowing of the Loans and the issuance of the Letters of Credit, (c) the use of the proceeds of the Loans and the Letters of Credit, (d) the satisfaction of the Collateral and Guarantee Requirement, and (e) the payment of Transaction Expenses.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBOR Rate or the Alternate Base Rate.

“UCP” means the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unaudited Financial Statements” means the Form 10-Q containing the unaudited consolidated balance sheet of Lead Borrower and its Subsidiaries as of March 31, 2020, and the related audited consolidated statements of income, comprehensive income, cash flows and shareholders’ equity of Lead Borrower and its Subsidiaries for the fiscal quarter ended on such date.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning assigned to such term in Section 2.4(c)(i).

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.6(g)(v).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” means a liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2               Classification of Loans and Borrowings. For purposes of this Credit Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “LIBOR Loan”) or by Class and Type (e.g., a “LIBOR Revolving Loan”). Borrowings may also be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “LIBOR Borrowing”) or by Class and Type (e.g., a “LIBOR Revolving Borrowing”).

Section 1.3               Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Credit Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Credit Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Any terms used in this Credit Agreement that are defined in the UCC shall be construed and defined as set forth in the UCC unless otherwise defined herein; provided, that to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles of the UCC, the definition of such term contained in Article 9 of the UCC shall govern.

Section 1.4               Accounting Terms; GAAP.

(a)                All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein.

(b)                Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or provision contained in this Credit Agreement with respect to any period during which any Specified Transaction occurs, Consolidated EBITDA, Consolidated Fixed Charges and the Consolidated Fixed Charge Coverage Ratio (and all component definitions of any of the foregoing) shall be calculated with respect to such period (or within five Business Days thereafter) and all Specified Transactions occurring during such period on a Pro Forma Basis.

(c)                If at any time any change in GAAP or in the application thereof would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Lead Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and Lead Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP without giving effect to such change and (ii) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Credit Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein, and the determination of Indebtedness hereunder, shall be made without giving effect to Financial Accounting Standards Board (FASB) Standard ASC 842 (Leases) (or any other applicable financial accounting standard having a similar result or effect) and related interpretations, in each case, to the extent any lease (or similar arrangement conveying the right to use) would be required to be treated as a capital lease thereunder where such lease (or similar arrangement) would have been treated as an operating lease under GAAP as in effect immediately prior to the effectiveness of ASC 842.

Section 1.5               Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Credit Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.6               References to Time. Unless the context otherwise requires, references to a time shall refer to Eastern Standard Time or Eastern Daylight Savings Time, as applicable.

Section 1.7               Resolution of Drafting Ambiguities. Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

Section 1.8               Status of Loan Document Obligations. In the event that any Loan Party shall at any time issue or have outstanding any Subordinated Debt, the Borrowers shall take or cause each other Loan Party to take all such actions as shall be necessary to cause the Loan Document Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Debt and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Debt. Without limiting the foregoing, the Loan Document Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of the Subordinated Debt Documents under which such Subordinated Debt is issued and are further given all such other designations as shall be required under the terms of any such Subordinated Debt in order that the Administrative Agent and the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Debt.

Section 1.9               Interest; LIBOR Notification.  The interest rate on LIBOR Rate Loans is determined by reference to the LIBOR Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that, in the future, the London interbank offered rate may become unavailable or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on LIBOR Rate Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in Section 3.3, an alternative rate of interest may be selected and implemented in accordance with the mechanism contained in such Section. The Administrative Agent will notify Lead Borrower, pursuant to Section 3.3 in advance of any change to the reference rate upon which the interest rate on LIBOR Rate Loans is based. However, the Administrative Agent does not warrant or accept responsibility for, nor shall the Administrative Agent have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “LIBOR Rate” or with respect to any comparable or successor rate thereto or replacement rate thereof (other than to apply the definition of such rate in accordance with its terms and complying with its express obligations under this Credit Agreement, including Section 3.3), including, without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 3.3, will be similar to, or produce the same value or economic equivalence of, the LIBOR Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

Section 1.10            Divisions.  For all purposes under the Loan Documents, in connection with Division: (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.11            Collection Agent.  Notwithstanding anything to the contrary in any Loan Document, Lead Borrower may from time to time elect to replace Rosenthal with another collection agent (or similar service provider) for the Loan Parties’ Accounts included in the Borrowing Base; provided that (i) such collection agent or service provider must be reasonably acceptable to the Administrative Agent in its Permitted Discretion (considering factors including the financial condition, creditworthiness, industry experience and relationships, and general business reputation of such Person and its Affiliates) and (ii) the collection agency agreement (or similar agreement) between such collection agent or service provider and the Loan Parties that replaces the Rosenthal Factoring Agreement must be reasonably acceptable to the Administrative Agent in its Permitted Discretion. If Lead Borrower provides written notice of such election to the Administrative Agent and such replacement Person and agreement are so acceptable to the Administrative Agent, then the Administrative Agent, the Lenders and Lead Borrower shall negotiate in good faith to promptly amend, restate, supplement, replace and/or otherwise modify the provisions of this Credit Agreement and/or the other Loan Documents (including the Rosenthal Collateral Assignment) as reasonably necessary to reflect such replacements (subject to approval by the Required Lenders, such approval not to be unreasonably withheld, conditioned or delayed), with the parties to use commercially reasonable efforts to preserve the original intent of the applicable Loan Documents and provisions thereof taking into account such replacements. In no event shall the appointment of any such replacement of Rosenthal become effective prior to (x) the approval of such Person and the replacement collection agency agreement (or similar agreement) by the Administrative Agent in accordance with this Section 1.11, (y) the approval of the amendments, restatements, supplements, replacements and/or other modifications of the Loan Documents as are contemplated by this Section 1.11, and (z) the implementation of any changes to the Loan Parties’ cash management structure reasonably required by the Administrative Agent in its Permitted Discretion in connection with such replacement (including a replacement of the Rosenthal Collection Account and/or the Control Agreement with respect thereto). For avoidance of doubt, the provisions of this Section 1.11 shall also apply, mutatis mutandis, to subsequent replacements of any such collection agent or service provider.

Article 2

The Credits

Section 2.1               Commitments; Reserves.

(a)                Revolving Commitments. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Revolving Lender agrees, severally and not jointly, to make Revolving Loans to the Borrowers in Dollars from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Revolving Lender’s Revolving Exposure exceeding such Revolving Lender’s Revolving Commitment, (ii) the Total Revolving Outstandings (other than any Overadvances and Protective Advances to the extent permitted hereunder) exceeding the Line Cap, or (iii) the Total Revolving Outstandings exceeding the Revolving Credit Maximum Amount. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans. Revolving Loans may be ABR Loans or LIBOR Loans, as further provided herein.

(b)                Reserves.

(i)                 The Administrative Agent may establish or increase Reserves from time to time in its Permitted Discretion upon at least three Business Days’ prior written notice to Lead Borrower, which notice shall include a reasonably detailed description of such Reserve being established or increased (during which period (i) the Administrative Agent shall, if requested, discuss any such Reserve or change with Lead Borrower and (ii) Lead Borrower may take such action as may be required so that the event, condition or matter that is the basis for such Reserve or change thereto no longer exists or exists in a manner that would result in the establishment of a lower Reserve or result in a lesser change thereto, in a manner and to the extent reasonably satisfactory to the Administrative Agent); provided that no such prior notice shall be required for (w) changes to any Reserves resulting solely by virtue of mathematical calculations of the amount of the Reserve in accordance with the methodology of calculation previously utilized, (x) new or increased Reserves during the continuance of any Event of Default, (y) new or increased Reserves in respect of Liens on Collateral which would be pari passu with or have a priority superior to the Administrative Agent’s Liens, or (z) any Reserves established or increased in accordance with Section 2.1(b)(ii) in respect of Rosenthal Purchased Receivables. During such three Business Day period, no Credit Extensions shall be required to be made if, after giving pro forma effect to such Reserve, such Credit Extensions would result in the Total Revolving Outstandings exceeding the Line Cap or a breach of the applicable Financial Covenant.

(ii)               Lead Borrower shall notify the Administrative Agent in writing before any Loan Party sells any Account to Rosenthal pursuant to the Rosenthal Factoring Agreement, and unless such Account is already excluded from the then current Borrowing Base by operation of clause (g) of the definition of Eligible Account or otherwise, it is acknowledged and agreed that the Administrative Agent may elect, in its Permitted Discretion, to establish a Reserve with respect to such Account becoming a Rosenthal Purchased Receivable.

Section 2.2               Borrowings, Conversions and Continuations of Loans.

(a)                Each Borrowing (other than a Swingline Borrowing which shall be made in accordance with Section 2.3), each conversion of Loans from one Type to the other, and each continuation of LIBOR Loans shall be made upon Lead Borrower’s irrevocable notice, on behalf of all of the Borrowers, to the Administrative Agent, which may be given by telephone. Each such notice must be made in writing (or in the case of telephonic notice, promptly confirmed in writing) substantially in the form of a Committed Loan Notice appropriately completed and signed by a Responsible Officer of Lead Borrower and received by the Administrative Agent (i) in the case of an ABR Borrowing, not later than 11:00 a.m. on the date of the proposed Borrowing, or (ii) in the case of any other Borrowing, not later than 11:00 a.m. three Business Days before the date of the proposed Borrowing.

(b)                Each Borrowing or conversion of LIBOR Loans shall be in a principal amount of the Borrowing Minimum or a whole multiple of the Borrowing Multiple in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (A) whether the Borrowers are requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of LIBOR Loans, (B) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (C) the Class and principal amount of Loans to be borrowed, converted or continued, (D) the Type of Loans to be borrowed or to which existing Loans are to be converted, (E) if applicable, the duration of the Interest Period with respect thereto which shall be a period contemplated by the definition of the term “Interest Period”, and (F) the location and number of the account to which funds are to be disbursed, which shall comply with the requirements of Section 2.2. Notwithstanding anything in this Credit Agreement to the contrary, if Lead Borrower:

(i)                 requests a Borrowing of, conversion to, or continuation of LIBOR Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month; and

(ii)               fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, continued as, or converted to, ABR Loans.

For avoidance of doubt, the Borrowers and Lenders acknowledge and agree that any conversion or continuation of an existing Loan shall be deemed to be a continuation of that Loan with a converted interest rate methodology and not a new Loan. Any automatic conversion or continuation as provided above shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Loans.

(c)                Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Applicable Percentage of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by Lead Borrower, the Administrative Agent shall notify each Appropriate Lender of the details of any automatic conversion or continuation described in Section 2.2(b). In the case of each Borrowing, each Appropriate Lender shall make (or cause its Applicable Lending Office to make) the amount of its Loan available to the Administrative Agent, by transfer in immediately available funds to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders, not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction or waiver of the applicable conditions set forth in Section 4.2 (and, if such Borrowing is the initial Credit Extension, Section 4.1), the Administrative Agent shall promptly make all funds so received available to the Borrowers in like funds as received by transfer to the account designated in the Commitment Loan Notice the amount of such funds; provided that if, on the date the Committed Loan Notice with respect to such Borrowing is given by Lead Borrower, there are Swingline Loans or L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied first, to the payment in full of any such L/C Borrowings, second, to the payment in full of any such Swingline Loans, and third, to the Borrowers as provided above.

(d)                Except as otherwise provided herein, a LIBOR Loan may be continued or converted only on the last day of an Interest Period for such Loan unless the Borrowers pay the amount due, if any, under Section 3.5 in connection therewith. During the existence of an Event of Default, the Administrative Agent or the Required Lenders may require, upon notice, that (i) no Loans may be requested as, converted to or continued as LIBOR Loans and (ii) unless repaid, each LIBOR Loan be converted to an ABR Loan at the end of the Interest Period applicable thereto.

(e)                The Administrative Agent shall promptly notify Lead Borrower and the Appropriate Lenders of the interest rate applicable to any Interest Period for LIBOR Loans upon determination of such interest rate. The determination of the Adjusted LIBOR Rate by the Administrative Agent shall be conclusive in the absence of demonstrable error.

(f)                 Anything in clauses (a) through (d) above to the contrary notwithstanding, after giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than five Interest Periods in effect at any time for all Borrowings of LIBOR Loans.

(g)                The failure of any Appropriate Lender to make any Loan required to be made by it shall not relieve any other Appropriate Lender of its obligations hereunder, provided that the Commitments of the Lenders are several, and no Lender shall be responsible for any other Lender’s failure to make Loans as required. All Borrowings made on the Closing Date must be made as ABR Borrowings unless Lead Borrower shall have given a Committed Loan Notice requesting a LIBOR Borrowing and provided an indemnity letter in form and substance reasonably satisfactory to the Administrative Agent extending the benefits of Section 3.5 to the Appropriate Lenders in respect of such Borrowings.

(h)                Notwithstanding anything herein to the contrary, following the occurrence of the Permanent Borrowing Base Trigger, the Administrative Agent (in its capacity as the Swingline Lender) may, in its sole discretion and without any obligation to do so, make Swingline Loans to or on behalf of the Borrowers in Dollars from time to time through the Revolving Maturity Date (i) at the request of Lead Borrower (such Swingline Loan or Swingline Loans being herein referred to individually as an “Overadvance” and collectively, as “Overadvances”) and/or (ii) following notice to and consultation with Lead Borrower (or at any time without prior notice or consultation if an Event of Default has occurred and is continuing), if, in the case of this clause (ii), the Administrative Agent, in its Permitted Discretion, deems that such Loans are necessary or desirable (A) to protect all or any portion of the Collateral, (B) to enhance the likelihood, or maximize the amount of, repayment of the Loans and the other Secured Obligations, or (C) to pay any other amount chargeable to the Borrowers pursuant to this Credit Agreement (such Swingline Loan or Swingline Loans being herein referred to individually as an “Protective Advance” and collectively, as “Protective Advances”), in each case of the foregoing clauses (i) and (ii) regardless of whether the conditions precedent set forth in Section 4.2 may be satisfied with respect to such Borrowing; provided, however, that (w) the aggregate amount of Overadvances and Protective Advances outstanding at any time shall not exceed the lesser of (1) 10% of the Borrowing Base or (2) $15,000,000, (x) unless otherwise consented to by Required Lenders, and notwithstanding anything in Section 2.3 to the contrary, Overadvances and Protective Advances shall not be outstanding for more than 60 consecutive days, (y) unless otherwise consented to by all Lenders, no Overadvances or Protective Advances shall be permitted to the extent that such Overadvances or Protective Advances would cause the Total Revolving Outstandings to exceed the Revolving Credit Maximum Amount, and (z) the Required Lenders may at any time revoke the Administrative Agent’s authority to make further Overadvances (but not Protective Advances) by written notice to the Administrative Agent (with a copy to Lead Borrower), which revocation shall become effective prospectively upon the Administrative Agent’s receipt thereof. The Administrative Agent may, in its sole discretion, require any permitted Overadvance or Protective Advance to be made as Revolving Loans directly by the Revolving Lenders in accordance with their respective Applicable Percentages. All Overadvances and Protective Advances shall be repaid on demand, shall be secured by the Collateral and shall bear interest as provided in this Credit Agreement for Swingline Loans or Revolving Loans, as the case may be, generally. For the avoidance of doubt, each Revolving Lender shall automatically acquire a risk participation in each such Overadvance and Protective Advance that is made as a Swingline Loan to the same extent as each other Swingline Loan, and the Swingline Lender shall have the right to refinance any such Overadvance or Protective Advance (by a Revolving Borrowing or by requiring the funding of such risk participations) in accordance with Section 2.3(c).

Section 2.3               Swingline Loans.(a)The Swingline. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth and upon the agreements of the Revolving Lenders set forth in this Section 2.3, the Swingline Lender may in its sole discretion and without any obligation to do so make Swingline Loans to the Borrowers in Dollars from time to time on any Business Day after the making of the initial Revolving Loans through the seventh Business Day preceding the Revolving Maturity Date; provided that after giving effect to each Swingline Loan, (i) the aggregate Outstanding Amount of Swingline Loans (other than any Overadvances and Protective Advances to the extent permitted hereunder) shall not exceed the Swingline Sublimit, (ii) the Total Revolving Outstandings (other than any Overadvances and Protective Advances to the extent permitted hereunder) shall not exceed the Line Cap, and (iii) the Total Revolving Outstandings shall not exceed the Revolving Credit Maximum Amount; provided, further, that the Borrowers shall not use the proceeds of any Swingline Loan to refinance any outstanding Swingline Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.3, prepay under Section 2.7, and reborrow under this Section 2.3.

(b)                Borrowing Procedures. Each Swingline Borrowing shall be made upon Lead Borrower’s irrevocable notice, on behalf of all of the Borrowers, to the Swingline Lender, which may be given by telephone. Each such notice must be received by the Swingline Lender not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, (ii) the requested borrowing date, which shall be a Business Day and (iii) the maturity date of the requested Swingline Loan which shall be not later than ten Business Days after the making of such Swingline Loan. Each such telephonic notice must be confirmed promptly by hand delivery or facsimile (or transmitted by electronic communication, if arrangements for doing so have been approved by the Swingline Lender and the Administrative Agent) of a written Swingline Loan Notice to the Swingline Lender and the Administrative Agent, appropriately completed and signed by a Responsible Officer of Lead Borrower. Promptly after receipt by the Swingline Lender of any telephonic Swingline Loan Notice, the Swingline Lender will, if it is willing to make the requested Swingline Loan and provided that all applicable conditions in Section 4.2 are satisfied or waived, not later than 3:00 p.m. on the borrowing date specified in such Swingline Loan Notice, make the amount of its Swingline Loan available to the Borrowers by crediting the account maintained with the Swingline Lender and notify the Administrative Agent thereof in writing.

(c)                Refinancing of Swingline Loans. ~~(i)~~(i) The Swingline Lender at any time in its sole and absolute discretion may request, on behalf of the Borrowers (which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), that each Revolving Lender make an ABR Revolving Loan in Dollars in an amount equal to such Revolving Lender’s Applicable Percentage of the amount of Swingline Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.2, without regard to the minimum and multiples specified therein for the principal amount of ABR Loans. Each Revolving Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds in Dollars for the account of the Swingline Lender at the Administrative Agent’s Payment Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.3(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made an ABR Revolving Loan to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the Swingline Lender.

(ii)               If for any reason any Swingline Loan cannot be refinanced by a Revolving Borrowing in accordance with Section 2.3(c)(i), the request for ABR Revolving Loans submitted by the Swingline Lender as set forth therein shall be deemed to be a request by the Swingline Lender that each of the Revolving Lenders purchase for cash a risk participation in the relevant Swingline Loan in Dollars and each Revolving Lender hereby irrevocably and unconditionally agrees to make such purchase in an amount equal to the product of such Revolving Lender’s Applicable Percentage multiplied by the amount of such Swingline Loan. Each Revolving Lender’s payment to the Administrative Agent for the account of the Swingline Lender pursuant to Section 2.3(c)(i) shall be deemed payment in respect of such participation.

(iii)             If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.3(c) by the time specified in Section 2.3(c)(i), the Swingline Lender shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A certificate of the Swingline Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)              Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.3(c) shall be absolute and unconditional and shall not be affected by any circumstance, provided that each Revolving Lender’s obligation to make Revolving Loans (but not to purchase and fund risk participations in Swingline Loans) pursuant to this Section 2.3(c) is subject to the conditions set forth in Section 4.2. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swingline Loans, together with interest as provided herein.

(d)                Repayment of Participations. ~~(i)~~(i) At any time after any Revolving Lender has purchased and funded a risk participation in a Swingline Loan, if the Swingline Lender receives any payment on account of such Swingline Loan, the Swingline Lender will distribute to such Revolving Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s risk participation was funded) in the same funds as those received by the Swingline Lender.

(ii)               If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by the Swingline Lender under any of the circumstances described in Section 10.11 (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each Revolving Lender shall pay to the Swingline Lender its Applicable Percentage thereof on demand by the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Effective Rate. The Administrative Agent will make such demand upon the request of the Swingline Lender.

(e)                Interest for Account of Swingline Lender. Until each Revolving Lender funds its ABR Revolving Loan or risk participation pursuant to this Section 2.3 to refinance such Revolving Lender’s Applicable Percentage of any Swingline Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swingline Lender.

(f)                 Payments Directly to Swingline Lender. The Borrowers shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender and the Swingline Lender shall notify the Administrative Agent thereof.

Section 2.4               Letters of Credit.

(a)                The Letter of Credit Commitment. ~~(i)~~(i) Subject to the terms and conditions hereof and of any additional Letter of Credit Documents required by the applicable L/C Issuer and relying upon the representations and warranties herein set forth (A) based upon the agreements of the Revolving Lenders set forth in this Section 2.4, each L/C Issuer agrees (1) from time to time on any Business Day during the Availability Period to issue Letters of Credit denominated in Dollars for the account of a Borrower (provided that any Letter of Credit may be for the joint account of a Borrower and any Subsidiary of a Borrower) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.4(b), and (2) to honor conforming drafts under the Letters of Credit and (B) the Revolving Lenders severally agree to participate in Letters of Credit issued pursuant to this Section 2.4; provided that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Revolving Lender shall be obligated to participate in any such Letter of Credit if immediately after giving effect to such L/C Credit Extension, (w) the aggregate L/C Obligations would exceed the L/C Sublimit, (x) the Revolving Exposure of any Revolving Lender would exceed such Revolving Lender’s Revolving Commitment, (y) the Total Revolving Outstandings (other than any Overadvances and Protective Advances to the extent permitted hereunder) would exceed the Line Cap, or (z) the Total Revolving Outstandings would exceed the Revolving Credit Maximum Amount.

(ii)               Each L/C Issuer shall be under no obligation to issue any Letter of Credit (and, in the case of clauses (B), (C) or (D) below, shall not issue any Letter of Credit) if:

(A)              any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any law applicable to such L/C Issuer or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or direct that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Agreement Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Agreement Date (for which such L/C Issuer is not otherwise compensated hereunder);

(B)              subject to Section 2.4(b)(iii), the expiry date of such requested Letter of Credit would occur more than 12 months after the date of issuance or last renewal;

(C)              the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date (unless and except for so long as such Letter of Credit is Backstopped);

(D)              the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any Sanctioned Country, in violation of Sanctions or (ii) in any manner that would result in a violation of any Sanctions by any party to this Credit Agreement;

(E)               the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally or any laws binding upon such L/C Issuer;

(F)               the Letter of Credit is to be denominated in a currency other than Dollars;

(G)              any Revolving Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with the Borrowers or such

Defaulting Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.10(a)(iv)) with respect to such Defaulting Lender arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(H)              the Letter of Credit is in an initial amount less than $25,000 (or such lesser amount as agreed to by such L/C Issuer and the Administrative Agent).

(iii)             No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b)                Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit. ~~(i)~~(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of Lead Borrower, on behalf of all of the applicable Borrowers, hand delivered or sent by facsimile (or transmitted by electronic communication, if arrangements for doing so have been approved by the applicable L/C Issuer) to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of Lead Borrower. Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 1:00 p.m. at least three Business Days prior to the proposed issuance date or date of amendment, as the case may be; or, in each case, such later date and time as the applicable L/C Issuer may agree in a particular instance in its sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day), (B) the amount thereof, (C) the expiry date thereof, (D) the name and address of the beneficiary thereof, (E) the documents to be presented by such beneficiary in case of any drawing thereunder, (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder, and (G) such other matters as the applicable L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer (1) the Letter of Credit to be amended, (2) the proposed date of amendment thereof (which shall be a Business Day), (3) the nature of the proposed amendment, and (4) such other matters as the applicable L/C Issuer may reasonably request consistent with the terms of this Credit Agreement.

(ii)               Subject to the terms and conditions set forth herein, the applicable L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower (or the applicable Borrower and the applicable Subsidiary) or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to have, and hereby irrevocably and unconditionally agrees to, acquire from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Lender acknowledges and agrees that its obligation to acquire risk participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments.

(iii)             If Lead Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer shall agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the applicable L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Auto-Renewal Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, Lead Borrower shall not be required to make a specific request to such L/C Issuer for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the renewal of such Auto-Renewal Letter of Credit from time to time to an expiry date not later than the Letter of Credit Expiration Date (unless and except for so long as such Letter of Credit is Backstopped); provided that such L/C Issuer shall not permit any such renewal if (A) such L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.4(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone, followed promptly in writing, or in writing) on or before the day that is five Business Days before the applicable Nonrenewal Notice Date from the Administrative Agent or any Revolving Lender, as applicable, or Lead Borrower that one or more of the applicable conditions specified in Section 4.2 is not then satisfied.

(iv)              Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to Lead Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)                Drawings and Reimbursements; Funding of Participations. ~~(i)~~(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify promptly Lead Borrower and the Administrative Agent thereof. On the Business Day on which Lead Borrower shall have received notice of any payment by the applicable L/C Issuer under a Letter of Credit or, if Lead Borrower shall have received such notice later than 12:00 p.m. on any Business Day, on the succeeding Business Day (such applicable Business Day, the “L/C Honor Date”), the Borrowers shall (regardless of whether or not such Letter of Credit shall be for the sole account of a Borrower or for the joint account of a Borrower and any Subsidiary) reimburse such L/C Issuer through the Administrative Agent in an amount equal to such drawing in Dollars. If the Borrowers fail to so reimburse the applicable L/C Issuer on the L/C Honor Date (or if any such reimbursement payment is required to be refunded to the Borrowers for any reason), then (x) the Borrowers shall be deemed to have requested a Borrowing of ABR Revolving Loans in the amount of such drawing, and (y) the Administrative Agent shall promptly notify each Revolving Lender of the L/C Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Lender’s Applicable Percentage thereof. Any notice given by any L/C Issuer or the Administrative Agent pursuant to this Section 2.4(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice. For the avoidance of doubt, if any drawing occurs under a Letter of Credit and such drawing is not reimbursed on the same day, the Unreimbursed Amount of such drawing shall, without duplication, accrue interest for each day until the date of reimbursement at (x) prior to the third Business Day following the L/C Honor Date, the rate per annum applicable to the outstanding principal balance of ABR Revolving Loans pursuant to Section 3.1(a), and (y) thereafter, a rate per annum equal to the Default Rate applicable to the outstanding principal balance of ABR Revolving Loans.

(ii)               Each Revolving Lender (including the Revolving Lender acting as the applicable L/C Issuer) shall upon any notice pursuant to Section 2.4(c)(i) make funds available to the Administrative Agent for the account of the applicable L/C Issuer at the Administrative Agent’s Payment Office in an amount equal to its Applicable Percentage of any Unreimbursed Amount in respect of a Letter of Credit in Dollars not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer, and may apply Cash Collateral provided for this purpose to such Unreimbursed Amount.

(iii)             Each Revolving Lender that makes funds available pursuant to Section 2.4(c)(ii) shall be deemed to have made an ABR Revolving Loan in Dollars to the Borrowers in such amount, provided that in the event the conditions for Revolving Borrowings set forth in Section 4.2 cannot be satisfied (and have not been waived) or for any other reason, then (A) the Borrowers shall be deemed to have incurred from the applicable L/C Issuer a L/C Borrowing in Dollars in the amount of the Unreimbursed Amount, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate, and (B) such Revolving Lender shall be deemed to have purchased a participation in such L/C Borrowing in an amount equal to its Applicable Percentage thereof (a “L/C Advance”).

(iv)              Until each Revolving Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.4(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Lender’s Applicable Percentage of such amount shall be solely for the account of the applicable L/C Issuer.

(v)                Each Revolving Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.4(c), shall be absolute and unconditional and shall not be affected by any circumstance; provided that each Revolving Lender’s obligation to make Revolving Loans (but not L/C Advances) pursuant to this Section 2.4(c) is subject to the conditions set forth in Section 4.2 (other than delivery by Lead Borrower of a Committed Loan Notice). No such making of a L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the applicable L/C Issuer for the amount of any payment made by the applicable L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)              If any Revolving Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.4(c) by the time specified in Section 2.4(c)(ii), such L/C Issuer shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at the greater of the Federal Funds Effective Rate and a rate determined by such L/C Issuer in accordance with banking industry rules on interbank compensation. A certificate of the applicable L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.4(c)(vi) shall be conclusive absent manifest error.

(vii)            If, at any time after the applicable L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender such Revolving Lender’s L/C Advance in respect of such payment in accordance with this Section 2.4(c), the Administrative Agent receives for the account of such Revolving Lender any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrowers or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(viii)          If any payment received by the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.4(c) is required to be returned under any of the circumstances described in Section 10.11, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a rate per annum equal to the Federal Funds Effective Rate.

(d)                Obligations Absolute. The obligation of the Borrowers to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Credit Agreement under all circumstances, including the following:

(i)                 any lack of validity or enforceability of such Letter of Credit, this Credit Agreement, or any other agreement or instrument relating thereto;

(ii)               the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such L/C Issuer or any other Person, whether in connection with this Credit Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)             any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)              any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit, or any payment made by the applicable L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with (x) any proceeding under any Debtor Relief Law or (y) any Bail-In Action;

(v)                any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guarantee Agreement, the HK Guarantee Agreement or any other guarantee, for all or any of the Loan Document Obligations of any Loan Party in respect of such Letter of Credit; or

(vi)              any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party;

provided that the foregoing shall not excuse the applicable L/C Issuer from liability to the Borrowers to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by such L/C Issuer’s bad faith, gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit, subject to the terms of Section 2.4(e) below, comply with the terms thereof.

(e)                Role of L/C Issuer. Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the applicable L/C Issuer, any of its Related Parties nor any of the correspondents, participants or assignees of such L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Required Lenders, (ii) any action taken or omitted in the absence of bad faith, gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrowers from pursuing such rights and remedies as they may have against the beneficiary or transferee at law or under any other agreement. None of the applicable L/C Issuer, any of its Related Parties nor any of the correspondents, participants or assignees of such L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (iii) of this Section 2.4(e); provided that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the applicable L/C Issuer, and the applicable L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers caused by such L/C Issuer’s bad faith, willful misconduct or gross negligence or such L/C Issuer’s bad faith, willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, the applicable L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the applicable L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(f)                 Conflict with Letter of Credit Application. Notwithstanding anything else to the contrary in any Letter of Credit Document (including any Letter of Credit Application), in the event of any conflict between the terms hereof and the terms of any such Letter of Credit Document, the terms hereof shall control, provided that all non-conflicting terms of any such Letter of Credit Document shall remain in full force and effect.

(g)                Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the applicable L/C Issuer and Lead Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, the applicable L/C Issuer shall not be responsible to any Loan Party for, and the applicable L/C Issuer’s rights and remedies against any such Loan Party shall not be impaired by, any action or inaction of such L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Credit Agreement, including the law or any order of a jurisdiction where such L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h)                Addition of L/C Issuer. Lead Borrower may from time to time, with the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) and the applicable Revolving Lender being so appointed, appoint one or more additional Revolving Lenders to be L/C Issuers hereunder. Upon the appointment of a Revolving Lender as an L/C Issuer hereunder, such Person shall become vested with all of the rights, powers, privileges and duties of an L/C Issuer hereunder. The Administrative Agent shall notify the Revolving Lenders of any such additional L/C Issuer.

(i)                 Removal of L/C Issuers. Lead Borrower may at any time remove any Revolving Lender from its role as an L/C Issuer hereunder upon not less than 30 days prior notice to such L/C Issuer (or such shorter period of time as may be acceptable to such L/C Issuer), with a copy of such notice to the Administrative Agent; provided that such removed L/C Issuer shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its removal as an L/C Issuer and all L/C Exposure with respect thereto. Without limiting the foregoing, upon the removal of a Revolving Lender as an L/C Issuer hereunder, Lead Borrower may, or at the request of such removed L/C Issuer Lead Borrower shall, use commercially reasonable efforts to, arrange for one or more of the other L/C Issuers to issue Letters of Credit hereunder in substitution for the Letters of Credit, if any, issued by such removed L/C Issuer and outstanding at the time of such removal, or make other arrangements reasonably satisfactory to the removed L/C Issuer to effectively cause another L/C Issuer to assume the obligations of the removed L/C Issuer with respect to any such Letters of Credit.

Section 2.5               Termination and Reduction of Commitments.

(a)                Unless previously terminated, the Revolving Commitments shall terminate on the last day of the Availability Period.

(b)                The Borrowers may at any time terminate, or from time to time reduce, the Revolving Commitments, provided that (i) the Borrowers shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment or repayment of the Revolving Loans and the Swingline Loans in accordance with Section 2.7, the sum of the Revolving Exposures of all Revolving Lenders would exceed the aggregate Revolving Commitments, (ii) each such reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000, and (iii) any reduction of the Revolving Commitments to an amount below the L/C Sublimit or the Swingline Sublimit shall automatically reduce the L/C Sublimit or the Swingline Sublimit, as applicable, on a Dollar for Dollar basis. If at any time, as a result of such a partial reduction or termination as provided in Section 2.5(a), the Revolving Exposure of all Lenders would exceed the aggregate Revolving Commitments, then the Borrowers shall on the date of such reduction or termination of Revolving Commitments, repay or prepay Revolving Borrowings or Swingline Loans (or a combination thereof) and/or Cash Collateralize Letters of Credit in an aggregate amount equal to such excess.

(c)                Lead Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Revolving Lenders of the contents thereof. Each notice delivered by Lead Borrower pursuant to this Section shall be irrevocable, provided that a notice of termination or reduction of the Revolving Commitments may state that such notice is conditioned upon the effectiveness of other credit facilities or other events or transactions, in which case such notice may be revoked by Lead Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied, subject to the Borrowers’ obligation to indemnify the Lenders pursuant to Section 3.5. Each reduction, and any termination, of the Revolving Commitments shall be permanent and each reduction of the Revolving Commitments shall be made ratably among the Revolving Lenders in accordance with their respective Revolving Commitments.

Section 2.6               Repayment of Loans; Evidence of Debt.

(a)                Payment at Maturity. The Borrowers hereby unconditionally promise to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan together with all accrued interest thereon on the earlier of the Revolving Maturity Date and, if different, the date of the termination of the Revolving Commitments in accordance with the provisions of this Credit Agreement, and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan together with all accrued interest thereon on the earliest of (A) the maturity date selected by Lead Borrower for such Swingline Loan, (B) the Revolving Maturity Date and (C) the date of the termination of the Revolving Commitments in accordance with the provisions of this Credit Agreement.

(b)                Notes. Any Lender may request through the Administrative Agent that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall execute and deliver to (i) in the case of a Revolving Lender, a Revolving Loan Note, and (ii) in the case of the Swingline Lender, a Swingline Loan Note. In addition, if requested by a Lender, its Note may be made payable to such Lender and its registered assigns in which case all Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 10.4) be represented by one or more Notes in like form payable to the order of the payee named therein and its registered assigns.

(c)                Lender Records. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)                Register. Entries made in good faith by the Administrative Agent in the Register pursuant to Section 10.4(c), and by each Lender in its account or accounts pursuant to Section 2.6(c), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrowers to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Credit Agreement, absent demonstrable error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrowers under this Credit Agreement.

Section 2.7               Prepayments.

(a)                Optional Prepayments. ~~(i)~~(i) The Borrowers may, upon written notice from Lead Borrower to the Administrative Agent, at any time and from time to time, voluntarily prepay any Borrowing of any Class (other than Swingline Loans) in whole or in part without premium or penalty (except as set forth in Section 3.5), provided that such notice must be received by the Administrative Agent not later than 1:00 p.m. (1) three Business Days prior to any date of prepayment of a LIBOR Borrowing and (2) on the date of prepayment of an ABR Borrowing. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by Lead Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, provided that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities or other events or transactions, in which case such notice may be revoked by Lead Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied, subject to the Borrowers’ obligation to indemnify the Lenders pursuant to Section 3.5.

(ii)               The Borrowers may, upon written notice from Lead Borrower to the Swingline Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swingline Loans in whole or in part without premium or penalty; provided that such notice must be received by the Swingline Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment. Each such notice shall specify the date and amount of such prepayment. If such notice is given by Lead Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b)                Mandatory Prepayments.

(i)                 Net Cash Proceeds.

(A)              Dispositions. In the event that any Loan Party or any of its Subsidiaries receives Net Cash Proceeds in respect of any Mandatory Prepayment Disposition, then, substantially simultaneously with (and in any event not later than the fifth Business Day next following) the receipt of such Net Cash Proceeds, the Borrowers shall prepay the Loan Document Obligations in an aggregate principal amount equal to 100% of such Net Cash Proceeds; provided, that no Net Cash Proceeds that would otherwise be subject to the provisions of this clause (A) or clause (C) below shall be subject to such provisions until the aggregate amount of all such Net Cash Proceeds received by the Loan Parties and their Subsidiaries from and after the Closing Date shall equal $20,000,000, and only the portion in excess of such $20,000,000 aggregate amount shall be subject to such provisions.

(B)              Debt Incurrences and Equity Issuances. In the event that any Loan Party or any of its Subsidiaries receives Net Cash Proceeds in respect of any Mandatory Prepayment Debt Incurrence or Mandatory Prepayment Equity Issuance, then, substantially simultaneously with (and in any event not later than (x) in the case of any Mandatory Prepayment Debt Incurrence, the same day as, and (y) in the case of any Mandatory Prepayment Equity Issuance, the fifth Business Day next following) the receipt of such Net Cash Proceeds, the Borrowers shall prepay the Loan Document Obligations in an aggregate principal amount equal to 100% of such Net Cash Proceeds.

(C)              Casualty Events. In the event that any Loan Party or any of its Subsidiaries receives Net Cash Proceeds in respect of any Mandatory Prepayment Casualty Event, then, substantially simultaneously with (and in any event not later than the fifth Business Day next following) the receipt of such Net Cash Proceeds, the Borrowers shall prepay the Loan Document Obligations in an aggregate principal amount equal to 100% of such Net Cash Proceeds; provided, that no Net Cash Proceeds that would otherwise be subject to the provisions of this clause (C) or clause (A) above shall be subject to such provisions until the aggregate amount of all such Net Cash Proceeds received by the Loan Parties and their Subsidiaries from and after the Closing Date shall equal $20,000,000, and only the portion in excess of such $20,000,000 aggregate amount shall be subject to such provisions.

(ii)               Excess Cash Balance. In the event that the aggregate balance of the Loan Parties’ disbursement and operating deposit accounts exceeds $350,000,000 on any Business Day, then the Borrowers shall prepay the Loan Document Obligations in an aggregate principal amount equal to such excess amount.

(iii)             Application of Mandatory Prepayments. Each mandatory prepayment required to be made pursuant to Section 2.7(b) shall be applied to the prepayment of the Revolving Loans and Swingline Loans and, thereafter, to Cash Collateralize the L/C Obligations in an amount equal to the Minimum Collateral Amount with respect thereto, in each case, without a permanent reduction of the Revolving Commitments.

(iv)              Notice of Mandatory Prepayment. Lead Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.7(b) (or, in the case of a prepayment required under Section 2.7(b)(i), to the extent practicable, at least two Business Days in advance of such prepayment), a certificate signed by a Financial Officer of Lead Borrower setting forth in reasonable detail the calculation of the amount of such prepayment. Each notice of prepayment shall specify the prepayment date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid.

(c)                Prepayments of Revolving Loans. If for any reason (i) the Total Revolving Outstandings (other than any Overadvances and Protective Advances to the extent permitted hereunder) at any time exceed the Borrowing Base then in effect for at least two consecutive Business Days or (ii) the Total Revolving Outstandings at any time exceed the Revolving Credit Maximum Amount at such time, then in either case Borrowers shall immediately prepay, without premium or penalty, an aggregate amount equal to such excess to be applied to the prepayment of the Revolving Loans and Swingline Loans and, thereafter to the extent of any remaining such excess, to Cash Collateralize the L/C Obligations in an amount equal to such remaining excess.

(d)                General Rules. All prepayments shall be subject to Section 3.5, but shall otherwise be without premium or penalty. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. All prepayments shall be accompanied by accrued interest thereon and, in the case of any prepayment of a LIBOR Loan, any additional amounts required pursuant to Section 3.5. The application of all prepayment amounts shall be made in such a manner as to minimize, to the extent reasonably practicable, any additional amounts required under Section 3.5.

Section 2.8               Payments Generally; Administrative Agent’s Clawback.

(a)                General. Each Loan Party shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal of Loans, L/C Borrowings, interest or fees, or of amounts payable under Sections 3.4, 3.5, 3.6 or 10.3, or otherwise) prior to 12:00 noon on the date when due, in immediately available funds. In furtherance of the foregoing, during the continuance of an Event of Default, the Borrowers hereby irrevocably authorize the Administrative Agent, in the Administrative Agent’s sole discretion, to request on behalf of the Borrowers, Revolving Loans (which shall be ABR Loans) or Swingline Loans, in an amount sufficient to pay all principal, L/C Borrowings, interest, fees, or other amounts from time to time due and payable by any Loan Party to any Credit Party hereunder or under any other Loan Document that are not paid when due (after giving effect to any grace and cure periods). All payments to be made by a Loan Party hereunder shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent’s Payment Office, except payments to be made to any L/C Issuer or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 3.4, 3.5, 3.6 or 10.3, shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b)                Pro Rata Treatment. Except as otherwise provided in this Section 2.8 and as otherwise required under Section 3.4(e), each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of fees, each reduction of the Revolving Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Appropriate Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans of the applicable Class). Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount.

(c)                Administrative Agent’s Clawback. ~~(i)~~(i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender (x) in the case of ABR Borrowings, two hours prior to the proposed time of such Borrowing and (y) otherwise, prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.2 and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the Appropriate Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to ABR Loans. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)               Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from Lead Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any L/C Issuer hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such L/C Issuer, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or such L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(iii)             Notice by Administrative Agent. A notice from the Administrative Agent to any Lender or Lead Borrower with respect to any amount owing under this paragraph (c) shall be conclusive, absent manifest error.

(d)                Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and purchase participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 10.3(c) are several and not joint. The failure of any Lender to make any Loan or purchase participations in Letters of Credit and Swingline Loans or make any payment under Section 10.3(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, purchase its participation in Letters of Credit and Swingline Loans or to make its payment under Section 10.3(c).

(e)                Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article 2, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the borrowing of Loans set forth in Article 4 are not satisfied or waived in accordance with the terms hereof (subject to the provisions of Article 4), the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(f)                 Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g)                Insufficient Payment. Subject to the provisions of Article 8, whenever any payment received by the Administrative Agent under this Credit Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Credit Parties under or in respect of this Credit Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent (i) first, towards payment of all fees and expenses then due to the Administrative Agent under the Loan Documents, (ii) second, towards payment of all expenses then due hereunder, ratably among the parties entitled thereto in accordance herewith, (iii) third, towards payment of interest, fees and commissions then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, fees and commissions then due to such parties, and (iv) fourth, towards payment of principal of Loans and unreimbursed L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal of Loans and unreimbursed L/C Borrowings then due to such parties.

(h)                Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then such Lender shall (x) notify the Administrative Agent of such fact, and (y) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i)                 if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)               the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Credit Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Disbursements to any assignee or participant.

Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

Section 2.9               Defaulting Lenders.

(a)                Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Credit Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)                 Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Credit Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii)               Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.8 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer or the Swingline Lender hereunder; third, to Cash Collateralize each L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.10; fourth, as Lead Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Credit Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and Lead Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Credit Agreement and (y) Cash Collateralize each L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Credit Agreement, in accordance with Section 2.10; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any L/C Issuer or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 2.9(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.9(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)             Certain Fees.

(A)              No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)              Each Defaulting Lender shall be entitled to receive L/C Participation Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.10.

(C)              With respect to any L/C Participation Fees not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to any L/C Issuer and the Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or the Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)              Reallocation of Participations to Reduce Fronting Exposure. If any L/C Obligations or Swingline Loans are outstanding at the time such Lender becomes a Defaulting Lender, then all or any part of the Swingline Exposure and L/C Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 10.17, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)                Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to them hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize each L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.10.

(b)                Defaulting Lender Cure. If Lead Borrower, the Administrative Agent, the Swingline Lender and each L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility (without giving effect to Section 2.9(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)                New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no L/C Issuer shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 2.10            Cash Collateral.

(a)                Certain Credit Support Events. The Borrowers shall provide Cash Collateral to any applicable L/C Issuer:

(i)                 if such L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in a L/C Borrowing, within two Business Days following any request by the Administrative Agent or such L/C Issuer, in an amount not less than the Minimum Collateral Amount of such L/C Borrowing,

(ii)               if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding and such Letter of Credit is not adequately Backstopped in accordance with the provisions of this Credit Agreement, immediately (without the necessity of any request), in an amount not less than the Minimum Collateral Amount of such L/C Obligation,

(iii)             if the Borrowers shall be required to provide Cash Collateral pursuant to Section 8.2, immediately upon any request by the Administrative Agent or such L/C Issuer, in an amount not less than the Minimum Collateral Amount of all L/C Obligations, and

(iv)              if there shall exist a Defaulting Lender, within two Business Days following any request by the Administrative Agent or such L/C Issuer, in an amount not less than the Minimum Collateral Amount of the Fronting Exposure of such L/C Issuer with respect to such Defaulting Lender.

(b)                Grant of Security Interest. As security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.10(c), (i) each Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, and (ii) to the extent provided by any Defaulting Lender, such Defaulting Lender hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing. Each Borrower shall enter into documentation reasonably satisfactory to the Administrative Agent as may be requested in connection with the above described grant of security. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuers as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. If at any time the total amount of such Cash Collateral is greater than the Minimum Collateral Amount, the Administrative Agent will, promptly upon demand by Lead Borrower, release to Lead Borrower Cash Collateral in an amount sufficient to eliminate such excess. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Citizens Bank. The Borrowers shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c)                Application. Notwithstanding anything to the contrary contained in this Credit Agreement, Cash Collateral provided under any of this Section 2.10 or Sections 2.4, 2.7, 2.10 or 8.2 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Lender that is a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)                Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.4(b)(vii))) or (ii) the determination by the Administrative Agent and the applicable L/C Issuer that there exists excess Cash Collateral; provided that, subject to this Section 2.10, the Person providing Cash Collateral and such L/C Issuer may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrowers, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

Section 2.11                 Incremental Commitments.

(a)                Lead Borrower may, from time to time, by written notice to the Administrative Agent, request additional Revolving Commitments (collectively, “Incremental Commitments”), from one or more Revolving Lenders (in the sole discretion of such Lenders) and/or Eligible Assignees who will become Revolving Lenders, in an aggregate principal amount of up to $100,000,000; provided that at the time of the incurrence of such Incremental Commitments and immediately after giving effect thereto and to the use of the proceeds thereof, no Default shall have occurred and be continuing or would result therefrom; provided further that (1) each such Person, if not already a Revolving Lender hereunder, shall be subject to the approval of the Administrative Agent, the L/C Issuers and the Swingline Lender (which approvals shall not be unreasonably withheld or delayed) and (2) Lead Borrower may make only five such requests. Such notice shall set forth (i) the amount of the Incremental Commitments being requested (which shall be in minimum increments of $10,000,000 and a minimum amount of $25,000,000), and (ii) the date on which such Incremental Commitments are requested to become effective (which shall not be less than five Business Days nor more than 60 calendar days after the date of such notice, unless otherwise agreed to by the Administrative Agent).

(b)                The Borrowers and each Revolving Lender providing an Incremental Commitment shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Commitment of such Revolving Lender. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Credit Agreement shall be deemed amended to the extent (but only to the extent) necessary (i) to reflect the existence and terms of the Incremental Commitments evidenced thereby and (ii) to increase the hard dollar amounts in the definitions of “Borrowing Base Reporting Trigger Event”, “Borrowing Base Reporting Trigger Period”, “Cash Dominion Trigger Event”, “Cash Dominion Trigger Period”, “Collateral Administration Trigger Event”, “Collateral Administration Trigger Period” and “Payment Conditions” and in Sections 2.2(h) and 7.12, in each case in proportion to the increase in the Revolving Commitments after giving effect to such Incremental Commitments. Any such deemed amendment may be memorialized in writing by the Administrative Agent with Lead Borrower’s consent (not to be unreasonably withheld or delayed) and furnished to the other parties hereto.

(c)                The terms of each Incremental Commitment shall be reasonably satisfactory to the Administrative Agent and in any event:

(i)                 each Incremental Commitment (and the Revolving Loans made thereunder) shall rank pari passu in right of payment and of security with the existing Revolving Commitments (and the Revolving Loans made thereunder); and

(ii)               all material terms of each Incremental Commitment (and the Revolving Loans made thereunder) shall be identical to the existing Revolving Commitments (and the Revolving Loans made thereunder) (excluding upfront and other similar fees paid at the closing of such Incremental Commitment).

(d)                No Incremental Commitments shall become effective unless, on the date of such effectiveness, (i) the conditions set forth in paragraphs (a) and (b) of Section 4.2 shall be satisfied as if it was a borrowing date and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of Lead Borrower; and (ii) the Administrative Agent shall have received closing certificates, opinions of counsel and other customary documentation requested by the Administrative Agent.

(e)                Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that, following the establishment of any Incremental Commitments, the outstanding Revolving Loans are held by the Revolving Lenders in accordance with their new Applicable Percentages. This may be accomplished by the Administrative Agent, in consultation with Lead Borrower, by requiring each outstanding LIBOR Borrowing of the relevant Class to be converted into an ABR Borrowing of such Class on the date of each additional Revolving Commitment, or requiring a prepayment and reborrowing of Revolving Loans. Any conversion or prepayment made pursuant to the preceding sentence shall be subject to Section 3.5 (it being understood that, the Administrative Agent shall consult with Lead Borrower regarding the foregoing and, to the extent practicable, will attempt to pursue options that minimize breakage costs).

Section 2.12                 Joint and Several Liability.

(a)                Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Credit Parties under this Credit Agreement for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Loan Document Obligations.

(b)                Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Loan Document Obligations, it being the intention of the parties hereto that all of the Loan Document Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them. Accordingly, each Borrower hereby waives any and all suretyship defenses that would otherwise be available to such Borrower under applicable law.

(c)                If and to the extent that any Borrower shall fail to make any payment with respect to any of the Loan Document Obligations as and when due, whether upon maturity, acceleration, or otherwise, or to perform any of the Loan Document Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Loan Document Obligations until such time as all of the Loan Document Obligations are paid in full, and, except as otherwise expressly provided in the Loan Documents, without the need for demand, protest, or any other notice or formality.

(d)                The obligations of each Borrower under the provisions of this Section 2.12 constitute the absolute and unconditional, full recourse obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Credit Agreement or any other Loan Document or any other circumstance whatsoever.

(e)                Each Borrower hereby waives, for the benefit of the Credit Parties: (a) any right to require any Credit Party, as a condition of payment or performance by such Borrower, to (i) proceed against any other Borrower, any Guarantor or any other Person, (ii) proceed against or exhaust any security held from any other Borrower, any Guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of any Credit Party in favor of any other Borrower, any Guarantor or any other Person, or (iv) pursue any other remedy in the power of any Credit Party whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any other Borrower or any Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Loan Document Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any other Borrower or any Guarantor from any cause other than payment in full of the Loan Document Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Credit Party’s errors or omissions in the administration of the Loan Document Obligations (other than those constituting gross negligence, bad faith or willful misconduct); (e)(i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Borrower’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Borrower’s liability hereunder or the enforcement hereof, (iii) any rights to set offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Credit Party protect, secure, perfect or insure any security interest or Lien or any property subject thereto; (f) except as otherwise expressly provided in the Loan Documents, notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default, notices of any renewal, extension or modification of the Loan Document Obligations or any agreement related thereto, notices of any extension of credit to such Borrower and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the ability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

(f)                 Each Borrower represents and warrants to the Credit Parties that such Borrower is currently informed of the financial condition of the other Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Loan Document Obligations. Each Borrower further represents and warrants to the Credit Parties that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of each other Borrower’s financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Loan Document Obligations.

(g)                The provisions of this Section 2.12 are made for the benefit of each Credit Party and its successors and permitted assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of any Credit Party of any of its successors or permitted assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or any Guarantor or to exhaust any remedies available to it or them against any Borrower or any Guarantor or to resort to any other source or means of obtaining payment of any of the Loan Document Obligations or to elect any other remedy. The provisions of this Section 2.12 shall remain in effect until the occurrence of the Termination Date. If at any time any payment, or any part thereof, made in respect of any of the Loan Document Obligations is rescinded or must otherwise be restored or returned by any Credit Party upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.12 will forthwith be reinstated in effect, as though such payment had not been made.

(h)                Each Borrower hereby agrees that it will not enforce any of its rights that arise from the existence, payment, performance or enforcement of the provisions of this Section 2.12, including rights of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Credit Party against any Borrower, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until the Termination Date has occurred. Any claim which any Borrower may have against any other Borrower with respect to any payments to any Credit Party hereunder are hereby expressly made subordinate and junior in right of payment to the prior occurrence of the Termination Date and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, the Termination Date shall occur before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor. If any amount shall be paid to any Borrower in violation of the immediately preceding sentence, such amount shall be held in trust for the benefit of the Credit Parties, and shall forthwith be paid to Administrative Agent to be credited and applied to the Loan Document Obligations and all other amounts payable under this Credit Agreement, whether matured or unmatured, in accordance with the terms of this Credit Agreement, or to be held as Collateral for any Loan Document Obligations or other amounts payable under this Credit Agreement thereafter arising.

Section 2.13            Lead Borrower. Each Borrower hereby irrevocably appoints Lead Borrower as the borrowing agent and attorney-in-fact for each Borrower, and authorizes Lead Borrower (a) to provide Administrative Agent with all notices with respect to Credit Extensions obtained for the benefit of any Borrower and all other notices and instructions under this Credit Agreement or any other Loan Document and (b) to take such action as Lead Borrower deems appropriate on its behalf to carry out the purposes of this Credit Agreement or any other Loan Document. Lead Borrower hereby accepts such appointment. The Credit Parties shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or other communication delivered by Lead Borrower on behalf of any Borrower. The Credit Parties may give any notice to, or other communication with, any Borrower hereunder to Lead Borrower on behalf of such Borrower. Each of the Credit Parties shall have the right, in its discretion, to deal exclusively with Lead Borrower for any or all purposes under the Loan Documents. It is understood that the handling of the Credit Extensions and the Collateral of Loan Parties in a combined fashion, as more fully set forth herein, is done solely as an accommodation to the Borrowers in order to utilize the collective borrowing powers of the Borrowers in the most efficient and economical manner and at their request, and that Administrative Agent shall not incur any liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of Credit Extensions and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group.

Article 3

Interest, Fees, Yield Protection, etc.

Section 3.1               Interest.

(a)                Interest Rate Generally. All ABR Loans shall bear interest at the Alternate Base Rate plus the Applicable Margin. Each LIBOR Loan shall bear interest at a rate per annum equal to the sum of the Adjusted LIBOR Rate for the Interest Period in effect for such Loan plus the Applicable Margin. Each Swingline Loan shall bear interest at the Alternate Base Rate plus the Applicable Margin (or such other rate as may be agreed upon between Lead Borrower and the Swingline Lender).

(b)                Default Rate.

(i)                 Notwithstanding the foregoing, if any principal of or interest on any Loan, any reimbursement obligation in respect of any L/C Disbursement or any fee or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to the Default Rate to the fullest extent permitted by applicable law.

(ii)               Notwithstanding the foregoing, if an Event of Default has occurred and is continuing and the Administrative Agent so notifies Lead Borrower (provided that no such notification shall be required, and the following interest shall automatically be payable, in the case of an Event of Default under Sections 8.1(a), (b), (h) or (i)), then, so long as such Event of Default is continuing, all outstanding principal of each Loan and all Unreimbursed Amounts in respect of L/C Disbursements (including L/C Borrowings) shall, without duplication of amounts payable under the preceding sentence, bear interest, after as well as before judgment, at a rate per annum equal to the Default Rate to the fullest extent permitted by applicable law.

(iii)             Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)                Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and at such other times as may be specified herein, provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any LIBOR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(d)                Computation of Interest. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBOR Rate and LIBOR Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent demonstrable error.

Section 3.2               Fees.

(a)                Commitment Fee. The Borrowers agree to pay to the Administrative Agent, for the account of each Revolving Lender, a commitment fee (the “Commitment Fee”), which shall accrue at a rate per annum equal to 0.40% per annum on the average daily unused amount of the Revolving Commitment of such Revolving Lender during the period from and including the date on which this Credit Agreement becomes effective pursuant to Section 10.6(a) to but excluding the date on which such Revolving Commitment terminates. For purposes of computing Commitment Fees, the Revolving Commitment of any Revolving Lender shall be deemed to be used to the extent of the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s L/C Exposure. Accrued Commitment Fees shall be payable in arrears on the last day of March, June, September and December of each year, each date on which the Revolving Commitments are permanently reduced and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the Agreement Date. All Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)                L/C Fees. The Borrowers agree to pay (i) to the Administrative Agent, for the account of the Revolving Lenders, a fee (the “L/C Participation Fee”) in Dollars for each Letter of Credit, at a rate per annum equal to the Applicable Margin multiplied by the average daily amount available to be drawn under such Letter of Credit, and (ii) to each applicable L/C Issuer for its own account a fee (the “L/C Fronting Fee”), which shall accrue at the rate or rates per annum separately agreed upon between the Borrowers and such L/C Issuer on the average daily amount of the L/C Obligations attributable to Letters of Credit issued by such L/C Issuer (excluding any portion thereof attributable to unreimbursed L/C Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any L/C Obligations, as well as such L/C Issuer’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Accrued L/C Participation Fees and L/C Fronting Fees shall be payable in arrears on the last day of March, June, September and December of each year, commencing on the first such date to occur after the Agreement Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to any L/C Issuer pursuant to this paragraph shall be payable within ten days after demand. All L/C Participation Fees and L/C Fronting Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Notwithstanding the foregoing, if an Event of Default has occurred and is continuing and the Administrative Agent (in the case of L/C Participation Fees) or any applicable L/C Issuer (in the case of L/C Fronting Fees) so notifies Lead Borrower (provided that no such notification shall be required, and the following interest shall automatically be payable, in the case of an Event of Default under Sections 8.1(a), (b), (h) or (i)), then, so long as such Event of Default is continuing, L/C Participation Fees and L/C Fronting Fees, as applicable, shall be calculated at a rate per annum equal to the Default Rate.

(c)                Fee Letters. The Borrowers agree to pay the fees and other amounts payable in the amounts and at the times set forth in the Fee Letters.

(d)                Payment of Fees Generally. All fees and other amounts payable hereunder shall be paid on the dates due, in immediately available funds. Absent demonstrable mistake in the payment thereof, determined as of the time of such payment, fees and other amounts paid shall not be refundable under any circumstances.

Section 3.3               Alternate Rate of Interest.

(a)                Temporary Unavailability of LIBOR Rate. If prior to the commencement of any Interest Period for a LIBOR Borrowing:

(i)                 the Administrative Agent determines (which determination shall be conclusive absent demonstrable error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate or the LIBOR Rate, as applicable, for such Interest Period; or

(ii)               the Administrative Agent is advised by Required Lenders that the Adjusted LIBOR Rate or the LIBOR Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to Lead Borrower and the Lenders (or the Swingline Lender, as the case may be) as promptly as practicable thereafter and, until the Administrative Agent notifies Lead Borrower and the Lenders (or the Swingline Lender, as the case may be) that the circumstances giving rise to such notice no longer exist (which notice shall be given by the Administrative Agent as promptly as practicable after it obtains knowledge that such circumstances cease to exist), (x) any Committed Loan Notice that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBOR Borrowing shall be ineffective, and (y) if any Request for Credit Extension requests a LIBOR Borrowing, such Borrowing shall be made as an ABR Borrowing.

(b)                Successor LIBOR Rate.

(i)                 Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and Lead Borrower may amend this Credit Agreement to replace the LIBOR Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and Lead Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of the LIBOR Rate with a Benchmark Replacement pursuant to this Section 3.3(b) will occur prior to the applicable Benchmark Transition Start Date.

(ii)               Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document (but subject to the terms of the definition of “Benchmark Replacement Conforming Changes”), any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement.

(iii)             Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify Lead Borrower and the Lenders of (A) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes and (D) the commencement or conclusion of any Benchmark Unavailability Period, provided that the failure to give such notice under this clause (D) shall not affect the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 3.3(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent demonstrable error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.3(b).

(iv)              Benchmark Unavailability Period. Upon the commencement of a Benchmark Unavailability Period, Lead Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of LIBOR Loans to be made, converted or continued during such Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period, (A) the obligation of the Lenders to make or maintain LIBOR Loans shall be suspended, (B) any request for a Borrowing of, conversion to or continuation of LIBOR Loans shall be ineffective and will be deemed to have been a request for a Borrowing of or conversion to ABR Loans, and (C) the component of the Alternate Base Rate based upon the LIBOR Rate will not be used in any determination of the Alternate Base Rate.

Section 3.4               Increased Costs; Illegality.

(a)                Increased Costs Generally. If any Change in Law shall:

(i)                 impose, modify or deem applicable any reserve, special deposit, liquidity, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBOR Rate) or any L/C Issuer;

(ii)               subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)             impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Credit Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such L/C Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, L/C Issuer or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, L/C Issuer or other Recipient, the Borrowers will pay to such Lender, L/C Issuer or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, L/C Issuer or other Recipient, as the case may be, for such additional costs incurred or reduction suffered as reasonably determined by such Lender, L/C Issuer or other Recipient (which determination shall be made in good faith (and not on an arbitrary or capricious basis) after consideration of such factors as such Lender, L/C Issuer or other Recipient then reasonably determines to be relevant).

(b)                Capital Requirements. If any Lender or L/C Issuer reasonably determines that any Change in Law affecting such Lender or L/C Issuer or any Applicable Lending Office of such Lender or such Lender’s or L/C Issuer’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or L/C Issuer’s capital or on the capital of such Lender’s or L/C Issuer’s holding company, if any, as a consequence of this Credit Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or L/C Issuer’s policies and the policies of such Lender’s or L/C Issuer’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company for any such reduction suffered as reasonably determined by such Lender or L/C Issuer (which determination shall be made in good faith (and not on an arbitrary or capricious basis) after consideration of such factors as such Lender or L/C Issuer then reasonably determines to be relevant).

(c)                Certificates for Reimbursement. A certificate of a Lender or L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or L/C Issuer or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, shall be delivered to Lead Borrower contemporaneously with any demand for payment and shall be conclusive absent demonstrable error. The Borrowers shall pay such Lender or L/C Issuer, as the case may be, the amount shown as due on any such certificate free of demonstrable error within 20 days after receipt thereof.

(d)                Delay in Requests. Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or L/C Issuer pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or L/C Issuer, as the case may be, notifies Lead Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or L/C Issuer’s demand for compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

(e)                Illegality. Notwithstanding any other provision of this Credit Agreement, if, after the Agreement Date, any Change in Law shall make it unlawful for any Lender to make or maintain any LIBOR Loan or to give effect to its obligations as contemplated hereby with respect to any LIBOR Loan, then, by written notice to Lead Borrower and to the Administrative Agent:

(i)                 such Lender may declare that LIBOR Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into LIBOR Loans, whereupon any request for a LIBOR Borrowing or to convert an ABR Borrowing to a LIBOR Borrowing or to continue a LIBOR Borrowing, as applicable, for an additional Interest Period shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a LIBOR Loan into an ABR Loan, as applicable), unless such declaration shall be subsequently withdrawn; and

(ii)               such Lender may require that all outstanding LIBOR Loans made by it be converted to ABR Loans, in which event all such LIBOR Loans shall be automatically converted to ABR Loans, as of the effective date of such notice as provided in the last sentence of this paragraph.

In the event any Lender shall exercise its rights under clause (i) or (ii) of this paragraph, all payments and prepayments of principal that would otherwise have been applied to repay the LIBOR Loans that would have been made by such Lender or the converted LIBOR Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such LIBOR Loans, as applicable. For purposes of this paragraph, a notice to Lead Borrower by any Lender shall be effective as to each LIBOR Loan made by such Lender, if lawful, on the last day of the Interest Period currently applicable to such LIBOR Loan; in all other cases such notice shall be effective on the date of receipt by Lead Borrower.

Section 3.5               Break Funding Payments. In the event of (a) the payment or prepayment of any principal of any LIBOR Loan other than on the last day of an Interest Period applicable thereto (whether voluntary, mandatory, automatic, by reason of acceleration (including as a result of a bankruptcy filing, or otherwise), (b) the conversion of any LIBOR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any LIBOR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.7(a) and is revoked in accordance therewith), or (d) the assignment of any LIBOR Loan other than on the last day of the Interest Period or maturity date applicable thereto as a result of a request by Lead Borrower pursuant to Section 3.7(b), then, in any such event, the Borrowers shall compensate each applicable Lender for the loss, cost and expense attributable to such event. In the case of a LIBOR Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth (i) any amount or amounts that such Lender is entitled to receive pursuant to this Section and (ii) the calculation of such amount or amounts shall be delivered to Lead Borrower and shall be conclusive absent demonstrable error. The Borrowers shall pay such Lender the amount shown as due on any such certificate free of demonstrable error within 20 days after receipt thereof.

Section 3.6               Taxes.

(a)                Defined Terms. For purposes of this Section 3.6, the term “Lender” includes each L/C Issuer and the term “applicable law” includes FATCA.

(b)                Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)                Payment of Other Taxes by the Loan Parties. Each of the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)                Indemnification by the Loan Parties. Each of the Loan Parties shall jointly and severally indemnify each Recipient, within 20 days after demand therefor accompanied by a certificate, free of demonstrable error, as contemplated below in this clause (d), for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Lead Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, contemporaneously with the demand for payment shall be conclusive absent demonstrable error.

(e)                Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.4(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)                 Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.6, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)                Status of Lenders. ~~(i)~~(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Lead Borrower and the Administrative Agent, at the time or times reasonably requested by Lead Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by Lead Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Lead Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Lead Borrower or the Administrative Agent as will enable Lead Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.6(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)               Without limiting the generality of the foregoing,

(A)              any Lender that is a U.S. Person shall deliver to Lead Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of Lead Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)              any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Lead Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of Lead Borrower or the Administrative Agent), whichever of the following is applicable:

(1)                in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (A) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (B) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)                executed copies of IRS Form W-8ECI;

(3)                in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (A) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (B) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4)                to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C)              any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Lead Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of Lead Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Lead Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)              if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Lead Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Lead Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Lead Borrower or the Administrative Agent as may be necessary for Lead Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Credit Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Lead Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)                Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.6 (including by the payment of additional amounts pursuant to this Section 3.6), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. In such event, such indemnified party shall, at any indemnifying party’s request, provide such any indemnifying party with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided that such indemnified party may delete, redact or withhold any information therein that it deems confidential). Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) that the indemnified party determines in good faith the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

(i)                 Survival. Each party’s obligations under this Section 3.6 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender and the Termination Date.

(j)                 Confidentiality. Nothing contained in this Section shall require any Credit Party or any other indemnified party to make available any of its Tax returns (or any other information that it deems to be confidential or proprietary) to the indemnifying party or any other Person.

Section 3.7               Mitigation Obligations; Replacement of Lenders.

(a)                Designation of a Different Lending Office. If any Lender requests compensation under Section 3.4, or requires the Borrowers to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.6, then such Lender shall (at the request of Lead Borrower) use reasonable efforts to designate a different Applicable Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.4 or Section 3.6, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                Replacement of Lenders. If any Lender (or its Participant) requests compensation under Section 3.4 or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender (or its Participant) or any Governmental Authority for the account of any Lender (or its Participant) pursuant to Section 3.6 and, in each case, such Lender (or its Participant) has declined or is unable to designate a different Applicable Lending Office in accordance with Section 3.7(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender or a Non-Extending Lender, or if any Lender enters into (or purports to enter into) an assignment or participation with a Disqualified Institution in violation of this Credit Agreement, or if any Lender becomes the subject of a Bail-In Action (or any case or other proceeding in which a Bail-In Action may occur), or if any Lender that is an Affected Financial Institution ceases to have investment grade ratings from both S&P and Moody’s, then Lead Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.4), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.4 or Section 3.6) and obligations under this Credit Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)                 unless waived by the Administrative Agent in its sole discretion, the Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.4;

(ii)               such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.5) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(iii)             in the case of any such assignment resulting from a claim for compensation under Section 3.4 or payments required to be made pursuant to Section 3.6, such assignment is reasonably expected by Lead Borrower, acting reasonably and in good faith, to result in a reduction in such compensation or payments;

(iv)              such assignment does not conflict with applicable law;

(v)                in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented (or is willing to consent upon becoming a Lender) to the applicable amendment, waiver or consent (if Lead Borrower is continuing to pursue such amendment, waiver or consent); and

(vi)              in the case of any assignment resulting from a Lender becoming a Non-Extending Lender, the applicable assignee shall have agreed (or is willing to agree upon assuming such assigned interest) to the applicable Extension with respect to such assigned interest, and the conditions to effectuating such Extension shall have been satisfied (or will be satisfied upon such assignee’s agreement thereto upon assuming such assigned interest).

A Lender shall not be required to make any such assignment or delegation if, prior to such assignment or delegation and within ten (10) Business Days after such circumstances first arise, as a result of a waiver by such Lender or otherwise, the circumstances entitling Lead Borrower to require such assignment and delegation cease to apply.

Article 4

Conditions Precedent to Credit Extensions

Section 4.1               Conditions to Initial Credit Extensions. The effectiveness of this Credit Agreement and the obligation of each Lender and L/C Issuer to make its initial Credit Extension hereunder on the Closing Date is subject to satisfaction or waiver of the following conditions precedent (except to the extent such conditions may be satisfied after the Closing Date pursuant to Section 6.16):

(a)                Credit Agreement. The Administrative Agent shall have received a counterpart of this Credit Agreement, duly executed by each Borrower and each Lender.

(b)                Notes. The Administrative Agent shall have received a Note for each Lender that shall have requested one at least one Business Day prior to the Closing Date, duly executed by each Borrower.

(c)                Legal Opinion(s). The Administrative Agent shall have received favorable written opinion(s) of Foley & Lardner LLP, as special New York counsel for the Loan Parties and any applicable local counsel (if any) for the Loan Parties, in each case in form and substance reasonably satisfactory to the Administrative Agent and customary for transactions of this type.

(d)                Secretary’s Certificate. The Administrative Agent shall have received a certificate of a Responsible Officer, director, secretary, an assistant secretary or a similar officer of each Loan Party, dated as of the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent, (i) attaching (A) certified copies of such Loan Party’s organizational documents, (B) resolutions of its board of directors, board of managers, shareholders (if required) or analogous Person authorizing the execution, delivery and performance of the Loan Documents to which such Loan Party is a party, and (C) good standing certificates (or equivalent) issued by the Secretary of State (or analogous officer) of the jurisdiction of such Loan Party’s incorporation or formation (if available) and (ii) certifying as to the incumbency of its officers executing the Loan Documents to which it is a party on its behalf.

(e)                Fees and Expenses. Substantially contemporaneously with the making of the Loans to be made on the Closing Date, the Borrowers shall have paid all fees and expenses that under the terms hereof or of the Fee Letters are due and payable on or prior to the Closing Date, as well as the reasonable and documented fees, disbursements and other charges of counsel to the Administrative Agent and each of the Arrangers to the extent invoiced at least one Business Day prior to the Closing Date.

(f)                 Collateral and Guarantee Requirement.

(i)                 The Administrative Agent shall have received the Guarantee Agreement, the HK Guarantee Agreement, the Security Agreement, the Rosenthal Collateral Assignment, the HK Collateral Document and any applicable Copyright Security Agreements, Patent Security Agreements and Trademark Security Agreements, in each case in form and substance reasonably satisfactory to the Administrative Agent and the Lenders and duly executed by each Loan Party that is a party thereto;

(ii)               The Administrative Agent shall have received a Control Agreement for the Rosenthal Collection Account, in form and substance reasonably satisfactory to the Administrative Agent and duly executed by Lead Borrower and JPMorgan Chase Bank, N.A.

(iii)             [Reserved].

(iv)              The Administrative Agent shall have received a Perfection Certificate duly executed by the Loan Parties and shall have received the results of a search of UCC filings (or equivalent filings) and the results of tax, bankruptcy and judgment lien searches and evidence satisfactory to the Administrative Agent that the Liens indicated in any such financing statement (or other document) would be permitted under Section 7.2 or have been or will be contemporaneously released or terminated.

(v)                The Administrative Agent and the Lenders shall have received, reviewed and be satisfied with a remote field examination of the Collateral (which field examination shall have been performed, at the Borrowers’ expense, by a field examiner reasonably satisfactory to the Administrative Agent).

(g)                Solvency Certificate. The Administrative Agent shall have received a Solvency Certificate attesting to the Solvency of Lead Borrower and its Subsidiaries (taken as a whole) on the Closing Date immediately before and upon giving effect to the Transactions, from a Financial Officer of Lead Borrower.

(h)                Committed Loan Notice; Letter of Credit Application. The Administrative Agent shall have received a completed Committed Loan Notice and/or Letter of Credit Application, duly executed by a Responsible Officer of Lead Borrower with respect to any Credit Extensions to be made on the Closing Date.

(i)                 Insurance. The Administrative Agent shall have received evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect and that the Administrative Agent has been named as lender’s loss payee and/or additional insured, as applicable, under each insurance policy with respect thereto and all endorsements have been delivered, in each case in accordance with the terms of the Loan Documents.

(j)                 Pro Forma Borrowing Base Certificate; Closing Date Availability. The Administrative Agent shall have received a certificate, dated as of the Closing Date and signed by a Financial Officer of the Borrowers, setting forth reasonably detailed calculations of the Borrowing Base as of a recent date acceptable to the Administrative Agent. On the Closing Date, before and immediately after giving effect to any Credit Extensions to be made on the Closing Date and all other Transactions occurring on the Closing Date, the Borrowers shall have Availability of at least $60,000,000.

(k)                USA PATRIOT Act; KYC. At least five days prior to the Closing Date, each Lender shall have received, in each case, to the extent requested in writing at least ten Business Days prior to the Closing Date:

(i)                 any and all documentation and other information requested by such Lender in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the USA PATRIOT Act; and

(ii)               to the extent any Borrower constitutes a “legal entity customer” under the Beneficial Ownership Regulation, a completed Beneficial Ownership Certification in relation to such Borrower.

(l)                 No Material Adverse Effect. Since December 31, 2019, there shall not have occurred a Material Adverse Effect (excluding, for the avoidance of doubt, changes or effects arising out of or otherwise related to the impact of the COVID-19 pandemic, as described in any Form 10-K, Form 10-Q or Form 8-K filed by Lead Borrower with the Securities and Exchange Commission prior to the Closing Date).

(m)              Accuracy of Representations and Warranties; No Default. (i) The representations and warranties contained in the Loan Documents shall be true and correct in all material respects on and as of the Closing Date; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates and (ii) no Default shall have occurred or be continuing or shall result from any Credit Extension on the Closing Date.

(n)                Officer Certificate. The Administrative Agent shall have received a certificate, dated as of the Closing Date and signed by a Responsible Officer of Lead Borrower confirming that certain conditions precedent set forth in this Section 4.1 have been satisfied.

(o)                Existing Credit Agreement Refinancing. Except for Indebtedness permitted under Section 7.1, substantially contemporaneously with the Credit Extensions on the Closing Date, the existing credit facility evidenced by Section 8 of that certain Collection Agency Agreement dated July 10, 2009 between Lead Borrower and Rosenthal, as amended from time to time and in effect immediately prior to the effectiveness of this Credit Agreement, and all commitments thereunder shall have been terminated, all obligations thereunder shall have been paid in full (other than obligations that are contingent in nature or unliquidated at such time, which under the terms of such agreement or related loan documents expressly survive such payment and termination) and all documentation necessary to release or terminate, as applicable, security interests and guarantees in respect thereof shall have been delivered to the Administrative Agent or its counsel.

(p)                Indebtedness. After giving effect to the initial Credit Extensions on the Closing Date, none of the Loan Parties or any of their Subsidiaries shall have any material Indebtedness for borrowed money other than (i) the Credit Facility and (ii) other Indebtedness for borrowed money permitted under Section 7.1.

(q)                Diligence. The Administrative Agent and each of the Lenders shall be satisfied with the results of their legal due diligence with respect to the Loan Parties and the Transactions.

For purposes of determining whether the Closing Date has occurred, each Lender that has executed this Credit Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Arrangers, Administrative Agent or such Lender, as the case may be, unless such Lender has provided written notice to the Administrative Agent (with a copy to Lead Borrower) of any disagreement prior to the initial Credit Extensions hereunder. The Administrative Agent shall promptly notify Lead Borrower and the Lenders of the effectiveness of this Credit Agreement, and such notice shall be conclusive and binding.

Section 4.2               Conditions to All Credit Extensions. The obligation of each Lender or L/C Issuer, as the case may be, to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of LIBOR Loans) is subject to the satisfaction (or waiver) of the conditions in Section 4.1 (with respect to the initial Credit Extension only) and the following additional conditions precedent:

(a)                Each of the representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects, in each case on and as of such date as if made on and as of such date, provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(b)                No Default shall exist, or would exist upon giving effect to such proposed Credit Extension or the application of the proceeds therefrom.

(c)                The Administrative Agent and, if applicable, the applicable L/C Issuer or the Swingline Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)                Upon giving effect to such proposed Credit Extension, the Total Revolving Outstandings (other than any Overadvances and Protective Advances to the extent permitted hereunder) shall not exceed the Line Cap, and the Total Revolving Outstandings shall not exceed the Revolving Credit Maximum Amount.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of LIBOR Loans) submitted by Lead Borrower shall be deemed to be a representation and warranty that the applicable conditions specified in Sections 4.2(a) and, if applicable, (b) have been satisfied on and as of the date of the applicable Credit Extension.

Article 5

Representations and Warranties

On the Closing Date and the date of each Credit Extension, to the extent provided in Section 4.2, and on any other date expressly provided in the Loan Documents, each Borrower represents and warrants to the Administrative Agent and the Lenders that:

Section 5.1               Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its Subsidiaries (a) is duly incorporated, organized or formed, and validly existing and, where applicable, in good standing (or equivalent) under the laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business as now conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and, where applicable, in good standing (or equivalent) under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, and (d) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clauses (a) (other than with respect to the Loan Parties), (b) (other than with respect to the Loan Parties), (c) or (d), to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Loan Party and each of its Subsidiaries is in compliance with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and maintains all permits and licenses necessary to conduct its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.2               Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Loan Party is a party, and the consummation of the Transactions, are within such Loan Party’s corporate, limited liability company or other analogous powers, have been duly authorized by all necessary corporate, limited liability company or other analogous action required to be obtained by such Loan Parties, and do not and will not (a) contravene the terms of any of such Person’s Organizational Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than under the Loan Documents), or require any payment to be made under (i) any Contractual Obligation (other than the Loan Documents) to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any law applicable to such Loan Party or its property; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (b)(i), to the extent that such conflict, breach, contravention or payment could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.3               Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required to be made or obtained by any Loan Party in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of any Loan Document to which it is a party, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof), to the extent contemplated by the Collateral and Guarantee Requirement, or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Loan Documents, except for (i) notices, filings, recordings and agreements necessary to satisfy the Collateral and Guarantee Requirement, and (ii) the approvals, consents, exemptions, authorizations, actions, agreements, notices and filings which have been duly obtained, taken, given or made and are in full force and effect.

Section 5.4               Binding Effect. Each Loan Document has been duly executed and delivered by each Loan Party that is party thereto and constitutes a legal, valid and binding obligation of each such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 5.5               Financial Statements; No Material Adverse Effect.

(a)                The most recent audited financial statements delivered under Section 6.1(a) (or the Audited Financial Statements, before the first delivery under said Section) and the most recent unaudited financial statements delivered under Section 6.1(b) (or the Unaudited Financial Statements, before the first delivery under said Section) fairly present in all material respects the consolidated financial condition of Lead Borrower and its Subsidiaries, as applicable, as of the dates thereof and its results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, subject, in the case of unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes and except as otherwise noted therein.

(b)                Since December 31, 2019, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect (excluding, for the avoidance of doubt, events or circumstances related to the COVID-19 pandemic, as described in any Form 10-K, Form 10-Q or Form 8-K filed by Lead Borrower with the Securities and Exchange Commission prior to the Closing Date).

Section 5.6               Litigation. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against any Loan Party or, to the knowledge of any Borrower, threatened in writing against the Loan Parties or any of their Subsidiaries that (a) could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (b) involve any Loan Document or the Transactions.

Section 5.7               Environmental Matters.

(a)                Except for Environmental Claims which have been fully resolved with no remaining material obligations or conditions and matters that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i)                 each Loan Party and its Subsidiaries possess all Environmental Permits required under applicable Environmental Law to conduct their respective businesses and are, and within applicable statutes of limitation, have been, in material compliance with the terms of such Environmental Permits. No Loan Party or any of its Subsidiaries has received written notice that any Environmental Permits possessed by any of them will be revoked, suspended or will not be renewed;

(ii)               the execution and delivery of this Credit Agreement and the consummation by the Loan Parties of the Transactions does not require any notification, registration, reporting, filing, investigation, or environmental response action under any Environmental Law;

(iii)             each of the Loan Parties and their Subsidiaries are currently, and within applicable statutes of limitation, have been, in material compliance with all applicable Environmental Law;

(iv)              no Loan Party nor any of its Subsidiaries has received (A) notice of any pending or threatened (in writing) civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, notice or demand letter or request for information under any Environmental Law, or (B) notice of actual or potential liability under any Environmental Law including any Environmental Liability that such Loan Party or Subsidiary may have retained or assumed either contractually or by operation of law or of any Environmental Claim, in either case with respect to clauses (A) or (B) that reasonably could be expected to result in material expenditure by such Loan Party or Subsidiary. No Borrower has knowledge of any circumstances that reasonably could be expected to result in a material Environmental Liability;

(v)                as of the Agreement Date: (A) no property or facility currently, or to the knowledge of any Borrower, formerly owned, operated or leased by any Loan Party or any of its current or former Subsidiaries or by any respective predecessor in interest, and (B) no property at which Hazardous Materials generated, owned or controlled by any Loan Party, any of its present or former Subsidiaries or, to the knowledge of any Borrower, any predecessor in interest have been stored, treated or disposed of, have been identified by a Governmental Authority as recommended for or requiring or potentially requiring environmental assessment and/or response actions under Environmental Law;

(vi)              (A) there has been no disposal, spill, discharge or Release of any Hazardous Material generated, used, owned, stored or controlled by any Loan Party, any of its Subsidiaries or, to the knowledge of any Borrower, any predecessor in interest, on, at or under any property currently or, to the knowledge of any Borrower, formerly owned, operated or leased by any Loan Party, any of its current or former Subsidiaries or any predecessor in interest, (B) there are no Hazardous Materials located in, at, on or under such facility or property, or at any other location, in either case (A) or (B), that reasonably could be expected to require investigation, removal, remedial or corrective measures by any Loan Party or any of its Subsidiaries or that reasonably could result in material liabilities of, or material losses, damages or costs to any Loan Party or any of its Subsidiaries under any Environmental Law, and (C) neither the Loan Parties nor any of their Subsidiaries has retained or assumed any liability contractually or by operation of law with regard to the generation, treatment, storage or disposal of Hazardous Materials or compliance with Environmental Law that could reasonably be expected to result in material expenditures by any Loan Party or any of its Subsidiaries;

(vii)            (A) there has not been any underground or aboveground storage tank or other underground storage receptacle or related piping, or any impoundment or other disposal area in each case containing Hazardous Materials located on any facility or property owned, leased or operated by any Loan Party or any of its Subsidiaries, and (B) no asbestos or polychlorinated biphenyls have been used or disposed of, or have been located at, on or under any facility or property owned, leased or operated by any Loan Party or any of its Subsidiaries , in either case (A) or (B) except in material compliance with applicable Environmental Laws or as would not result in material Environmental Liability;

(viii)          to the knowledge of the Loan Parties, no Lien has been recorded against any properties, assets or facilities owned, leased or operated by any Loan Party or any of its Subsidiaries under any Environmental Law.

(b)                The Loan Parties and their Subsidiaries have provided to the Administrative Agent and its authorized representatives all material records and files, including all material assessments, reports, studies, analyses, audits, tests and data in their possession or under their control concerning any Environmental Claim, the existence of Hazardous Materials or any other environmental concern at properties, assets or facilities currently or formerly owned, operated or leased by any Loan Party or any of their present or former Subsidiaries or predecessor in interest, or concerning compliance by any Loan Party or any such Subsidiary with, or liability under any Environmental Law.

Section 5.8               Ownership of Properties; Liens. Each Loan Party and each of its Subsidiaries (a) has good title to, valid leasehold interests in or other rights to use, all its real and personal property material to its business, in each case, subject to Liens permitted under this Credit Agreement and except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes, (b) owns, or is entitled to use, all trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, technology, software, know-how database rights, design rights and other intellectual property rights material to its business, and the use thereof by the Loan Parties and their respective Subsidiaries does not, to the knowledge of the Borrowers, infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (c) except to the extent otherwise permitted under Section 6.4, (i) has complied in all material respects with all obligations under all material leases to which it is a party and all such leases are in full force and effect and (ii) enjoys peaceful and undisturbed possession under all such material leases.

Section 5.9               Casualty, Etc. Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect (excluding, for the avoidance of doubt, changes or effects arising out of or otherwise related to the impact of the COVID-19 pandemic, as described in any Form 10-K, Form 10-Q or Form 8-K filed by Lead Borrower with the Securities and Exchange Commission prior to the Closing Date).

Section 5.10            Investment Company Status. No Loan Party or any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 5.11            Taxes. Each Loan Party and each of its Subsidiaries has timely filed or caused to be filed all federal, provincial, state, municipal, foreign and other Tax returns and reports required to be filed, and have timely paid all federal, provincial, state, municipal, foreign and other Taxes levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) those which are being Contested in Good Faith, and/or (b) failures to file or pay as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. There are no Tax audits, deficiencies, assessments or other Tax claims with respect to any Loan Party or any of its Subsidiaries that could, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.12            ERISA.

(a)                Each Loan Party and each of its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. No event described in Section 4062(e) of ERISA has occurred and is continuing with respect to any Pension Plan. The present value of all accumulated benefit obligations under each Pension Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Pension Plan by a material amount, and the present value of all accumulated benefit obligations of all underfunded Pension Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Pension Plans by a material amount.

(b)                Each Pension Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Loan Party and ERISA Affiliate has made all required contributions to each Pension Plan subject to Section 412 of the Code, and no application for a funding waiver pursuant to Section 412 of the Code has been made with respect to any Pension Plan.

(c)                There are no pending or, to the knowledge of the Borrowers, threatened (in writing) claims, actions, or lawsuits, or action by any Governmental Authority, with respect to any Pension Plan. There has been no violation of the fiduciary responsibility rules of ERISA with respect to any Pension Plan.

(d)                No Loan Party or ERISA Affiliate (i) has incurred, or reasonably expects to incur, any material liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA), (ii) has incurred, or reasonably expects to incur, any material liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA with respect to a Multiemployer Plan, and (iii) has engaged in a transaction that could reasonably be expected to be subject to Section 4069 or Section 4212(c) of ERISA.

(e)                No such Pension Plan or trust created thereunder, or party in interest (as defined in Section 3(14) of ERISA), or any fiduciary (as defined in Section 3(21) of ERISA), has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which would subject such Pension Plan or any other plan of any Loan Party or any of its ERISA Affiliates, any trust created thereunder, or any such party in interest or fiduciary, or any party dealing with any such Pension Plan or any such trust, to any material penalty or tax on “prohibited transactions” imposed by Section 502 of ERISA or Section 4975 of the Code.

(f)                 With respect to any Foreign Plan, (i) all employer and employee contributions required by the law of the applicable foreign jurisdiction or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered if required by the law of the applicable foreign jurisdiction and has been maintained in good standing with the applicable regulatory authorities of such jurisdiction.

Section 5.13            Subsidiaries; Equity Interests. As of the Agreement Date, no Loan Party has any direct or indirect Subsidiaries or equity Investments in, or joint ventures or partnerships with, any Person, except as disclosed in Schedule 5.13. Such Schedule sets forth, as of the Agreement Date, (a) the name and jurisdiction of organization or incorporation of each Subsidiary and identifies each Subsidiary that is an Excluded Subsidiary or a Subsidiary Guarantor on the Agreement Date, (b) the ownership interest of each Loan Party and its Subsidiaries in each of their respective Subsidiaries, including the percentage of such ownership and (c) identifies each Person the Equity Interests of which are required to be pledged on the Closing Date pursuant to the Collateral and Guarantee Requirement. All of the issued and outstanding Equity Interests owned by any Loan Party in its Subsidiaries have been duly authorized and issued and are fully paid and non-assessable and are free and clear of all Liens other than Liens permitted under this Credit Agreement.

Section 5.14            Insurance. Schedule 5.14 sets forth a description of all material insurance maintained by or on behalf of the Loan Parties and their Subsidiaries on the Agreement Date (including names of carriers, policy number, expiration dates, insurance types and coverage amounts). As of the Agreement Date, such insurance is in full force and effect.

Section 5.15            Federal Reserve Regulations, Etc. Neither any Loan Party nor any of its Subsidiaries is engaged principally, or as one of their important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. Immediately before and upon giving effect to the making of each Loan and the issuance of each Letter of Credit, Margin Stock will constitute less than 25% of each Loan Party’s assets as determined in accordance with Regulation U. No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase, acquire or carry any Margin Stock (other than repurchases made by Lead Borrower of its Equity Interests in compliance with Regulation U) or (b) for any purpose that entails a violation of the provisions of the regulations of the Board, including Regulation T, U or X.

Section 5.16            Collateral Documents. The Security Agreement and the HK Collateral Agreement, upon execution and delivery thereof by the parties thereto, and in respect of the HK Collateral Agreement, upon effecting the registrations with the Hong Kong Companies Registry, will create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, to the extent contemplated by the Collateral and Guarantee Requirement, a legal, valid and enforceable security interest in the Collateral (as defined in the Security Agreement) and the proceeds thereof, subject to (a) the effects of bankruptcy, insolvency, moratorium, reorganization, administration, examinership, fraudulent conveyance or other similar laws affecting creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and, to the extent contemplated by the Collateral and Guarantee Requirement, (i) when the Pledged Equity Interests (other than uncertificated Equity Interests) and the Pledged Debt Securities (as each such term is defined in the Security Agreement) required to be delivered under the Security Agreement are, in fact, delivered to the Administrative Agent together with the proper endorsements, the Lien created under the Security Agreement shall constitute a fully perfected first priority (subject to (x) Permitted Encumbrances arising under, and having priority by operation of, applicable law, and (y) Liens permitted pursuant to Section 7.2(e)) Lien on, and security interest in, all right, title and interest of the Loan Parties in such Pledged Equity Interests and Pledged Debt Securities to the extent that the laws of the United States or any state, commonwealth or other political subdivision thereof govern the creation and perfection of any such security interest, in each case prior and superior in right to any other Lien or right of any other Person (subject to (x) Permitted Encumbrances arising under, and having priority by operation of, applicable law, and (y) Liens permitted pursuant to Section 7.2(e)) and (ii) when financing statements in appropriate form are duly filed in the offices specified on Schedule 5.16 and, with respect to Collateral consisting of Intellectual Property, when the Security Agreement (or Copyright Security Agreements, Patent Security Agreements and/or Trademark Security Agreements, as applicable) are filed with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and in each case, all applicable filing fees have been paid, the Lien created under the Security Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Collateral to the extent such security interest may be perfected by the filing of a UCC financing statement and, with respect to Intellectual Property, the filing of such Copyright Security Agreements, Patent Security Agreements and/or Trademark Security Agreements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on material Intellectual Property acquired by the Loan Parties after the Agreement Date), in each case subject to (y) Section 9-315 of the UCC in the case of proceeds of Collateral and (z) any Liens expressly permitted by Section 7.2. Notwithstanding anything herein (including this Section) or in any other Loan Document to the contrary, no Borrower or any other Loan Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary (other than the Hong Kong Guarantor), or as to the rights and remedies of the Administrative Agent or the Secured Parties with respect thereto, under foreign law.

Section 5.17            Solvency. Immediately before and immediately after the consummation of each Transaction, the Loan Parties and their respective Subsidiaries (taken as a whole) are Solvent.

Section 5.18            Anti-Corruption Laws; Sanctions; Anti-Terrorism Laws.

(a)                Each Loan Party, its Subsidiaries and their respective officers, employees and, to Lead Borrower’s knowledge, their directors and agents, are in compliance in all material respects with Anti-Corruption Laws and applicable Sanctions. Neither any Loan Party, any of its Subsidiaries or, to the knowledge Lead Borrower, any of their respective directors, officers or employees is a Sanctioned Person. Each Loan Party and each of its Subsidiaries has implemented and maintains in effect policies and procedures reasonably designed to promote and achieve compliance by the Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and all applicable Sanctions.

(b)                No Loan or Letter of Credit, use of the proceeds of any Loan or Letter of Credit, or other transactions contemplated hereby, will violate Anti-Corruption Laws or applicable Sanctions. No part of the proceeds of the Loans or the Letters or Credit will be used, directly or, to the knowledge of Lead Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in each case in violation of the Anti-Corruption Laws.

(c)                Neither the making of the Loans hereunder nor the use of the proceeds thereof will violate the any regulations passed under the USA PATRIOT Act or will violate the Trading with the Enemy Act, the International Emergency Economic Powers Act, or any regulations passed thereunder, including the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V) or any enabling legislation or executive order relating thereto or successor statute thereto (together with Sanctions, “Anti-Terrorism Laws”). Each Loan Party and each of its Subsidiaries are in compliance with applicable Anti-Terrorism Laws.

Section 5.19            Accuracy of Information, Etc.

(a)                Each Loan Party has disclosed to the Credit Parties all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, in each case, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. The written reports, financial statements, certificates or other written information concerning Lead Borrower and its Subsidiaries furnished by or on behalf of any Loan Party to any Credit Party pursuant to the terms of this Credit Agreement or in connection with the transactions contemplated hereby and the negotiation of this Credit Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other written information so furnished from time to time), when taken as a whole, did not contain any material misstatement of fact as of the date such information was furnished to such Credit Party (and as of the Agreement Date, with respect to information provided prior thereto) or omit to state any material fact necessary to make the statements therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made, provided that, notwithstanding anything herein to the contrary, with respect to projections and any other forward-looking statements, the Loan Parties represent only that such projections and statements were prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such projections and statements are as to future events and are not to be viewed as facts, that such projections and statements are subject to significant uncertainties and contingencies and that actual results during the period or periods covered by any such projections and statements may differ significantly from the projected results, and that no assurance can be given that the projected results will be realized).

(b)                As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all material respects.

Section 5.20            Labor Matters. There are no strikes, lockouts or slowdowns against any Loan Party or any of its Subsidiaries pending or, to the knowledge of any Borrower, threatened in writing. The hours worked by and payments made to employees of the Loan Parties and their Subsidiaries are not in violation in any material respect of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All material payments due from the Loan Parties or any of their Subsidiaries, or for which any claim may be made against any of the Loan Parties or any of their Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Loan Party or such Subsidiary to the extent required by GAAP. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any of the Loan Parties or any of their Subsidiaries is bound.

Section 5.21            Absence of Certain Restrictions. Except to the extent not prohibited under Section 7.10, no indenture, certificate of designation for preferred stock, agreement or instrument to which any Loan Party or any of its Subsidiaries is a party (other than this Credit Agreement), prohibits or limits in any way, directly or indirectly the ability of any Subsidiary to make Restricted Payments or loans to, to make any advance on behalf of, or to repay any Indebtedness to, any Loan Party or to another Subsidiary.

Section 5.22            No Default. No Loan Party nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound in any respect that could reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing.

Section 5.23            Common Enterprise. The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party. Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (a) successful operations of each of the other Loan Parties and (b) the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Credit Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, will be of direct and indirect benefit to such Loan Party, and is in its best interest.

Section 5.24            Brokers’ Fees. Except as otherwise disclosed to the Administrative Agent, none of the Loan Parties or their Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with any of the transactions contemplated under the Loan Documents other than the closing and other fees payable pursuant to this Credit Agreement and as set forth in the Fee Letters.

Section 5.25            EEA Financial Institutions. No Loan Party is an Affected Financial Institution.

Section 5.26            Accounts. With respect to each of the Loan Parties’ Accounts or Credit Card Receivables identified by the Borrowers as Eligible Accounts or Eligible Credit Card Receivables, as applicable, in a Borrowing Base Certificate submitted to the Administrative Agent as of the date contemplated by such Borrowing Base Certificate, unless otherwise disclosed to the Administrative Agent in writing:

(a)                It is genuine and in all respects what it purports to be, and it is not evidenced by a judgment;

(b)                It arises out of a completed, bona fide sale and delivery of goods or rendition of services by a Loan Party, in the ordinary course of its business and in accordance with the terms and conditions of all purchase orders, contracts or other documents relating thereto, and it is a bona fide existing payment obligation of the applicable Account Debtor, Credit Card Issuer or Credit Card Processor, as applicable;

(c)                It is owed to the applicable Loan Party without any known defenses, disputes, offsets, counterclaims, or rights of return or cancellation;

(d)                To the Borrowers’ knowledge, there are no proceedings or actions which are threatened or pending against the applicable Account Debtor, Credit Card Issuer or Credit Card Processor which could reasonably be expected to result in any material adverse change in the collectibility of such Account or Credit Card Receivable; and

(e)                It is not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Administrative Agent-discretionary criteria) set forth in the definition of Eligible Account or Eligible Credit Card Receivable, as applicable.

Section 5.27            Inventory. With respect to each item of the Loan Parties’ Inventory identified by the Borrowers as Eligible Inventory in a Borrowing Base Certificate submitted to the Administrative Agent as of the date contemplated by such Borrowing Base Certificate, unless otherwise disclosed to the Administrative Agent in writing, such Inventory is (a) of good and merchantable quality, free from known defects, and (b) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Administrative Agent-discretionary criteria) set forth in the definition of Eligible Inventory.

Article 6

Affirmative Covenants

Until the Termination Date, each Borrower covenants and agrees with the Credit Parties that:

Section 6.1               Financial Statements and Other Information. Lead Borrower will furnish or cause to be furnished to the Administrative Agent either in hard copy or by electronic communication (including by email, internet and intranet websites) pursuant to procedures approved in writing by the Administrative Agent:

(a)                within 90 days after the end of each Fiscal Year (or, if later, such date as Lead Borrower’s Annual Report on Form 10-K for such Fiscal Year is due after giving effect to any extension of such date granted by the Securities and Exchange Commission to all public companies, it being understood, however, that, in such event, unaudited financial statements of the types contemplated by this clause (a) shall nevertheless be delivered pursuant hereto within 90 days after the end of such Fiscal Year), the audited consolidated balance sheet of Lead Borrower and its Subsidiaries together with the related statements of income, comprehensive income, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year (or, in the case of the balance sheet, as of the end of the previous Fiscal Year), which consolidated balance sheet and related statements of income, comprehensive income, stockholders’ equity and cash flows shall be audited by Ernst & Young LLP or another registered independent public accounting firm of recognized standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit, except that such opinion (i) may contain references (excluding formal qualifications) regarding audits performed by other auditors as contemplated by AU Section 543, Part of Audit Performed by Other Independent Auditors (or any successor or similar standard under GAAP) and (ii) may include a qualification or exception relating to an anticipated financial covenant default under this Credit Agreement or other Indebtedness or relating to or resulting from an upcoming maturity date under any Indebtedness occurring within one year from the time such opinion is delivered) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Lead Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP;

(b)                within 45 days after the end of each fiscal quarter of each Fiscal Year (including the fourth fiscal quarter of each Fiscal Year) (commencing with the fiscal quarter ended June 30, 2020), the unaudited consolidated balance sheet of Lead Borrower and its Subsidiaries and the related unaudited statements of income, comprehensive income, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of the corresponding period or periods of) the previous Fiscal Year, which consolidated balance sheet and related statements of income, comprehensive income, stockholders’ equity and cash flows shall be certified by a Financial Officer of Lead Borrower as presenting fairly in all material respects the financial condition and results of operations of Lead Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c)                within 30 days after the end of each of the first two months of each fiscal quarter (commencing with the first such month ending after the Agreement Date), the unaudited consolidated balance sheet of Lead Borrower and its Subsidiaries and the related unaudited statements of income, comprehensive income, stockholders’ equity and cash flows as of the end of and for such month and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Financial Officer of Lead Borrower as presenting fairly in all material respects the financial condition and results of operations of Lead Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(d)                concurrently with any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate signed by a Financial Officer of Lead Borrower (i) stating whether any change in GAAP or in the application thereof has occurred since the date of the Audited Financial Statements or the date of the last Compliance Certificate delivered pursuant to the Credit Agreement, as applicable, and if any such change has occurred which impacts the computation of the financial tests set forth in this Credit Agreement, specifying the effect of such change on the financial computations set forth herein, (ii) containing either a certification that no Default exists or, specifying the nature of each such Default, the nature and status thereof and any action taken or proposed to be taken with respect thereto, (iii) certifying that there have been no changes to the jurisdiction of organization or legal name of any Loan Party since the Closing Date or the date of the last Compliance Certificate delivered pursuant to the Credit Agreement, as applicable, except as specified in such Compliance Certificate, (iv) attaching reasonably detailed calculations demonstrating compliance with the applicable Financial Covenant, (v) certifying that Lead Borrower has no Subsidiaries other than (A) those that existed on the Closing Date and were reflected in the Perfection Certificate on such date, (B) those formed or acquired after the Closing Date with respect to which the Administrative Agent was previously notified either pursuant to Section 6.12 of the Credit Agreement, in an additional Perfection Certificate or in a previous Compliance Certificate, and (C) those other Subsidiaries set forth on the relevant Schedule to such Compliance Certificate, which Schedule sets forth for each such Subsidiary whether such Subsidiary is (w) a Domestic Subsidiary, (x) a Subsidiary Guarantor (including the basis for it not being a Subsidiary Guarantor, if applicable), (y) a first tier Foreign Subsidiary or (z) an Excluded Subsidiary (including the basis for its constituting an Excluded Subsidiary), other than Immaterial Subsidiaries, and (v) certifying as to all applications for any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office or any similar offices in the United States of America or any other country filed by or on behalf of Lead Borrower or any other Loan Party, and all Intellectual Property registrations and applications acquired by Lead Borrower or any other Loan Party, since the Closing Date or the date of the last Compliance Certificate delivered pursuant to the Credit Agreement, as applicable.

(e)                within 60 days after the beginning of each Fiscal Year, an annual consolidated forecast for Lead Borrower and its Subsidiaries for such Fiscal Year prepared on a month-by-month basis, including projected Availability levels and projected consolidated balance sheets, statements of income, comprehensive income and cash flow of Lead Borrower and its Subsidiaries, all in reasonable detail reasonably acceptable to the Administrative Agent; and

(f)                 promptly following any request therefor, (i) such other information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the USA Patriot Act, the Beneficial Ownership Regulation or other applicable Anti-Corruption and Anti-Terrorism Laws (including those passed pursuant to the USA PATRIOT Act), and (ii) such other information regarding the operations, business affairs and financial condition of Lead Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as any Credit Party may reasonably request; provided, however, that, notwithstanding any provision hereof or any other Loan Document to the contrary, no Loan Party nor any Subsidiary thereof shall be required to disclose or discuss, or permit the inspection, examination or making of extracts of, any records, books, information or account or other matter (i) in respect of which disclosure to the Administrative Agent, any Credit Party or their representatives is then prohibited by applicable law or any agreement binding on any Loan Party or any Subsidiary thereof, (ii) that is protected from disclosure by the attorney-client privilege or the attorney work product privilege, or (iii) constitutes non-financial trade secrets or non-financial proprietary information (the “Disclosure Exceptions”).

Documents required to be delivered pursuant to Section 6.1(a) or (b) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which Lead Borrower posts such documents, or provides a link thereto at https://stevemadden.gcs-web.com; (ii) on which such documents are posted on Lead Borrower’s behalf on an internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); or (iii) on which such documents become available on the Electronic Data Gathering and Retrieval System (or any successor thereto) of the Securities and Exchange Commission (or any Governmental Authority succeeding to any or all of the functions of said Commission). The Administrative Agent shall have no obligation to request the delivery of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Lead Borrower with any such delivery, and each Lender shall be solely responsible for maintaining its own copies of such documents.

Section 6.2               Notices of Material Events. Lead Borrower will furnish or caused to be furnished to the Administrative Agent written notice of the following promptly after any Responsible Officer of Lead Borrower obtains actual knowledge thereof:

(a)                the occurrence of any Default, specifying the nature and extent thereof;

(b)                the filing or commencement of, or any written threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against any Loan Party or any of its Subsidiaries, in each case as could reasonably be expected to have a Material Adverse Effect;

(c)                the occurrence of any ERISA Event (or any similar event with respect to a Foreign Plan) that, together with all other ERISA Events (or other similar events with respect to Foreign Plans) that have occurred, could reasonably be expected to result in liability of any Loan Party in an aggregate amount exceeding the Threshold Amount;

(d)                promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Loan Party or any of its Subsidiaries with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by any Loan Party to its shareholders generally, as the case may be;

(e)                the occurrence of any other development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect;

(f)                 any change in the information provided in the most recently delivered Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein;

(g)                if, prior to the Permanent Borrowing Base Trigger, the Loan Parties’ combined liquidity (including unrestricted cash and Cash Equivalents and availability under the Revolving Facility) falls below $50,000,000 for two consecutive Business Days; and

(h)                promptly after the furnishing, receipt or execution thereof, copies of (i) any amendment, waiver, consent or other written modification of the Rosenthal Factoring Agreement and (ii) any notice of default or any notice related to the exercise of remedies under the Rosenthal Factoring Agreement.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer of Lead Borrower or other executive officer of Lead Borrower setting forth the details of the event or development requiring such notice and, in the case of any such notice under clause (a), (b), (c), (e), (f) or (h)(ii), any action taken or proposed to be taken with respect thereto.

Section 6.3               Existence; Conduct of Business. Each Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, except (a) where the failure of a Subsidiary (other than any Loan Party) to maintain its legal existence could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (b) that neither Lead Borrower nor any Subsidiary shall be required to preserve, renew or keep in full force and effect its rights, licenses, permits, privileges and franchises if the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (c) as otherwise permitted under Section 7.3 or Section 7.5.

Section 6.4               Payment and Performance of Obligations. Each Borrower will, and will cause each of its Subsidiaries to, pay or perform its obligations, including federal, provincial, state, municipal, foreign and other Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being Contested in Good Faith, and/or (b) the failure to make payment or perform could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, provided that nothing in this Section shall be deemed to (i) require Lead Borrower or any Subsidiary to pay any Subordinated Debt in violation of the subordination provisions applicable thereto and/or (ii) prohibit commercially reasonable non-performance or delayed performance of contractual obligations due to the impact of the COVID-19 pandemic (including, without limitation, non-performance or delayed performance in connection with social distancing guidelines and/or shelter-in-place or similar orders or directives of any Governmental Authority), so long as such non-performance or delayed performance could not, individually or in the aggregate, reasonably be expected to materially impair the Loan Parties’ ability to perform their payment obligations under the Loan Documents or have a Material Adverse Effect.

Section 6.5               Maintenance of Properties. Each Borrower will, and will cause each of its Subsidiaries to, keep and maintain all property material to the conduct of its business in reasonably good working order and condition, ordinary wear and tear excepted.

Section 6.6               Books and Records; Inspection Rights; Field Examinations; Appraisals.

(a)                Books and Records; Inspection Rights. Each Borrower will, and will cause each of its Subsidiaries to, (i) keep proper books of record and account sufficient to enable the preparation of financial statements in accordance with GAAP and (ii) subject to the Disclosure Exceptions, permit any representatives designated by the Administrative Agent (or, upon the occurrence and during the continuance of an Event of Default, any other Credit Party), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accounting firm (so long as Lead Borrower has been given a reasonable opportunity to participate in any such discussions with its officers and/or such accountants, if no Event of Default has occurred and is continuing), all at the expense of the Borrowers and at such reasonable times and as often as reasonably requested; provided that Borrowers shall only be liable for such reasonable and documented out-of-pocket expenses of the Administrative Agent in connection with one inspection per Fiscal Year of Lead Borrower’s and its Subsidiaries’ books and records as described in clause (ii) above; provided further during the existence of an Event of Default, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at any time during normal business hours and without advance notice, all at the expense of the Borrowers.

(b)                Field Examinations; Appraisals. Without limiting the generality of Section 6.6(a), but subject to the Disclosure Exceptions, the Administrative Agent (i) shall conduct one commercial field examination per 12-month period of the Loan Parties, the Collateral, and such other matters as the Administrative Agent shall deem appropriate in its Permitted Discretion, at the Borrowers’ expense, (ii) may conduct (A) one additional field examination during the first 12 months after the Closing Date, at the Borrowers’ expense, (B) one additional field examination per 12-month period, at the Borrowers’ expense, if a Collateral Administration Trigger Period has occurred and is continuing, (C) one additional field examination per 12-month period, at the Lenders’ expense, and (D) such additional field examinations, at the Borrowers’ expense, as the Administrative Agent shall require if an Event of Default has occurred and is continuing, which field examinations may be conducted by employees of the Administrative Agent or by third parties engaged by the Administrative Agent, (iii) shall obtain one appraisal per 12-month period of the Inventory of the Loan Parties, at the Borrowers’ expense, and (iv) may obtain (A) one additional Inventory appraisal during the first 12 months after the Closing Date, at the Borrowers’ expense, (B) one additional Inventory appraisal per 12-month period, at the Borrowers’ expense, if a Collateral Administration Trigger Period has occurred and is continuing, (C) one additional Inventory appraisal per 12-month period, at the Lenders’ expense, and (D) such additional Inventory appraisals, at the Borrowers’ expense, as the Administrative Agent shall require if an Event of Default has occurred and is continuing, which appraisals may be conducted by employees of the Administrative Agent or by third parties engaged by the Administrative Agent.

(c)                Post-Closing Field Exam Deadline. The Borrowers shall cooperate with the Administrative Agent and a field examiner engaged by the Administrative Agent to enable such examiner to perform an on-site field examination (for the limited purpose of performing on-site test counts, to the extent such test counts are not completed prior to the Closing Date) in form and detail reasonably satisfactory to the Administrative Agent, which field examination shall be completed no later than the date that is 30 days after the Closing Date (as such date may be extended by up to (i) an additional 30 days by the Administrative Agent in its sole discretion or (ii) an additional 60 days by the Administrative Agent in its sole discretion to the extent such an extension is required as a result of limitations due to the COVID-19 pandemic) (the “Post-Closing Field Exam Deadline”). Such field examination shall be at the Borrowers’ expense and shall not count against the field examinations contemplated in Section 6.6(b). If such field examination is not completed by the Post-Closing Field Exam Deadline, then the Deemed Borrowing Base Accounts Component shall be zero until such field examination is completed.

(d)                Post-Closing Appraisal Deadline. The Borrowers shall cooperate with the Administrative Agent and an appraiser engaged by the Administrative Agent to enable such appraiser to perform an Inventory appraisal (taking into consideration limitations due to the COVID-19 pandemic) in form and detail reasonably satisfactory to the Administrative Agent, which appraiser shall be engaged no later than the earlier to occur of (i) the date that is 90 days after the Closing Date (as such date may be extended by up to an additional 90 days by the Administrative Agent in its sole discretion) and (ii) five Business Days after the first date upon which the Loan Parties’ combined liquidity (including unrestricted cash and Cash Equivalents and availability under the Revolving Facility) falls below $50,000,000 for two consecutive Business Days. Thereafter, such appraisal shall be completed no later than the date that is 45 days after such appraiser is engaged (the “Post-Closing Appraisal Deadline”). Such appraisal shall be at the Borrowers’ expense and shall not count against the appraisals contemplated in Section 6.6(b). If such appraisal is not completed by the Post-Closing Appraisal Deadline, then the Deemed Borrowing Base Inventory Component shall be zero until such appraisal is completed.

Section 6.7               Compliance with Laws. Each Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and maintain all permits and licenses necessary to conduct its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. In addition, and without limiting the foregoing sentence, each Loan Party will, and will cause each of its Subsidiaries to, comply in all material respects with applicable Anti-Corruption Laws, applicable Sanctions and the USA PATRIOT Act and the regulations promulgated thereunder.

Section 6.8               Use of Proceeds.

(a)                The proceeds of the Loans and the Letters of Credit will be used only for general corporate purposes not inconsistent with the terms hereof or in contravention of any Law or any Loan Document.

(b)                No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase, acquire or carry any Margin Stock (other than repurchases made by Lead Borrower of its Equity Interests in compliance with Regulation U) or (b) for any purpose that entails a violation of any of the regulations of the Board, including Regulations T, U and X. The Borrowers will not request any Credit Extension, and the Borrowers shall not use, and shall ensure that each Loan Party, their respective Subsidiaries and their respective directors, officers, employees and agents shall not use, the proceeds of any Credit Extension (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (ii) in any manner that would result in the violation of any applicable Sanctions or any Anti-Terrorism Laws by any Person, including any Credit Party.

Section 6.9               Information Concerning Collateral. The Borrowers will furnish to the Administrative Agent at least ten days’ prior written notice of any change in (a) the legal name or jurisdiction of incorporation or formation of any Loan Party, (b) the location of the chief executive office of any Loan Party, its principal place of business, any office in which it maintains books or records relating to a material portion of the Collateral owned or held by it or on its behalf or, except as provided in the applicable Collateral Documents, any office or facility at which Collateral owned or held by it or on its behalf with an aggregate book value in excess of $1,000,000 (or equivalent in any other currency) is located (including the establishment of any such new office or facility), other than (i) Inventory and equipment stored at temporary locations or in-transit from one location to another location, in each case in the ordinary course of business, (ii) Inventory and equipment out for repair or refurbishment or at trade shows, or (iii) Collateral located in retail stores, or (c) the identity or organizational structure of any Loan Party such that a financing statement filed in favor of Administrative Agent against a Loan Party becomes seriously misleading within the meaning of the applicable UCC. The Borrowers agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral to the extent contemplated by the Collateral and Guarantee Requirement.

Section 6.10            Insurance.

(a)                Each Borrower will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurance companies (it being understood that if an insurance company ceases to be financially sound and reputable after the related insurance coverage is obtained or renewed, then this representation and warranty shall not be deemed to be inaccurate so long as Lead Borrower promptly replaces such insurance company with a financially sound and reputable insurance company), adequate insurance for its insurable properties, all to such extent and against such risks, including fire, casualty, business interruption and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations and of same or similar size, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it (including the insurance required pursuant to the Collateral Documents); and maintain such other insurance as may be required by law. Notwithstanding the foregoing, Lead Borrower and the Subsidiaries may (i) maintain all such insurance with any combination of primary and excess insurance, (ii) maintain any or all such insurance pursuant to master or so-called “blanket policies” insuring any or all Collateral, and/or (iii) self-insure with respect to such risks with respect to which companies of established reputation engaged in the same general line of business in the same general area usually self-insure.

(b)                Each Borrower will, and will cause each of its Subsidiaries to, (i) cause all such policies of such Loan Party and its Subsidiaries to be endorsed or otherwise amended to include an additional insured endorsement or a “standard” or “New York” lender’s loss payable endorsement, as appropriate, each in form and substance reasonably satisfactory to the Administrative Agent, (ii) use commercially reasonable efforts to cause each such policy to provide that it shall not be canceled, modified or not renewed for any other reason upon not less than 30 days’ prior written notice thereof (or ten days’ prior written notice thereof if due to non-payment of premium) by the insurer to the Administrative Agent, and (iii) deliver to the Administrative Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent) together with evidence reasonably satisfactory to the Administrative Agent of payment of the premium therefor.

(c)                Each Borrower will promptly upon request of the Administrative Agent, deliver to the Administrative Agent (for distribution to all Lenders), evidence of compliance by all Loan Parties with the requirements contained Sections 6.10(a) and (b) in form and substance reasonably acceptable to the Administrative Agent, including, without limitation, if so requested, evidence of annual renewals of such insurance.

(d)                In connection with the covenants set forth in this Section 6.10, it is understood and agreed that:

(i)                 no Credit Party or any of its Related Parties shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 6.10, it being understood that (A) each Loan Party shall look solely to its insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against any Credit Party or any of their Related Parties, provided, however, that if the insurance policies do not provide waiver of subrogation rights against such parties, then each Borrower (for itself and each of its Subsidiaries) hereby agrees, to the extent permitted by law, to waive its right of recovery, if any, against the Credit Parties and their Related Parties; and

(ii)               the designation of any form, type or amount of insurance coverage by the Administrative Agent or the Required Lenders under this Section 6.10 shall in no event be deemed a representation, warranty or advice by any Credit Party that such insurance is adequate for the purposes of the business of any Loan Party or its Subsidiaries or the protection of their properties.

Section 6.11            Casualty Events.

(a)                Each Borrower will, and will cause each of its Subsidiaries to, furnish to the Credit Parties prompt written notice of each Casualty Event, or series of related Casualty Events, the Net Cash Proceeds of which are reasonably expected, in Lead Borrower’s good faith determination, to exceed $10,000,000.

(b)                If any Mandatory Prepayment Casualty Event results in Net Cash Proceeds (whether in the form of insurance proceeds, condemnation award or otherwise) that are required to be applied to the Loan Document Obligations pursuant to Section 2.7(b), the Administrative Agent is authorized to collect such Net Cash Proceeds (and, if received by any Loan Party or any of its Subsidiaries, such Net Cash Proceeds shall not be commingled with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Administrative Agent hereunder and shall be forthwith paid over to the Administrative Agent), and each Loan Party hereby authorizes the Administrative Agent to apply (and the Administrative Agent shall apply) such Net Cash Proceeds to prepay the Loan Document Obligations in accordance with Section 2.7(b).

(c)                All proceeds received by or paid to the Administrative Agent that do not constitute Net Cash Proceeds that are required to be applied to the Loan Document Obligations pursuant to Section 2.7(b) shall promptly be paid over to Lead Borrower on behalf of the applicable Loan Party unless an Event of Default has occurred and is continuing.

Section 6.12            Covenant to Guarantee and Provide Security.

(a)                Subsidiary Guarantors. If any Domestic Subsidiary of a Loan Party (other than an Excluded Subsidiary) is formed or acquired after the Agreement Date, or if an Excluded Subsidiary ceases to be an Excluded Subsidiary, Lead Borrower will notify the Administrative Agent in writing thereof within ten Business Days following such event (or such later date as may be acceptable to the Administrative Agent in its sole discretion) and within 30 days following such event (or such later date as may be acceptable to the Administrative Agent in its sole discretion) (provided, however, that, in the case of any Subsidiary that ceases to be an Excluded Subsidiary by virtue of ceasing to be an Immaterial Subsidiary, the foregoing deadlines shall be the date upon which financial statements are due under Section 6.1(b), demonstrating that such Subsidiary has ceased to be an Immaterial Subsidiary, and ten Business Days following such due date, respectively, or in each case such later date as may be acceptable to the Administrative Agent in its sole discretion):

(i)                 the Borrowers will cause each such Subsidiary to be joined to the applicable Loan Documents as a Subsidiary Guarantor or, with the Administrative Agent’s consent, an additional Borrower and, in connection therewith, (A) execute and deliver a Subsidiary Joinder Agreement and a Perfection Certificate and (B) promptly take such actions to create and perfect Liens on such Subsidiary’s assets to secure the Secured Obligations as the Administrative Agent shall reasonably request,

(ii)               if any Equity Interests issued by any such Subsidiary are owned or held by or on behalf of any Loan Party, the Borrowers will cause such Equity Interests to be pledged pursuant to the Collateral Documents,

(iii)             the Borrowers will cause each such Subsidiary to become a party to the Master Intercompany Note, and

(iv)              the Borrowers will deliver or cause to be delivered to the Administrative Agent such certificates and legal opinions as would have been required had such Subsidiary been a Loan Party on the Closing Date, in each of the foregoing cases to the extent consistent with the Loan Documents and the Collateral and Guarantee Requirement.

(b)                Further Assurances.

(i)                 Each Borrower will, and will cause each of the Loan Parties to, grant to the Administrative Agent, for the benefit of the Secured Parties, security interests in such of its assets and properties as are not covered by the Collateral Documents (excluding, for the avoidance of doubt, in respect of any Excluded Assets) in order that the Borrowers be in compliance with the Collateral and Guarantee Requirement. Such security interests shall, consistent with the Collateral and Guarantee Requirement, (i) be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and (ii) constitute valid and enforceable perfected security interests (subject to (A) the effects of bankruptcy, insolvency, moratorium, reorganization, administration, examinership, fraudulent conveyance or other similar laws affecting creditors’ rights generally and (B) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)) superior to and prior to the rights of all third Persons (other than Persons benefiting from Liens permitted by Section 7.2), and subject to no other Liens (except Liens permitted by Section 7.2). Such additional collateral documents and the other instruments related thereto shall have been duly recorded, filed or delivered in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Administrative Agent required to be granted pursuant to such additional collateral documents and all taxes, fees and other charges due in connection therewith shall have been paid in full.

(ii)               Each Borrower will, and will cause each of the Loan Parties to, at its own expense, make, execute, endorse, acknowledge, file or deliver to the Administrative Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, surveys, reports and other assurances or instruments, and take such further steps relating to the Collateral covered by any of the Collateral Documents as the Administrative Agent may reasonably require, including effecting all such registrations in respect of the relevant Collateral Document as set out under the relevant Collateral Document, in each case to the extent not inconsistent with this Credit Agreement or any other Loan Document. Each Borrower shall cause to be delivered to the Administrative Agent such opinions of counsel and other related documents as may be reasonably requested by the Administrative Agent.

(iii)             Each action required by this Section 6.12(b) shall be completed as soon as commercially reasonably practicable, but in no event later than 45 days (but 30 days with respect to the Hong Kong Guarantor) (or, in each case, such longer period in the case of actions involving third parties as determined by the Administrative Agent in its reasonable discretion) after any such assets or properties are acquired or such action is requested to be taken by the Administrative Agent, as the case may be.

Section 6.13            Environmental Matters. Each Borrower will, and will cause each of its Subsidiaries to, (a) conduct its operations in material compliance with all applicable Environmental Laws except to the extent the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (b) implement any and all investigation, remediation, removal and response actions that are necessary to materially comply with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, under, or from any of their owned or leased property, and (c) notify the Administrative Agent promptly upon becoming aware of any violation of Environmental Laws or any Release of Hazardous Materials on, at, under, or from, any property that is reasonably likely to result in an Environmental Claim against any Loan Party or any of its Subsidiaries in excess of the Threshold Amount in the aggregate and promptly forward to the Administrative Agent a copy of any written communication received in connection therewith.

Section 6.14            Cash Management.

(a)                Maintenance of Controlled Accounts. Within 90 days after the Closing Date (or such later date as the Administrative Agent agrees to in writing in its sole discretion), the Loan Parties will establish and thereafter maintain their primary United States depository, treasury account and cash management relationship with the Administrative Agent or its Affiliates (the “Post-Closing Cash Management Deadline”); provided, for avoidance of doubt, that the Loan Parties may maintain other Cash Management Services or Swap Agreements with any Lender or its Affiliate. Subject to the Post-Closing Cash Management Deadline, the Loan Parties shall cause or direct all of their cash, including proceeds of Collateral and cash maintained in each of their respective deposit accounts, but excluding cash maintained in Excluded Accounts and up to $3,000,000 of additional cash, to be transferred daily to, or otherwise maintained in, one or more Controlled Accounts. For the avoidance of doubt, nothing herein shall require the repatriation of any cash by the Hong Kong Guarantor to the United States, except during the continuance of a Cash Dominion Trigger Period. At all times during the continuance of a Cash Dominion Trigger Period, the Administrative Agent shall require that all cash (net of such minimum balance as may be required by the depository bank and reasonably acceptable to the Administrative Agent) held in any Controlled Account be swept on a daily basis to be applied by the Administrative Agent to repay outstanding Revolving Loans, Swingline Loans, Unreimbursed Amounts in respect of Letters of Credit, other amounts then due and payable, and, if an Event of Default has occurred and is continuing, to Cash Collateralize any other outstanding L/C Obligations in an amount equal to the Minimum Collateral Amount with respect thereto. Any prepayments of outstanding Loans made under this Section shall be made in such a manner that minimizes, to the extent reasonably practicable, any additional amounts required under Section 3.5. The Administrative Agent shall have control over and a Lien on all funds deposited in any Controlled Account, for the ratable benefit of Lenders, and, whether such Controlled Account is maintained with the Administrative Agent or its Affiliate or with an Approved Depository or Approved Intermediary (as each such term is defined in the Security Agreement), the Loan Parties shall obtain a Control Agreement in favor of the Administrative Agent.

(b)                Collection of Accounts Generally; Proceeds of Collateral. Subject to the Post-Closing Cash Management Deadline, all invoices rendered and other requests made by any Loan Party for payment in respect of Accounts (other than Foreign Receivables) shall contain a written statement directing payment in respect of such Accounts to be paid to a Controlled Account (or a lockbox associated with a Controlled Account). The Administrative Agent retains the right at all times after the occurrence and during the continuance of an Event of Default to notify Account Debtors that the Loan Parties’ Accounts have been assigned as security to the Administrative Agent and to collect the Loan Parties’ Accounts directly in its own name, or in the name of the Administrative Agent’s agent, and to charge the reasonable and documented collection costs and expenses, including attorneys’ fees, to the Borrowers.

(c)                Collection of Rosenthal Referred Accounts; Rosenthal Collection Account. All invoices rendered and other requests made by any Loan Party for payment in respect of Rosenthal Referred Accounts shall contain a written statement directing payment in respect of such Accounts to be paid to the Rosenthal Collection Account, and the Borrowers shall use commercially reasonable efforts to cause the applicable Account Debtors to so direct their payments. All remittances received by any Loan Party in respect of Rosenthal Referred Accounts that are not paid directly to the Rosenthal Collection Account (as required by the Rosenthal Factoring Agreement) shall be transferred within two Business Days after receipt thereof to the Rosenthal Collection Account. The balance of the Rosenthal Collection Account shall be transferred daily to another Controlled Account; provided, however, that so long as no Cash Dominion Trigger Period has occurred and is continuing, the Loan Parties shall not be required to transfer funds out of the Rosenthal Collection Account (including payments received directly from any Account Debtor, but excluding payments received from Rosenthal) until the third Business Day after such funds were initially credited to the Rosenthal Collection Account. From time to time after the occurrence and during the continuance of an Event of Default, the Administrative Agent may exercise the “Redirection Right” under (and as defined in) the Rosenthal Factoring Agreement or require the Loan Parties to exercise such right (in which case the Borrowers shall, and shall cause the Loan Parties to, exercise such right).

(d)                Collection of Credit Card Receivables. Subject to the Post-Closing Cash Management Deadline, all remittances received by any Loan Party in respect of Credit Card Receivables shall be paid directly to a Controlled Account. The Administrative Agent retains the right at all times after the occurrence and during the continuance of an Event of Default to notify Credit Card Issuers and Credit Card Processors that payments on the Loan Parties’ Credit Card Receivables shall be made to Administrative Agent and to collect the Loan Parties’ Credit Card Receivables directly in its own name, or in the name of the Administrative Agent’s agent, and to charge the reasonable and documented collection costs and expenses, including attorneys’ fees, to the Borrowers.

(e)                Credit Card Notifications. Within ten Business Days after the Closing Date (or such later date as the Administrative Agent agrees to in writing in its sole discretion), the Loan Parties shall deliver to the Administrative Agent copies of notifications in form and substance reasonably satisfactory to the Administrative Agent (each, a “Credit Card Notification”) which have been executed by the applicable Loan Parties and delivered to such Loan Parties’ Credit Card Issuers and Credit Card Processors. Upon entering into any agreements with any new Credit Card Issuer or Credit Card Processor, the Loan Parties shall deliver to Administrative Agent a copy of a Credit Card Notification which has been executed by the applicable Loan Parties and delivered to such Credit Card Issuer or Credit Card Processor. The Administrative Agent agrees that (i) it shall not direct any Credit Card Issuer or Credit Card Processor to transfer any proceeds pursuant to any Credit Card Notification unless an Event of Default has occurred and is continuing and (ii) if any Loan Party shall so request, unless an Event of Default has occurred and is continuing, the Administrative Agent shall countersign any notification, request, order or direction from such Loan Party to any Credit Card Issuer or Credit Card Processor directing payments from such Credit Card Issuer or Credit Card Processor to be made to a new or different Controlled Account.

Section 6.15            Borrowing Base Certificates; Collateral Administration.

(a)                Borrowing Base Certificates.

(i)                 Periodic Borrowing Base Certificates. On or before the 20th day of each full calendar month from and after the date hereof, the Loan Parties shall deliver to the Administrative Agent a Borrowing Base Certificate as of the last day of the immediately preceding month, with such supporting materials as the Administrative Agent shall reasonably request reasonably in advance thereof. If a Borrowing Base Reporting Trigger Period has occurred and is continuing, the Loan Parties shall execute and deliver to Administrative Agent a Borrowing Base Certificate on or before the fifth Business Day after the end of each week. Together with each delivery of a Borrowing Base Certificate pursuant to this Section 6.15(a)(i) (other than the first delivery), the Loan Parties shall deliver to the Administrative Agent, in form reasonably acceptable to the Administrative Agent, (i) reconciliations of the Accounts of the Loan Parties as shown on the month-end Borrowing Base Certificate for the immediately preceding month to the Loan Parties’ accounts receivable agings, to the Loan Parties’ general ledger and to the Loan Parties’ most recent financial statements, (ii) a reasonably detailed aged trial balance of the Accounts of the Loan Parties, specifying the names, addresses, face values, dates of invoices and due dates for each Account Debtor obligated on an Account so listed in a form consistent with reports currently prepared by the Loan Parties with respect to such information, (iii) a reasonably detailed accounts payable aging regarding the Loan Parties, (iv) reconciliations of the Loan Parties’ Inventory as shown on the Loan Parties’ perpetual inventory, to the Loan Parties’ general ledger and to the Loan Parties’ financial statements, and (v) Inventory reports in such format and detail as the Administrative Agent shall reasonably request and which shall include a current list of all locations of the Loan Parties’ Inventory (other than Inventory stored at temporary locations or in-transit from one location to another location in the ordinary course of business or Inventory and equipment out for repair or refurbishment or at trade shows), all with supporting materials as the Administrative Agent shall reasonably request.

(ii)               Collateral Reporting Trigger Event. Prior to the occurrence of each Collateral Reporting Trigger Event, the Loan Parties shall deliver to the Administrative Agent an updated Borrowing Base Certificate reflecting such Collateral Reporting Trigger Event on a pro forma basis and demonstrating that upon giving effect to such Collateral Reporting Trigger Event, (A) the Total Revolving Outstandings will not exceed the Line Cap and (B) the Borrowers will be in compliance with the applicable Financial Covenant.

(b)                Account Verification. The Administrative Agent’s officers, employees or agents shall have the right, at any time or times if an Event of Default has occurred and is continuing, in the name of the Administrative Agent, any designee of the Administrative Agent or any Loan Party, to verify the validity, amount or any other matter relating to any Accounts of any Loan Party by mail, telephone, electronic communication or otherwise. The Loan Parties shall cooperate fully with the Administrative Agent in an effort to facilitate and promptly conclude any such verification process.

(c)                Records, Schedules and Assignments of Accounts. The Loan Parties shall keep records of their Accounts and all payments and collections thereon (including sales to Rosenthal of Rosenthal Purchased Receivables pursuant to the Rosenthal Factoring Agreement), which records shall be complete and accurate in all material respects. The Loan Parties shall submit to the Administrative Agent (i) on such periodic basis as the Administrative Agent shall reasonably request, in its Permitted Discretion, a sales and collections report for the preceding period, in form reasonably acceptable to the Administrative Agent, in its Permitted Discretion, and consistent with the reports currently prepared by the Loan Parties with respect to such information reasonably acceptable to the Administrative Agent and (ii) upon the Administrative Agent’s written request therefor, copies of proof of delivery and the original copy of all documents, including, without limitation, repayment histories and present status reports, relating to the Accounts of the Loan Parties and such other matters and information relating to the status of then existing Accounts of the Loan Parties as the Administrative Agent shall request, in its Permitted Discretion.

(d)                Administration of Inventory. The Loan Parties shall keep records of their Inventory, which records shall be complete and accurate in all material respects. The Loan Parties (or their accountants) shall conduct a physical inventory no less frequently than annually and shall provide to Administrative Agent a report based on each such physical inventory promptly thereafter, together with such supporting information as Administrative Agent shall reasonably request.

(e)                Collateral Access Agreements. With respect to any lease (other than leases for sales offices and leases for retail stores), warehousing agreement or any processing agreement, in any case entered into after the Closing Date, the Loan Parties shall use commercially reasonable efforts to provide the Administrative Agent with a Collateral Access Agreement with respect to such premises where Collateral with an aggregate book value in excess of $1,000,000, or any books and records pertaining to a material portion of the Collateral, are located. In the event the Loan Parties do not provide the Administrative Agent with a Collateral Access Agreement with respect to any Material Inventory Location or location in a Landlord Lien State, the Loan Parties acknowledge that the Administrative Agent may, in its Permitted Discretion, (i) not include Inventory at such location as Eligible Inventory or (ii) establish a Reserve in the amount of three months’ rent or other warehouse or comparable charges for such location.

Section 6.16                 Certain Post-Closing Obligations. As promptly as practicable, and in any event within the time periods after the Closing Date specified in Schedule 6.16 or such later date as the Administrative Agent agrees to in writing in its sole discretion, each Borrower and each other Loan Party shall deliver the documents or take the actions specified on Schedule 6.16.

Article 7

Negative Covenants

Until the Termination Date, each Borrower covenants and agrees with the Credit Parties that:

Section 7.1               Indebtedness; Equity Interests.

(a)                The Borrowers will not, and will not permit any of their respective Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(i)                 Indebtedness (A) created under the Loan Documents and/or (B) in respect of any Secured Obligations;

(ii)               Indebtedness existing on the Agreement Date and set forth in Schedule 7.1, and any Refinancing Indebtedness with respect thereto;

(iii)             Indebtedness of Lead Borrower or any of its Subsidiaries incurred to finance the acquisition, lease, cost of design, construction, repair, replacement, installation or improvement of any fixed or capital assets, including Finance Lease Obligations, mortgage financings, purchase money obligations (including Indebtedness as lessee or guarantor) and other Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and any Refinancing Indebtedness with respect thereto; provided that (A) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (B) the aggregate outstanding principal amount of Indebtedness permitted by this clause (iii) shall not, without duplication, exceed $15,000,000 at any time;

(iv)              Indebtedness of any Person that becomes a Subsidiary of Lead Borrower, or is merged, amalgamated or consolidated with or into Lead Borrower or any Subsidiary thereof, after the Agreement Date, and any Refinancing Indebtedness with respect thereto; provided that (A) such Indebtedness exists at the time of such transaction and is not created in contemplation of or in connection with such transaction and (B) the aggregate outstanding principal amount of Indebtedness permitted by this clause (iv) shall not exceed $2,500,000 at any time;

(v)                intercompany Indebtedness of Lead Borrower or any Subsidiary owing to and held by Lead Borrower or any Subsidiary; provided, however, that (A) if any Loan Party is the obligor on such Indebtedness and any Non-Loan Party Subsidiary is the obligee thereof, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Secured Obligations, (B) Indebtedness owed to any Loan Party must be evidenced by the Master Intercompany Note or an unsubordinated promissory note pledged to the Administrative Agent under the Security Agreement and (C) the principal amount of Indebtedness of Non-Loan Party Subsidiaries owed to any Loan Party (together with the aggregate amount of Investments by any Loan Party in the Equity Interests of any Non-Loan Party Subsidiary outstanding under Section 7.4(c)) shall not exceed $15,000,000 in the aggregate at any time outstanding;

(vi)              Guarantees by (A) any Loan Party of Indebtedness of any other Loan Party, (B) any Non-Loan Party Subsidiary of Indebtedness of any other Non-Loan Party Subsidiary or of any Loan Party, and (C) any Loan Party of Indebtedness of any Non-Loan Party Subsidiary outstanding under Section 7.1(a)(xviii); provided that, in each case, such Indebtedness is otherwise permitted by this Section 7.1(a);

(vii)            obligations under any Swap Agreements permitted by Section 7.7;

(viii)          Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business;

(ix)              Indebtedness incurred in the ordinary course of business under (A) appeal bonds or similar instruments and (B) surety bonds, payment bonds, performance bonds, bid bonds, completion guarantees and similar obligations, workers’ compensation claims, health, disability or other employee benefits, and letters of credit, bankers acceptances and similar instruments issued for the account of any Loan Party or its Subsidiaries and unsecured guarantees thereof (or of reimbursement obligations in respect thereof);

(x)                Indebtedness of Non-Loan Party Subsidiaries in an aggregate principal amount (together with the aggregate principal amount of Indebtedness outstanding under Section 7.1(a)(xvii)) not to exceed $35,000,000 at any time outstanding;

(xi)              Indebtedness arising from agreements of Lead Borrower or any Subsidiary providing for customary indemnification, adjustment of purchase or acquisition price or similar obligations (including Earn-Out Obligations), in each case, incurred or assumed in connection with any Permitted Acquisition, other Investments or the Disposition of any business, assets, Equity Interests or Subsidiary permitted under this Credit Agreement;

(xii)            Indebtedness consisting of (A) obligations to pay, or the financing of, insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xiii)          Indebtedness representing deferred compensation to employees, consultants or independent contractors of Lead Borrower or any Subsidiary incurred in the ordinary course of business;

(xiv)          Indebtedness consisting of obligations of Lead Borrower or any Subsidiary under deferred compensation or other similar arrangements incurred by such person in connection with the Transactions and Permitted Acquisitions or any other Investment permitted under this Credit Agreement;

(xv)            Indebtedness issued by Lead Borrower or any Subsidiary to current or former officers, directors and employees, their respective permitted transferees, assigns, estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Lead Borrower permitted by Section 7.8, which Indebtedness may be secured only by Liens on such Equity Interests and proceeds thereof;

(xvi)          Indebtedness related to unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law;

(xvii)        Indebtedness owed to one or more unaffiliated third parties financing Foreign Receivables and/or Foreign Inventory (and related, rights, assets and/or Equity Interests), and any Refinancing Indebtedness with respect thereto, in an aggregate principal amount (together with the aggregate principal amount of Indebtedness outstanding under Section 7.1(a)(x)) not to exceed $35,000,000 at any time outstanding, which Indebtedness may be secured only by Liens permitted by Section 7.2(k);

(xviii)      additional Indebtedness in an aggregate principal amount not to exceed $5,000,000 at any time outstanding; and

(xix)          Indebtedness arising under the Rosenthal Factoring Agreement.

(b)                [Reserved].

For purposes of determining compliance with this Section 7.1, if Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums), defeasance costs and other costs and expenses incurred in connection with such refinancing.

Further, for purposes of determining compliance with this Section 7.1, (A) Indebtedness need not be permitted solely by reference to one category of permitted Indebtedness (or any portion thereof) described above but may be permitted in part under any relevant combination thereof (and subject to compliance, where relevant, with Section 7.2), and (B) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness (or any portion thereof) described above, Lead Borrower may, in its sole discretion, classify or divide such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 7.1 (and subject to compliance, where relevant, with Section 7.2) and will be entitled to only include the amount and type of such item of Indebtedness (or any portion thereof) in one of the above clauses (or any portion thereof) and such item of Indebtedness (or any portion thereof) shall be treated as having been incurred or existing pursuant to only such clause or clauses (or any portion thereof); provided that all Indebtedness outstanding under the Loan Documents and/or incurred in respect of any Secured Obligations shall at all times be deemed to have been incurred pursuant to Section 7.1(a)(i).

Section 7.2               Liens. The Borrowers will not, and will not permit any of their respective Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it or any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)                Liens created under the Loan Documents;

(b)                Permitted Encumbrances;

(c)                any Lien on any property or asset of Lead Borrower or any Subsidiary existing on the Agreement Date and set forth in Schedule 7.2; provided that (i) such Lien shall not apply to any other property or asset of Lead Borrower or any Subsidiary other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and/or within the scope of the collateral grant in effect on the Agreement Date and (B) proceeds and products thereof, and (ii) such Lien shall secure only those obligations which it secures on the Agreement Date and any Refinancing Indebtedness in respect thereof;

(d)                any Lien securing Indebtedness permitted by Section 7.1(a)(iii) and any Refinancing Indebtedness in respect thereof; provided that such Liens do not apply to any property or assets of Lead Borrower or any Subsidiary other than the property or assets acquired, leased, constructed, repaired, replaced, installed or improved with or financed by such Indebtedness, and accessions and additions thereto, proceeds and products thereof, customary security deposits and related property; provided further that individual financings provided by one lender may be cross-collateralized to other financings provided by such lender (and its Affiliates);

(e)                any Lien existing on any property or asset prior to the acquisition thereof by Lead Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Agreement Date prior to the time such Person becomes a Subsidiary; provided that (i) such Lien secures Indebtedness permitted by Section 7.1(a)(iv), (ii) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as applicable, (iii) such Lien shall not apply to any other property or assets of Lead Borrower or any Subsidiary, other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and/or within the scope of the collateral grant in effect at the time of acquisition of such asset or such Person becoming a Subsidiary, as the case may be, and (B) proceeds and products thereof and (iv) such Lien shall secure only the Indebtedness and other obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as applicable, and any extensions, renewals and replacements thereof to the extent that they do not increase the outstanding principal amount thereof;

(f)                 Liens on any property or asset (other than Intellectual Property) of any Non-Loan Party Subsidiary securing Indebtedness of any Non-Loan Party Subsidiary permitted under Section 7.1;

(g)                Liens or restrictions (including, without limitation, put and call agreements) (i) on Equity Interests in joint ventures that are not Subsidiaries (A) securing obligations of such joint venture or (B) pursuant to the relevant joint venture agreement or arrangement and (ii) in the nature of put and call arrangements, purchase options and restrictions on Disposition related to, the Equity Interests of any Subsidiary that is a non-Wholly-Owned Subsidiary set forth in such Subsidiary’s organizational documents or similar agreements;

(h)                Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents under clause (e) of the definition thereof arising out of such repurchase transaction;

(i)                 (i) any condemnation or eminent domain proceedings affecting any real property and (ii) in the case of real property in which a Loan Party or Subsidiary has a leasehold interest or easement rights, any Lien, mortgage, security interest, restriction, encumbrance or any other matter of record to which the fee simple interest (or any superior leasehold interest) is subject;

(j)                 Liens securing obligations under Swap Agreements consisting of Liens on any margin or collateral posted by Lead Borrower or any Subsidiary under a Swap Agreement as a result of any regulatory requirement, swap clearing organization, or other similar regulations, rules, or requirements and/or reasonably required by the counterparty thereto;

(k)                Liens on Foreign Receivables and/or Foreign Inventory (and related rights, assets and/or Equity Interests) securing Indebtedness permitted by Section 7.1(a)(xvii);

(l)                 Liens on any property or asset of Lead Borrower or any Subsidiary (other than Collateral of the type included in the Borrowing Base, related rights and assets, and Intellectual Property) securing Indebtedness or other obligations in an aggregate principal amount not to exceed $5,000,000 at any time outstanding; and

(m)              Liens on Rosenthal Factoring Collateral arising under the Rosenthal Factoring Agreement.

For purposes of determining compliance with this Section 7.2, (A) a Lien need not be permitted solely by reference to one category of permitted Liens (or any portion thereof) described above but may be permitted in part under any combination thereof, and (B) in the event that a Lien securing any obligation (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens (or any portion thereof) described above, Lead Borrower may, in its sole discretion, classify or divide such Lien securing such obligation (or any portion thereof) in any manner that complies with this Section 7.2 and will be entitled to only include the amount and type of such Lien or such obligation secured by such Lien (or any portion thereof) in one of the above clauses and such Lien securing such obligation (or portion thereof) will be treated as being incurred or existing pursuant to only such clause or clauses (or any portion thereof); provided that all Liens created under any Loan Documents and/or in respect of any Secured Obligations shall at all times be deemed to have been incurred pursuant to clause (a) of this Section 7.2.

Section 7.3               Fundamental Changes; Business; Fiscal Year.

(a)                The Borrowers will not, and will not permit any of their respective Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or Dispose of (in one transaction or in a series of related transactions) all or substantially all of its assets, or all or substantially all of the Equity Interests issued by any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve or consummate a Division (if such Division results in the creation of a Person that is not a Loan Party); provided that, if at the time thereof and immediately after giving effect thereto, no Event of Default shall or would have occurred and be continuing:

(i)                 (A) any Borrower may merge into or consolidate with any other Borrower, (B) any Subsidiary Guarantor may merge into or consolidate with (I) any other Subsidiary Guarantor or (II) any Borrower in a transaction in which such Borrower is the surviving entity, and (C) any Non-Loan Party Subsidiary that is a Wholly-Owned Subsidiary of Lead Borrower may merge into or consolidate with (I) any Borrower in a transaction in which such Borrower is the surviving entity, (II) any Subsidiary Guarantor in a transaction in which such Subsidiary Guarantor is the surviving entity, or (III) any other Non-Loan Party Subsidiary;

(ii)               any Loan Party or any Subsidiary may merge into or consolidate with any Person in a transaction that is not permitted by Section 7.3(a)(i); provided that (x) in the case of a merger or consolidation involving a Loan Party, such Loan Party shall be the surviving entity of such merger or consolidation unless such merger or consolidation effectuates a Disposition permitted under Section 7.5, and (y) either (1) such merger is permitted by Section 7.4 and either (A) a Loan Party shall be the surviving entity or (B) such other Person shall become a Loan Party pursuant to Section 6.12, or (2) such merger or consolidation shall effectuate a Disposition permitted under Section 7.5;

(iii)             (A) any Borrower may Dispose of all or substantially all of its assets to any other Borrower, (B) any Subsidiary Guarantor may Dispose of all or substantially all of its assets to any other Loan Party, and (C) any Non-Loan Party Subsidiary may Dispose of all or substantially all of its assets to any other Non-Loan Party Subsidiary or to any Loan Party;

(iv)              Lead Borrower or any of its Subsidiaries may Dispose of its assets (including via the merger or consolidation of one or more Subsidiaries) to effectuate a Disposition permitted under Section 7.5;

(v)                (A) any Non-Loan Party Subsidiary may liquidate or dissolve so long as any remaining assets are transferred to another Non-Loan Party Subsidiary or to a Loan Party and (B) any Loan Party (other than Lead Borrower) may liquidate or dissolve so long as any remaining assets of such Loan Party are transferred to another Loan Party;

(vi)              Lead Borrower or any of its Subsidiaries may convert from one form of legal entity to another (subject to compliance with the Loan Documents); and

(vii)            Lead Borrower or any of its Subsidiaries may make Investments permitted under Section 7.4, create Liens permitted by Section 7.2, make Restricted Payments permitted by Section 7.8 and make Dispositions permitted by Section 7.5.

(b)                The Borrowers will not, and will not permit any of their respective Subsidiaries to, engage to any material extent in any business other than an Approved Line of Business.

(c)                Lead Borrower will not change its Fiscal Year; provided that Lead Borrower may change its Fiscal Year one or more times, subject to such adjustments to this Credit Agreement as Lead Borrower and the Administrative Agent shall reasonably agree are necessary or appropriate in connection with such change (and, notwithstanding any provision of this Credit Agreement to the contrary, the parties hereto hereby authorize Lead Borrower and the Administrative Agent to make any such amendments to this Credit Agreement as they jointly deem necessary to give effect to the foregoing).

Section 7.4               Investments, Loans, Advances, Guarantees and Acquisitions. The Borrowers will not, and will not permit any of their respective Subsidiaries to, purchase, hold or acquire (including pursuant to any merger or Division) any Investment, except:

(a)                Investments in cash and Cash Equivalents;

(b)                Investments existing on the Agreement Date and set forth (or referenced) in Schedule 5.13 and Schedule 7.4;

(c)                equity Investments (including capital contributions) made by Lead Borrower or any Subsidiary in the Equity Interests of any of their respective Subsidiaries; provided that such Investments pursuant to this Section 7.4(c) by any Loan Party in the Equity Interests of any Non-Loan Party Subsidiary (together with the aggregate principal amount of Indebtedness of Non-Loan Party Subsidiaries owed to any Loan Party outstanding under Section 7.1(a)(v)(C)) shall not exceed $15,000,000 in the aggregate at any time outstanding;

(d)                Investments constituting intercompany Indebtedness permitted by Section 7.1(a);

(e)                Investments constituting Guarantees permitted by Section 7.1(a);

(f)                 Swap Agreements permitted by Section 7.7;

(g)                Permitted Acquisitions;

(h)                (i) payroll, commission, travel and other similar cash advances made to directors (or comparable Persons), officers or employees in the ordinary course of business, and (ii) other loans and advances made to directors (or comparable Persons), officers or employees in the ordinary course of business in an aggregate outstanding principal amount not to exceed, at any time, $3,000,000;

(i)                 extensions of credit by Lead Borrower or any Subsidiary to one or more future, present or former officers, directors, employees, members of management or consultants or their respective estates, spouses or former spouses in connection with such person’s purchase of Equity Interests of Lead Borrower, so long as no cash is actually advanced by Lead Borrower or any of the Subsidiaries to such individuals in connection with such extensions of credit;

(j)                 (i) promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.5 and (ii) Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business as a result of insolvency, bankruptcy, reorganization, or other similar proceeding involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries;

(k)                Investments of any Person existing at the time such Person becomes a Subsidiary or consolidates or merges with Lead Borrower or any Subsidiary (including in connection with a Permitted Acquisition) so long as such Investments were not made in contemplation of such Person becoming a Subsidiary or of such consolidation or merger;

(l)                 (i) deposits and other payments made in connection with any percentage lease or similar arrangement in respect of real property, (ii) accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business and (ii) Investments consisting of earnest money deposits made in cash in connection with any letter of intent, purchase agreement or other acquisition to the extent not prohibited by this Credit Agreement;

(m)              Investments in the ordinary course of business (i) in negotiable instruments deposited or to be deposited for collection and (ii) consisting of Uniform Commercial Code Article 4 customary trade arrangements with customers;

(n)                Investments to the extent that payment for such Investments is made substantially concurrently with any contribution to the common equity of Lead Borrower, or substantially concurrently with the proceeds of Qualified Equity Interests of Lead Borrower;

(o)                advances in the form of deposits, prepayment of expenses and other credits made in the ordinary course of business;

(p)                to the extent constituting Investments, purchases and acquisitions of Inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of Intellectual Property, in each case in the ordinary course of business;

(q)                Investments by Lead Borrower or any Subsidiary in joint ventures in an aggregate amount not to exceed $5,000,000 at any time outstanding;

(r)                 any Investment acquired by virtue of any Bail-in Action with respect to any Lender (or any direct or indirect parent company thereof);

(s)                 Investments consisting of Guarantees made in the ordinary course of business by Lead Borrower or any of its Subsidiaries of the obligations (not constituting Indebtedness) of any of their respective Subsidiaries; and

(t)                 so long as the Payment Conditions shall have been satisfied, other Investments (other than Acquisitions) by Lead Borrower and its Subsidiaries.

For purposes of determining compliance with this Section 7.4, (A) an Investment need not be permitted solely by reference to one category of permitted Investments (or any portion thereof) described above but may be permitted in part under any relevant combination thereof and (B) in the event that an Investment (or any portion thereof) meets the criteria of one or more of the categories of permitted Investments (or any portion thereof) described above, Lead Borrower may, in its sole discretion, classify or divide such Investment (or any portion thereof) in any manner that complies with this Section 7.4 and will be entitled to only include the amount and type of such Investment (or any portion thereof) in one or more (as relevant) of the above clauses (or any portion thereof) and such Investment (or any portion thereof) shall be treated as having been made or existing pursuant to only such clause or clauses (or any portion thereof); provided that all Investments described in Schedule 7.4 shall be deemed outstanding under Section 7.4(b).

In determining the amount of Investments, acquisitions, loans, and advances permitted under this Section 7.4, Investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein) minus all returns of principal, capital, dividends, distributions and other cash returns thereof and minus all liabilities expressly assumed by another Person in connection with the Disposition of any Investment, and loans and advances shall be taken at the principal amount thereof then remaining unpaid.

Section 7.5               Dispositions. The Borrowers will not, and will not permit any of their respective Subsidiaries to, Dispose of any of its assets except:

(a)                issuances of Equity Interests by Lead Borrower, or issuances or other Dispositions of Equity Interests by any Subsidiary to qualify directors if required by applicable law;

(b)                the use or transfer of cash or Cash Equivalents in a manner that is not prohibited by the terms of this Credit Agreement or the other Loan Documents;

(c)                the granting of Liens permitted by Section 7.2, Investments permitted by Section 7.4, and Restricted Payments permitted by Section 7.8;

(d)                Dispositions arising in connection with any Casualty Event or similar events;

(e)                the licensing and sublicensing on a non-exclusive basis (but which may be on an exclusive basis as to specific countries, regions or territories, in each case other than the United States and its territories or possessions) of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business;

(f)                 the abandonment, cancellation or lapse of issued patents, registered trademarks and other registered intellectual property of a Loan Party or Subsidiary thereof, or any application therefor, to the extent, in Lead Borrower’s reasonable business judgment, such intellectual property is not economically desirable in the conduct of such Loan Party’s or Subsidiary’s business or so long as such abandonment, cancellation or lapse is not materially adverse to the interests of the Administrative Agent and the Lenders;

(g)                Dispositions of substantially worn out, damaged, uneconomical, surplus or obsolete equipment or other assets in the ordinary course of business or consistent with past practice;

(h)                any sale, transfer, termination or other Disposition consisting of the unwinding or termination of any hedging arrangement or transaction contemplated thereby which is not prohibited hereunder;

(i)                 any Disposition of assets (other than Equity Interests of any Wholly-Owned Subsidiary, unless all of the Equity Interests of such Wholly-Owned Subsidiary are sold in accordance with this clause (i)) for at least fair market value, so long as (A) no Event of Default then exists or would immediately result therefrom, (B) at least 75% of the consideration received by the applicable Loan Party or Subsidiary consists of cash or Cash Equivalents; provided that for purposes of this clause (B), “cash” shall include (1) the amount of any liabilities (as shown on Lead Borrower’s or such Subsidiary’s most recent balance sheet or in the notes thereto) that are assumed by the transferee of any such assets or are otherwise cancelled in connection with such transaction and (2) any notes or other obligations or other securities or assets received by Lead Borrower or such Subsidiary from the transferee that are converted by Lead Borrower or such Subsidiary into cash or Cash Equivalents within 180 days after receipt thereof (to the extent of the cash or Cash Equivalents received), (C) the Net Cash Proceeds therefrom are applied and/or reinvested as (and to the extent) required by Section 2.7(b), and (D) the aggregate amount of the cash and non-cash proceeds received from all assets sold pursuant to this clause (i) shall not exceed $30,000,000 in the aggregate in any Fiscal Year (for this purpose, using the fair market value of property other than cash and Cash Equivalents);

(j)                 Dispositions of assets acquired by Lead Borrower or any Subsidiary pursuant to a Permitted Acquisition to the extent consummated within 12 months of the date of such Permitted Acquisition and having a fair market value in an aggregate amount not to exceed 15% of the aggregate purchase consideration for the assets acquired pursuant to such Permitted Acquisition;

(k)                leases, licenses or subleases or sublicenses of any real property in the ordinary course of business, including the termination thereof in the ordinary course of business;

(l)                 the discount, forgiveness or sale, in each case without recourse and in the ordinary course of business, of past due receivables arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing of receivables); and

(m)              any Disposition of any Investment acquired by virtue of any Bail-in Action with respect to any Lender (or any direct or indirect parent company thereof).

Section 7.6               Sale and Lease Back Transactions. The Borrowers will not, and will not permit any of their respective Subsidiaries to, enter into any Sale and Leaseback arrangement, directly or indirectly with any Person.

Section 7.7               Swap Agreements. The Borrowers will not, and will not permit any of their respective Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into in the ordinary course of business to hedge or mitigate risks to which Lead Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of Lead Borrower or any Subsidiary) and that are not for speculative purposes, and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of such Loan Party or Subsidiary.

Section 7.8               Restricted Payments. The Borrowers will not, and will not permit any of their respective Subsidiaries to, declare or make, or agree to pay for or make any Restricted Payment, or incur any obligation (contingent or otherwise) to do so and any purported approval of a Restricted Payment by the Borrowers shall be deemed void ab initio, except:

(a)                subject to the Collateral and Guarantee Requirement, any Subsidiary may declare and pay, and agree to pay, dividends and other distributions with respect to its Equity Interests payable solely in perpetual common Equity Interests (other than Disqualified Equity Interests);

(b)                (i) any Non-Loan Party Subsidiary may declare and pay, and agree to pay, dividends or other distributions with respect to its Equity Interests to any other Non-Loan Party Subsidiary or to any Loan Party, and (ii) any Subsidiary that is a Loan Party may declare and pay, and agree to pay, dividends or other distributions with respect to its Equity Interests to any other Loan Party;

(c)                provided no Event of Default has occurred and is continuing or would result therefrom, Restricted Payments may be made to purchase, retire or redeem the Equity Interests of Lead Borrower (including related stock appreciation rights or similar securities) held by any future, present or former directors, consultants, officers or employees of Lead Borrower or any of the Subsidiaries (or such person’s estates or heirs) or by any Benefit Plan, management equity plan, stock option plan or any shareholders’ agreement or other management or employee benefit plan or similar agreement or arrangement then in effect upon such person’s death, disability, retirement or termination of employment or under the terms of any such Benefit Plan, agreement or arrangement or any other agreement under which such shares of Equity Interests or related rights were issued; provided, that the aggregate amount of such purchases or redemptions under this clause (c) shall not exceed in any Fiscal Year $25,000,000 (plus the amount of proceeds of any key-man life insurance policies received directly in connection with the death of the person whose shares are being purchased, retired or redeemed) (for the avoidance of doubt, the foregoing limit applies under this clause (c), but does not limit Restricted Payments made under other clauses of this Section 7.8); and provided, further, that cancellation of Indebtedness owing to Lead Borrower or any Subsidiary from any future, present or former employee, director or consultant of Lead Borrower or any Subsidiary in connection with a repurchase of Equity Interests of Lead Borrower will not be deemed to constitute a Restricted Payment for purposes of this Section 7.8;

(d)                any Person may (i) make non-cash repurchases of Equity Interests deemed to occur upon exercise or settlement of stock options or other Equity Interests if such Equity Interests represent a portion of the exercise price of or withholding obligation with respect to such options or other Equity Interests or (ii) withhold a portion of Equity Interests issued upon any such exercise to cover any withholding tax obligations in respect of such issuance;

(e)                Restricted Payments in the form of cash payments may be made (1) in lieu of the issuance of fractional shares, or (2) upon the purchase, redemption or acquisition of fractional shares, in each case, including fractional share payments in connection with (i) the exercise of options or warrants, or (ii) the conversion or exchange of Equity Interests or Indebtedness convertible into, or exchangeable for, Equity Interests;

(f)                 Restricted Payments not to exceed, under this clause (f), $20,000,000 in any Fiscal Year; provided that (i) no Event of Default has occurred and is continuing or would result therefrom and (ii) upon giving effect thereto, the Loan Parties shall have combined liquidity (including unrestricted cash and Cash Equivalents subject to a Control Agreement in favor of the Administrative Agent and Availability) at least equal to $200,000,000 (for the avoidance of doubt, the foregoing limit applies under this clause (f), but does not limit Restricted Payments made under other clauses of this Section 7.8); and

(g)                following the occurrence of the Permanent Borrowing Base Trigger, so long as the Payment Conditions shall have been satisfied, the Loan Parties may make additional Restricted Payments not otherwise permitted under this Section 7.8.

Section 7.9               Transactions with Affiliates. The Borrowers will not, and will not permit any of their respective Subsidiaries to, Dispose (including pursuant to a merger or Division) of any property or assets to, or purchase, lease or otherwise acquire (including pursuant to a merger or Division) any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a)                transactions in the ordinary course of business and at prices and on terms and conditions not less favorable to such Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties (it being understood that this Section 7.9 (and the foregoing requirements in this clause (a)) shall not apply to any transaction that is (x) expressly permitted under Sections 7.1, 7.2, 7.3, 7.4, 7.5, 7.6 or 7.8 between or among the Loan Parties and their Subsidiaries and not involving any other Affiliate, (y) solely between or among Loan Parties or (z) solely between or among Non-Loan Party Subsidiaries);

(b)                (i) the Transactions and (ii) permitted transactions, agreements and arrangements in existence on the Agreement Date and set forth on Schedule 7.9, and, in each case, any amendment thereto or replacement thereof or similar arrangement to the extent such amendment, replacement or arrangement is not more disadvantageous to the Lenders when taken as a whole in any material respect than the original agreement as in effect on the Agreement Date (as determined by Lead Borrower in good faith);

(c)                any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans or similar employee benefit plans;

(d)                the payment of fees, reasonable out-of-pocket costs and indemnities to directors, managers, officers, consultants, employees and substantially similar Persons in the ordinary course of business;

(e)                (i) any employment agreement, consulting agreement, severance agreement, compensation arrangement, officer or director indemnification agreement or any similar arrangement entered into by Lead Borrower or any of the Subsidiaries in the ordinary course of business and any payments pursuant thereto, (ii) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors, and (iii) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto;

(f)                 payments to or the receipts of payments from, and entry into and the consummation of transactions with joint ventures entered into in the ordinary course of business;

(g)                transactions between Lead Borrower or any of its Subsidiaries and any Person, a director (or the substantial equivalent) of which is also a director of Lead Borrower; provided, however, that (i) such individual abstains from voting as a director of Lead Borrower on any matter involving such other Person and (ii) such Person is not an Affiliate of Lead Borrower for any reason other than such individual’s acting in such capacity;

(h)                payments, loans (or cancellation of loans) or advances to employees or consultants that are (i) made in the ordinary course of business or approved by a majority of the disinterested members of the board of directors of Lead Borrower in good faith, (ii) made in compliance with applicable law and (iii) otherwise permitted under this Credit Agreement;

(i)                 any issuance of Qualified Equity Interests of Lead Borrower to Affiliates of Lead Borrower;

(j)                 transactions with an Affiliate where the only consideration paid is Qualified Equity Interests of Lead Borrower;

(k)                any contributions to the common equity capital of Lead Borrower or any Subsidiary; and

(l)                 any purchases by Lead Borrower’s Affiliates of Indebtedness or Disqualified Equity Interests of Lead Borrower or any Subsidiary the majority of which Indebtedness or Disqualified Equity Interests are purchased by Persons who are not Lead Borrower’s Affiliates; provided that such purchases by Lead Borrower’s Affiliates are on the same terms as such purchases by such Persons who are not Lead Borrower’s Affiliates.

Section 7.10            Restrictive Agreements. The Borrowers will not, and will not permit any of their respective Subsidiaries that are Loan Parties or Domestic Subsidiaries (other than Excluded Subsidiaries) to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Loan Party or any of its Domestic Subsidiaries (other than any Excluded Subsidiaries) to create, incur or permit to exist any Lien upon any of its property or assets (unless such agreement or arrangement does not prohibit, restrict or impose any condition upon the ability of any Loan Party to create, incur or permit to exist, or the ability of the Administrative Agent to exercise any right or remedy with respect to, any Lien in favor of the Administrative Agent created under the Loan Documents) or (b) the ability of any Loan Party or any of its Domestic Subsidiaries (other than Excluded Subsidiaries) to pay dividends or make other distributions with respect to any of its Equity Interests or to make or repay loans or advances to Lead Borrower or any other Loan Party or Domestic Subsidiary (other than any Excluded Subsidiary) or to Guarantee Indebtedness of Lead Borrower or any other Loan Party or Domestic Subsidiary (other than any Excluded Subsidiary); provided that (i) the foregoing shall not apply to (A) restrictions and conditions imposed by law or by the Loan Documents, (B) restrictions and conditions existing on the Agreement Date identified on Schedule 7.10 (and any extension or renewal of, and any amendment or modification that does not materially expand the scope of, any such restriction or condition), (C) customary restrictions and conditions contained in agreements relating to the Disposition of a Subsidiary or its Equity Interests or assets, or assets of Lead Borrower, pending such Disposition, provided that such restrictions and conditions apply only to the Subsidiary, Equity Interests or assets to be Disposed and such Disposition is permitted hereunder, (D) restrictions and conditions in effect at the time any Person becomes a Subsidiary and not entered into in connection with or in contemplation of such Person becoming a Subsidiary, (E) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted hereunder and applicable solely to such joint venture and/or its Equity Interests, (F) restrictions and conditions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (G) customary restrictions and conditions imposed in connection with purchase money obligations, mortgage financings and lease obligations with respect to the property purchased or leased or (H) any restriction or condition arising from amendments, replacements, extensions or renewals of any agreement containing any of the foregoing to the extent that the scope of the restriction or condition is not expanded in any material respect, (ii) clause (a) of this Section shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness or leases permitted by this Credit Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness or subject to such leases, as the case may be, and (iii) clause (a) of this Section shall not apply to customary provisions in agreements restricting the assignment thereof.

Section 7.11            Amendment of Material Documents. The Borrowers will not, and will not permit any of their respective Subsidiaries to, amend, supplement, modify or waive any of their rights under any of their Organizational Documents or the Rosenthal Factoring Agreement, other than amendments, modifications or waivers that could not reasonably be expected to materially adversely affect the Credit Parties; provided that, in respect of the Rosenthal Factoring Agreement, the Borrowers shall deliver or cause to be delivered to the Administrative Agent and each Lender a copy of all material amendments, modifications or waivers thereto promptly after the execution and delivery thereof. Without limiting the generality of the foregoing, the Borrowers will not, and will not permit any of their respective Subsidiaries to, amend, supplement, modify or waive any of their rights under any of the following provisions of the Rosenthal Factoring Agreement (with each of the following terms used as defined therein, to the extent not otherwise defined in this Credit Agreement): (i) the definitions of “Credit Agreement”, “Credit Agreement Agent” or “Credit Agreement Default” or the Credit Agreement Agent’s right to exercise the Redirection Right during the continuance of a Credit Agreement Default, (ii) the terms and conditions upon which Rosenthal may purchase Receivables, the effect of which would decrease the Purchase Price for any Receivable, permit Rosenthal to purchase a Receivable that is not a Credit Approved Receivable or a Receivable that is less than 120 days past due, or permit Rosenthal to purchase a Receivable other than for cash consideration remitted to the Collection Account at the time of such purchase, in each case without the Administrative Agent’s prior written consent, (iii) any provision, the effect of which would permit Rosenthal to debit the Collection Account for any reason other than to collect commissions owed to Rosenthal from time to time under the Rosenthal Factoring Agreement as and when the related Referred Accounts are paid, (iv) the location, account number, ownership or other terms of the Collection Account, without the Administrative Agent’s prior written consent, (v) any provision, the effect of which would reduce the scope, timing or frequency of amounts required to be remitted by Rosenthal to the Collection Account, or (vi) the requirement that invoices (and other statements to Customers) evidencing Referred Accounts clearly state that each Receivable is payable to Rosenthal in its capacity as collection agent on the Loan Parties’ behalf.

Section 7.12            Financial Covenants.

(a)                Minimum Availability Prior to Permanent Borrowing Base Trigger. The Borrowers will not permit Availability to be less than the greater of (i) $22,500,000 and (ii) 15% of the Line Cap, at any time prior to the occurrence of the Permanent Borrowing Base Trigger.

(b)                Minimum Availability After Permanent Borrowing Base Trigger. The Borrowers will not permit Availability to be less than the greater of (i) $15,000,000 and (ii) 10% of the Line Cap, at any time after the occurrence of the Permanent Borrowing Base Trigger.

Section 7.13            Payments on Subordinated Debt. The Borrowers will not, and will not permit any of their respective Subsidiaries to, declare or make, or agree to pay for or make, directly or indirectly, any payment of principal or interest or any purchase, redemption, retirement, acquisition or defeasance with respect to any Subordinated Debt except that (a) Lead Borrower or any Subsidiary may make payments of Subordinated Debt to the extent permitted by the subordination provisions applicable thereto and (b) so long as the Payment Conditions shall have been satisfied, Lead Borrower or any Subsidiary may make other payments of Subordinated Debt.

Section 7.14            Dispositions of Intellectual Property. The Borrowers will not, and will not permit any other Loan Party to, encumber, sell or otherwise transfer or assign any Intellectual Property that is used or useful in connection with the Collateral without providing prior written notice thereof to the Administrative Agent and, if so requested by the Administrative Agent, and prior to or concurrently with consummating such transaction, causing the applicable purchaser, transferee or assignee of, or holder of a Lien on, such Intellectual Property to enter into an agreement with the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent and consistent with the terms of the license contemplated in Section 5.4 of the Security Agreement, pursuant to which the applicable purchaser, transferee or assignee, or holder of a Lien, acknowledges and agrees to the Administrative Agent’s customary royalty-free use rights with respect to such Intellectual Property solely in connection with exercising its rights and remedies with respect to the Collateral and specifically including at all times following any release of the Administrative Agent’s Lien in and to any such Intellectual Property pursuant to Section 9.10(a)(i)(C), which rights shall immediately and automatically terminate without action of any party upon the occurrence of the Termination Date.

Article 8

Events of Default

Section 8.1               Events of Default. Any of the following shall constitute an Event of Default:

(a)                Non-Payment of Principal or L/C Disbursement. Any Loan Party shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise.

(b)                Other Non-Payment. Any Loan Party shall fail to pay any interest on any Loan or on any reimbursement obligation in respect of any L/C Disbursement or any fee, commission or any other amount (other than an amount referred to in clause (a) of this Section) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days.

(c)                Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of any Loan Party or any of its Subsidiaries in or pursuant to any Loan Document or any amendment or modification hereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made.

(d)                Specific Covenants. Any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Sections 2.1(b)(ii), 6.1, 6.2(a), 6.3 (solely with respect to the Loan Parties), 6.6, 6.8, 6.10, 6.12, 6.14, 6.15 or 6.16, in Article 7 or in any Collateral Document to which it is a party, if, solely in the case of any Collateral Document, such failure shall continue unremedied for a period of ten (10) days after the earlier to occur of (i) any Loan Party’s actual knowledge of such failure or (ii) receipt by Lead Borrower of written notice from the Administrative Agent of such failure.

(e)                Other Covenants. Any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document to which it is a party (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after the earlier to occur of (i) any Loan Party’s actual knowledge of such failure or (ii) receipt by Lead Borrower of written notice from the Administrative Agent of such failure.

(f)                 [Reserved].

(g)                Cross-Default. Any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity date, or that enables or permits (with all applicable grace or notice periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due prior to their scheduled maturity date or to require the prepayment, repurchase, redemption or defeasance thereof prior to their scheduled maturity date, in each case without such Material Indebtedness having been discharged; provided, however, that, notwithstanding the foregoing, this clause (g) shall not apply to (i) any secured Indebtedness that becomes due solely as a result of the voluntary sale, transfer or other disposition of, or any Casualty Event with respect to, the property or assets securing such Indebtedness, (ii) any change of control offer made within 60 days after an Acquisition with respect to, and effectuated pursuant to, Indebtedness of an acquired business, (iii) any default under Indebtedness of an acquired business if such default is cured, or such Indebtedness is repaid, within 60 days after the Acquisition of such business so long as no other creditor accelerates or commences any kind of enforcement action in respect of such Indebtedness, (iv) mandatory prepayment requirements arising from the receipt of net cash proceeds from debt, dispositions (including casualty losses, governmental takings and other involuntary dispositions), equity issues or excess cash flow, (v) prepayments required by the terms of Indebtedness as a result of customary provisions in respect of illegality, replacement of lenders and gross-up provisions for taxes, increased costs, capital adequacy and other similar customary requirements and (vi) any voluntary prepayment, redemption or other satisfaction of Indebtedness that becomes mandatory in accordance with the terms of such Indebtedness solely as the result of Lead Borrower or any Subsidiary delivering a prepayment, redemption or similar notice with respect to such prepayment, redemption or other satisfaction.

(h)                Involuntary Proceedings. An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or any of its Subsidiaries (excluding any Immaterial Subsidiaries) or its debts, or of a substantial part of its assets, under any Debtor Relief Law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any of its Subsidiaries (excluding any Immaterial Subsidiaries) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered.

(i)                 Voluntary Proceedings. Any Loan Party or any of its Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any of its Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing.

(j)                 Inability to Pay Debts. Any Loan Party or any of its Subsidiaries shall become generally unable, admit in writing its general inability or fail generally to pay its debts as they become due.

(k)                Judgments. One or more judgments for the payment of money in an aggregate amount in excess of the Threshold Amount shall be rendered against any Loan Party or any of its Subsidiaries (excluding any Immaterial Subsidiaries) or any combination thereof (which shall not be fully covered (without taking into account any applicable deductibles) by insurance from an unaffiliated insurance company with an A.M. Best financial strength rating of at least A-, it being understood that even if such amounts are covered by insurance from such an insurance company, such amounts shall count against such basket if responsibility for such amounts has been denied by such insurance company) and the same shall remain undischarged or unbonded for a period of 45 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any of its Subsidiaries (excluding any Immaterial Subsidiaries) to enforce any such judgment.

(l)                 ERISA Events. (i) An ERISA Event shall have occurred; (ii) a Loan Party or ERISA Affiliate shall fail to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; (iii) any event similar to the foregoing shall occur or exist with respect to a Foreign Plan; or (iv) there shall be at any time a Lien imposed against the assets of any Loan Party or ERISA Affiliate under Section 412 or Section 430 of the Code or Sections 302, Section 303, or Section 4068 of ERISA; and in the case of each of clauses (i) through (iii) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to result in liability of any Loan Party or any of its Subsidiaries (or in the case of an ERISA Event described in subsection (b) of the definition of that term in Section 1.1, could reasonably be expected to subject any Loan Party, any of its Subsidiaries, any Pension Plan, any trust created thereunder, any trustee or administrator thereof, or any party dealing with any Pension Plan or trust to a tax or penalty on “prohibited transactions” under Section 502 of ERISA or Section 4975 of the Code) in an aggregate amount exceeding the Threshold Amount.

(m)              Invalidity of Loan Documents. Any Loan Document shall cease, for any reason, to be in full force and effect (other than in accordance with its terms), or any Loan Party shall so assert in writing or shall disavow any of its obligations thereunder.

(n)                Liens. Any Lien purported to be created under any Collateral Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any material portion of the Collateral (as required by the Loan Documents), with the priority required by the applicable Collateral Document, other than (i) in accordance with the terms of the applicable Loan Documents, (ii) to the extent that any such loss of perfection results from the limitations of foreign laws, rules and regulations as they apply to pledges of Equity Interests in Foreign Subsidiaries (other than the Hong Kong Guarantor) or the application thereof, or (iii) as a result of the Administrative Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Collateral Documents or to duly file any UCC financing statements, continuation statements or other similar filings.

(o)                Change of Control. A Change of Control shall occur.

(p)                Invalidity of Subordination Provisions. The subordination provisions of any agreement or instrument governing any Subordinated Debt shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect (other than in accordance with their terms), or any Loan Party shall contest in writing the validity or enforceability thereof or wrongfully deny that it has any further liability or obligation thereunder, or the Secured Obligations shall not have the priority contemplated by such subordination provisions.

(q)                Invalidity of Rosenthal Intercreditor Provisions. The provisions of the Rosenthal Collateral Assignment shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect (other than in accordance with its terms), or any Loan Party shall contest in any manner the validity or enforceability thereof or wrongfully deny that it has any further liability or obligation thereunder, or the Secured Obligations shall not have the priority contemplated by such intercreditor provisions.

Section 8.2               Remedies Upon Event of Default. If any Event of Default occurs and is continuing, then, and in every such event (other than an event described in Section 8.1(h) or (i)), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to Lead Borrower, take either or both of the following actions (whether before or after the Closing Date), at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of each Loan Party accrued under the Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers, and (iii) require that the Borrowers Cash Collateralize the L/C Obligations in an amount equal to the Minimum Collateral Amount with respect thereto and thereupon such Cash Collateral shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers, and in case of any event described in Section 8.1(h) or (i), the Commitments shall automatically terminate (whether before or after the Closing Date) the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of each Loan Party accrued under the Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers and Cash Collateral for the L/C Obligations as described above shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

Section 8.3               Application of Funds. After the exercise of remedies provided for in Section 8.2 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in Section 2.10), any amounts received on account of the Secured Obligations shall be applied by the Administrative Agent in the following order:

First, to the payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article 3), in each case payable to the Administrative Agent in its capacity as such;

Second, to the extent of any excess of such proceeds, to the payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to each L/C Issuer and the L/C Fronting Fee), in each case payable to each L/C Issuer in its capacity as such;

Third, to the extent of any excess of such proceeds, to the payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts, payable to the Credit Parties (including fees, charges and disbursements of counsel to the respective Credit Parties and amounts payable under Article 3), ratably among them in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to the extent of any excess of such proceeds, to the payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Loans, L/C Obligations and other Secured Obligations, ratably among the Credit Parties in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, to the extent of any excess of such proceeds, to (a) the payment of that portion of the Secured Obligations constituting unpaid principal of the Loans and L/C Obligations, (b) to the Administrative Agent for the account of each applicable L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit and (c) and all Noticed Swap Agreement Obligations and Noticed Cash Management Obligations up to the amount of Reserves therefor, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fifth held by them;

Sixth, to the extent of any excess of such proceeds, to all other Secured Swap Agreement Obligations and other Secured Cash Management Obligations, ratably based on the respective aggregate amounts of all such Secured Obligations owing to the Secured Parties on such date;

Seventh, to the extent of any excess of such proceeds, to the payment of all other Secured Obligations that are due and payable to the Secured Parties or any other holder of Secured Obligations, or any of them, on such date, ratably based on the respective aggregate amounts of all such Secured Obligations owing to the Secured Parties on such date; and

Last, to the extent of any excess of such proceeds, the balance, if any, after all of the Secured Obligations (other than unasserted contingent indemnification and unasserted expense reimbursement obligations in each case not yet due and payable) have been paid in full, to the Borrowers or as otherwise required by law.

Subject to Section 2.10, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the Secured Obligations, if any, in the order set forth above. The Administrative Agent shall have no obligation to calculate the amount of any Secured Swap Agreement Obligations or Secured Cash Management Obligations and may request a reasonably detailed calculation thereof from the provider of such Secured Obligations. If the provider of any Secured Swap Agreement Obligations or Secured Cash Management Obligations fails to deliver the calculation of such Secured Obligations within five days following request thereof by the Administrative Agent, then the Administrative Agent may assume the amount of such Secured Obligations are (a) in the case of Noticed Swap Agreement Obligations or Noticed Cash Management Obligations, the amount set forth in the most recent Secured Obligation Designation Notice received by the Administrative Agent and (b) in the case of any other Secured Swap Agreement Obligations or Secured Cash Management Obligations, zero. Notwithstanding anything to the contrary set forth above, Excluded CEA Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Secured Obligations otherwise set forth above in this Section.

Article 9

The Administrative Agent

Section 9.1               Appointment and Authority. Each of the Lenders and the L/C Issuers hereby irrevocably appoints Citizens Bank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and neither any Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 9.2               Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, Lead Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.3               Exculpatory Provisions.

(a)                The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i)                 shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)               shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)             shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Lead Borrower or any of its Subsidiaries or other Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)                The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 8.2 and Section 10.2), or (ii) in the absence of its own bad faith, gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by Lead Borrower, a Lender or a L/C Issuer.

(c)                The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d)                The Administrative Agent shall not be responsible or have any liability for, or have any duty to investigate a violation or potential violation of an Environmental Law or a Release or threat of Release of a Hazardous Material pursuant to Section 6.13, nor shall it have any liability for any action it takes or does not take in connection with any such investigation.

Section 9.4               Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable in the absence of its own gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment) for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.5               Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facility as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with bad faith, gross negligence or willful misconduct in the selection of such sub-agents.

Section 9.6               Resignation of Administrative Agent.

(a)                The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and Lead Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with Lead Borrower’s consent (so long as no Event of Default under any of Sections 8.1(a), 8.1(b), 8.1(d) (with respect only to any of the covenants set forth in Section 7.12), 8.1(h), 8.1(i) or 8.1(j) has occurred and is continuing), to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York. If no such successor shall have been so appointed by the Required Lenders (and consented to by Lead Borrower, if required) and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the L/C Issuers, with Lead Borrower’s consent (so long as no Event of Default under any of Sections 8.1(a), 8.1(b), 8.1(d) (with respect only to any of the covenants set forth in Section 7.12), 8.1(h), 8.1(i) or 8.1(j) has occurred and is continuing), appoint a successor Administrative Agent meeting the qualifications set forth above, provided that in no event shall any such successor Administrative Agent be a Defaulting Lender or a Disqualified Institution. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)                If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to Lead Borrower and such Person remove such Person as Administrative Agent and, with Lead Borrower’s consent (so long as no Event of Default under any of Sections 8.1(a), 8.1(b), 8.1(d) (with respect only to any of the covenants set forth in Section 7.12), 8.1(h), 8.1(i) or 8.1(j) has occurred and is continuing), appoint a successor. If no such successor shall have been so appointed by the Required Lenders (and consented to by Lead Borrower, if required) and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders (and consented to by Lead Borrower, if required)) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)                With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and L/C Issuer directly, until such time, if any, as the Required Lenders appoint and a successor Administrative Agent as provided for above (including, if required, Lead Borrower’s consent in respect thereof). Upon the acceptance of a successor’s appointment as Administrative Agent hereunder in accordance with the provisions hereof, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent under this Credit Agreement and/or all other Loan Documents (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d)                Any resignation or removal of Citizens Bank as Administrative Agent pursuant to this Section 9.6 shall also constitute its resignation as an L/C Issuer and the Swingline Lender. If Citizens Bank resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Revolving Lenders to make ABR Revolving Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.4(c). If Citizens Bank resigns as the Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Revolving Lenders to make ABR Revolving Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.3(c). Upon the appointment by Lead Borrower of a successor L/C Issuer or Swingline Lender hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swingline Lender, as applicable, under this Credit Agreement and/or all other Loan Documents, (ii) the retiring L/C Issuer and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue Letters of Credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Citizens Bank to effectively assume the obligations of Citizens Bank with respect to such Letters of Credit.

Section 9.7               Non-Reliance on Administrative Agent and Other Lenders. Each Lender and L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement. Each Lender and L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Credit Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.8               No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers or any agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Credit Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or a L/C Issuer hereunder.

Section 9.9               Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or reimbursement for any L/C Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)                to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Loan Document Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Section 10.3) allowed in such judicial proceeding; and

(b)                to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent Section 10.3.

Section 9.10            Collateral and Guarantee Matters.

(a)                The Secured Parties (by virtue of their acceptance of the benefits of the Loan Documents) irrevocably authorize the Administrative Agent, without any further consent of any Lender or any other Secured Party,

(i)                 to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (A) at the Termination Date, (B) that is sold, transferred or otherwise Disposed (whether voluntary or involuntary) of or to be sold, transferred or otherwise Disposed (whether voluntary or involuntary) of as part of or in connection with any sale, transfer or other Disposition (whether voluntary or involuntary) permitted under the Loan Documents (including all of the Collateral of a Guarantor which is released from its obligations under the Loan Documents pursuant to clause (iii) below); provided, however, any sale, transfer or other Disposition (whether voluntary or involuntary) of all or substantially all of the Collateral or all or substantially all of the value of the Guarantees under the Guarantee Agreement or the HK Guarantee Agreement shall be subject to Section 10.2(b), (C) that constitutes Intellectual Property, upon the occurrence of the Permanent Borrowing Base Trigger, provided no Event of Default has occurred and is continuing or would result therefrom, (D) subject to Section 10.2, if approved, authorized or ratified in writing by the Required Lenders, or (E) to the extent provided in the Collateral Documents;

(ii)               to subordinate any Lien on (A) any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.2(d) and (B) any Foreign Receivables and/or Foreign Inventory (and related rights, assets and/or Equity Interests) granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.2(k); and

(iii)             to release any Borrower or Guarantor from its obligations under the Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents or otherwise is no longer required to be a Borrower or Guarantor pursuant to the terms of the Loan Documents (including as the result of becoming an Excluded Subsidiary), provided, however, that the release of all or substantially all of the Collateral or all or substantially all of the value of the Guarantees under the Guarantee Agreement or the HK Guarantee Agreement shall be subject to Section 10.2(b).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Loan Documents pursuant to this Section 9.10.

(b)                The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 9.11            Compliance with Flood Insurance Laws. The Administrative Agent has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the Flood Insurance Laws and will post on the applicable electronic platform (or otherwise distribute to each Lender documents that it receives in connection with the Flood Insurance Laws (collectively, the “Flood Documents”); provided, however that the Administrative Agent makes no representation or warranty with respect to the adequacy of the Flood Documents or their compliance with the Flood Insurance Laws. Each Lender acknowledges and agrees that it is individually responsible for its own compliance with the Flood Insurance Laws and that it shall, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, including the Flood Documents posted or distributed by the Administrative Agent, continue to do its own due diligence to ensure its compliance with the Flood Insurance Laws.

Section 9.12            Cash Management Obligations and Swap Agreement Obligations. Except as otherwise expressly set forth herein or in the Security Agreement, any other Collateral Document or any other Loan Document, no Person holding Secured Cash Management Obligations or Secured Swap Agreement Obligations that obtains the benefits of any Guarantee under the Guarantee Agreement or the HK Guarantee Agreement or any Collateral by virtue of the provisions hereof or of any Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral or amendment to any Loan Document (including any Collateral Document) other than in its capacity as a Lender or Administrative Agent and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article 9 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Cash Management Obligations or Secured Swap Agreement Obligations except to the extent expressly required hereunder. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Cash Management Obligations and Secured Swap Agreement Obligations.

Article 10

Miscellaneous

Section 10.1            Notices.

(a)                Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i)            if to any Loan Party, to

Steven Madden, Ltd.
52-16 Barnett Ave.
Long Island City, NY 11104
Attention: Mike Lomenzo
Email: MikeLomenzo@stevemadden.com

with copies to (which shall not constitute notice):

Foley & Lardner LLP
777 East Wisconsin Avenue, Suite 3800
Milwaukee, WI 53202
Attention: Patricia J. Lane
Email: plane@foley.com

and

Foley & Lardner LLP
500 Woodward Avenue, Suite 2700
Detroit, MI 48226
Attention: John A. Simon
Email: jsimon@foley.com

(ii)               the Administrative Agent, each L/C Issuer or the Swingline Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.1; and

(iii)             if to any other Credit Party, the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)                Electronic Communications. Notices and other communications hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Credit Party pursuant to Article 2 if such Credit Party has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement of transmission to the intended recipient (such as by the “delivery receipt requested” function, return e-mail, confirmation of system-generated posting notices by a Platform or other written acknowledgement) and (ii) notices or communications posted to a Platform or an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that for both clauses (i) and (ii) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)                Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d)                Platform.

(i)                 Each Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Communications available to the L/C Issuers and the other Lenders by posting the Communications on the Platform and that certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Loan Parties or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.

(ii)               Each Borrower hereby acknowledges hereby agrees that so long as any Loan Party is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Communications that may be distributed to the Public Lenders and that: (A) all such (i) shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof; (B) by marking (ii) “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Communications as not containing any material non-public information (although it may be sensitive and proprietary) with respect to any Loan Party or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Communications constitute Information, they shall be treated as set forth in Section 10.14); (C) all Communications marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (D) the Administrative Agent and the Arrangers shall be entitled to treat any Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”. The Borrowers acknowledge and agree that the DQ List shall be deemed suitable for posting and may be posted by the Administrative Agent on the Platform, including the portion of the Platform that is designated for Public Lenders.

(iii)             The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform.

Section 10.2            Waivers; Amendments.

(a)                No failure or delay by any Credit Party in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Credit Parties under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan and/or the issuance, amendment, extension or renewal of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Credit Party may have had notice or knowledge of such Default at the time.

(b)                Except as expressly provided by Section 2.11, Section 3.3(b), or in the other paragraphs of this Section 10.2, neither this Credit Agreement, any other Loan Document (other than the Fee Letters) nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders, or by the Borrowers and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall:

(i)                 extend or increase any Commitment of any Lender without the written consent of such Lender or increase the L/C Sublimit without the consent of the L/C Issuers (it being understood that a waiver of any condition precedent set forth in Article 4 or the waiver of any Default and any amendment or waiver with respect to any mandatory prepayment requirement shall not constitute an extension or increase of any Commitment of any Lender or an increase of the L/C Sublimit);

(ii)               reduce the principal amount of any Loan or any reimbursement obligation with respect to a L/C Disbursement, or reduce the rate of any interest, or reduce any fees or other amounts, payable under the Loan Documents, without the written consent of each Credit Party directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary to amend or modify any Financial Covenant, any defined terms used therein or the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate, in each case, notwithstanding the fact that any such amendment or modification actually results in reduction in the rate of interest or fees;

(iii)             postpone any date scheduled for any payment of principal of, or interest on, any Loan or reimbursement obligation with respect to any L/C Disbursement, or any fees or other amounts payable hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone the stated termination or expiration of the Revolving Commitments, without the written consent of each Credit Party directly and adversely affected thereby; provided that the foregoing shall not apply to any amendment or waiver with respect to any mandatory prepayment requirement;

(iv)              except as provided in Section 2.10 and subsection (c) below, change any provision hereof in a manner that would alter the pro rata sharing of payments required by Section 2.8(b) or the pro rata reduction of Revolving Commitments required by Section 2.5(c), without the written consent of each Credit Party directly and adversely affected thereby;

(v)                change any of the provisions of this Section or the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Credit Party directly and adversely affected thereby;

(vi)              amend, modify or waive any provision of Section 2.10 without the written consent of each Credit Party;

(vii)            change the currency in which any Commitment or Loan is, or is to be, denominated, Letters of Credit are to be issued or payment under the Loan Documents is to be made without the written consent of each Credit Party directly affected thereby;

(viii)          release any Guarantor from its Guarantee under the Guarantee Agreement or the HK Guarantee Agreement (except as expressly provided therein or in Section 9.10), or limit its liability in respect of such Guarantee, without the prior written consent of each Lender;

(ix)              release all or substantially all of the Collateral from the Liens of the Loan Documents (except as expressly provided in the applicable Collateral Document or in connection with a transaction permitted by Section 7.3), without the written consent of each Lender; or

(x)                make any modification to the definition of the terms “Borrowing Base”, “Deemed Borrowing Base”, “Permanent Borrowing Base” or “Permanent Borrowing Base Trigger” (or any defined term used in any of the foregoing definitions) which would have the effect of increasing the availability to the Borrowers under the Revolving Facility other than changes in Reserves implemented by the Administrative Agent in accordance with the terms of this Credit Agreement, without the written consent of Supermajority Lenders;

provided, further, that no such amendment, waiver or consent shall amend, modify or otherwise affect the rights or duties hereunder or under any other Loan Document of (A) the Administrative Agent, unless in writing executed by the Administrative Agent, (B) any L/C Issuer, unless in writing executed by such L/C Issuer and (C) any Swingline Lender, unless in writing executed by such Swingline Lender, in each case in addition to the Borrowers and the Lenders required above.

(c)                Notwithstanding anything herein to the contrary, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent that by its terms requires the consent of all the Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended, or the maturity of any of its Loan may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender.

(d)                In addition, notwithstanding anything in this Section to the contrary, if the Administrative Agent and Lead Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and Lead Borrower shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders to the Administrative Agent within five Business Days following receipt of notice thereof.

(e)                In addition, notwithstanding anything in this Section to the contrary, pursuant to one or more written offers (each, an “Extension Offer”) made from time to time by Lead Borrower to all Revolving Lenders (other than Defaulting Lenders) having Revolving Commitments with a like commitment termination date, in each case on a pro rata basis (based on the amounts of such Revolving Commitments) and on the same terms to each such Revolving Lender, the Borrowers may consummate transactions with Revolving Lenders that accept the terms contained in such Extension Offer to extend the commitment termination date of such Revolving Lenders’ Revolving Commitments and, subject to the terms hereof, otherwise modify the terms of such Revolving Commitments pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate or fees payable in respect of such Revolving Commitments and related outstandings) (each, an “Extension”, and each group of Revolving Commitments (as so extended), as well as the original Revolving Commitments (not so extended), being a separate class), so long as the following terms are satisfied:

(i)                 no Event of Default shall have occurred and be continuing at the time the applicable Extension Offer is delivered to the applicable Revolving Lenders;

(ii)               each Extension Offer shall be made at least 90 days before the commitment termination date of the Revolving Commitments to be extended;

(iii)             the commitment termination date of the Revolving Commitments to be extended shall not be extended to a date that is more than five years after the date of effectiveness of the applicable Extension;

(iv)              except as to interest rates, fees and final commitment termination date (which shall be determined by the Borrowers and the Extended Revolving Lenders), the Revolving Commitment of any Revolving Lender that agrees to an Extension with respect to its Revolving Commitment (an “Extended Revolving Lender”) extended pursuant to an Extension (an “Extended Revolving Commitment”, and the Revolving Loans thereunder, “Extended Revolving Loans”) and the related outstandings shall be a Revolving Commitment (or related outstandings, as the case may be) with the same terms as the original Revolving Commitments (and related outstandings); provided that (A) the borrowing and payments (except for (1) payments of interest or fees at different rates on Extended Revolving Commitments (and related outstandings), (2) repayments required upon the commitment termination date of the non-extended class of Revolving Commitments and (3) repayment made in connection with a permanent repayment and termination of commitments) of Revolving Loans with respect to Extended Revolving Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Commitments, (B) all Swingline Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with Revolving Commitments (including Extended Revolving Commitments) in accordance with their Applicable Percentage of the total Revolving Commitments, (C) assignments and participations of Extended Revolving Commitments and related Revolving Loans shall be governed by the same assignment and participation provisions applicable to the other classes of Revolving Commitments and Revolving Loans, (D) at no time shall there be more than two separate classes of Revolving Commitments under this Credit Agreement, and (E) the Extension may provide for other covenants and terms (1) that apply to any period after the commitment termination date of the then outstanding Revolving Commitments or (2) added to this Credit Agreement for the benefit of the existing Revolving Commitments;

(v)                if the aggregate amount of Revolving Commitments in respect of which Revolving Lenders have accepted the relevant Extension Offer exceeds the maximum aggregate amount of Revolving Commitments offered to be extended by the Borrowers pursuant to such Extension Offer, then the Revolving Commitments of such Revolving Lenders shall be extended ratably up to such maximum amount based on the respective commitment amounts with respect to which such Revolving Lenders have accepted such Extension Offer; and

(vi)              the aggregate amount of Extended Revolving Commitments for each Extension (including after giving effect to any replacement of a Non-Extending Lender pursuant to Section 3.7(b)) shall be greater than 50% of the aggregate amount of all Revolving Commitments (excluding the Revolving Commitments of any Defaulting Lenders) at such time.

The Credit Parties hereby consent to the transactions contemplated by this Section 10.2(e) (including, for the avoidance of doubt, payment of any interest or fees in respect of any Extended Revolving Commitments on the such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Credit Agreement or any other Loan Document that may otherwise prohibit or conflict with any such Extension or any other transaction contemplated by this Section.

No consent of any Credit Party shall be required to effectuate any Extension, other than (x) the consent of each Revolving Lender agreeing to such Extension with respect to its Revolving Commitment (or a portion thereof) and (y) the consent of each L/C Issuer and the Swingline Lender. Any Revolving Lender that does not respond to an Extension Offer by the applicable due date shall be deemed to have rejected such Extension Offer. No Credit Party shall be required to consent to any Extension, and the consent by any Credit Party to any Extension shall not constitute consent of any other Credit Party thereto.

All Extended Revolving Commitments and all obligations in respect thereof shall be Loan Document Obligations and secured by the Collateral on a pari passu basis with all other Loan Document Obligations. The Credit Parties hereby irrevocably authorize the Administrative Agent to enter into amendments to this Credit Agreement and the other Loan Documents with the applicable Loan Parties as may be necessary in order to establish new classes or sub-classes in respect of Revolving Commitments so extended and such technical amendments as may be necessary in the reasonable opinion of the Administrative Agent and Lead Borrower in connection with the establishment of such new classes or sub-classes, in each case on terms consistent with this Section 10.2(e). In addition, if so provided in such amendment and with the consent of each L/C Issuer, participations in Letters of Credit expiring on or after the applicable commitment termination date shall be re-allocated from Revolving Lenders holding non-extended Revolving Commitments to Revolving Lenders holding Extended Revolving Commitments in accordance with the terms of such amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Revolving Lenders holding Revolving Commitments, be deemed to be participation interests in respect of such Revolving Commitments and the terms of such participation interests shall be adjusted accordingly. The Administrative Agent shall promptly notify each other Credit Party of the effectiveness of each such amendment.

In connection with any Extension, Lead Borrower shall provide the Administrative Agent at least five Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 10.2(e). Lead Borrower shall have the right, but shall not be obligated, on or before the applicable Termination Date for any Non-Extending Lender to replace such Non-Extending Lender with, and add as “Lenders” under this Credit Agreement in place thereof, one or more financial institutions (which, for the avoidance of doubt, may be existing Lenders) (each, an “Additional Commitment Lender”), reasonably acceptable to the Swingline Lender, the L/C Issuers and the Administrative Agent, in accordance with the procedures provided in Section 3.7(b), each of which Additional Commitment Lenders shall have entered into an Assignment and Assumption (in accordance with and subject to the restrictions contained in Section 10.4, with Lead Borrower or the replacement Lender obligated to pay any applicable processing or recordation fee) with such Non-Extending Lender, pursuant to which such Additional Commitment Lenders shall, effective on or before the applicable Termination Date for such Non-Extending Lender, assume a Revolving Commitment (and, if any such Additional Commitment Lender is already a Lender, its Revolving Commitment shall be in addition to such Lender’s Revolving Commitment hereunder on such date).

(f)                 Notwithstanding the foregoing, as to any amendment, amendment and restatement or other modification otherwise approved in accordance with this Section, it shall not be necessary to obtain the consent or approval of any Lender that, upon giving effect to such amendment, amendment and restatement or other modification, would have no Commitment or outstanding Loans, so long as such Lender receives payment in full of the principal of and interest on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Credit Agreement and the other Loan Documents at the time such amendment, amendment and restatement or other modification becomes effective.

Section 10.3            Expenses; Indemnity; Damage Waiver.

(a)                Costs and Expenses. The Loan Parties, jointly and severally, shall pay (i) all reasonable, documented and invoiced out-of-pocket costs and expenses incurred by the Administrative Agent, the Arrangers and their respective Affiliates (including the reasonable, documented and invoiced fees, disbursements and other charges of one primary counsel and one additional local counsel in each applicable jurisdiction for the Administrative Agent and, to the extent such fees, disbursements and other charges are incurred on or prior to the Closing Date, separate primary counsel to each of the Arrangers), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Credit Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket costs and expenses incurred by each L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any other Credit Party (including the reasonable fees, disbursements and other charges of one primary counsel and one additional local counsel in each applicable jurisdiction for the Administrative Agent, one additional counsel for all the Credit Parties other than the Administrative Agent and additional counsel to the extent reasonably determined by any Credit Party to avoid any actual or potential conflicts of interest or the availability of different claims or defenses) in connection with the enforcement or protection of its rights (whether through negotiations, legal proceedings or otherwise) (A) in connection with this Credit Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)                Indemnification by Loan Parties. The Loan Parties, jointly and severally, shall indemnify the Arrangers, the Administrative Agent (and any sub-agent thereof), each other Credit Party, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, disbursements and other charges of one primary counsel and one additional local counsel in each applicable jurisdiction for the Administrative Agent and its Related Parties, one additional counsel for all other Indemnitees and additional counsel to the extent reasonably determined by any Indemnitee to avoid any actual or potential conflicts of interest or the availability of different claims or defenses), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Loan Party arising out of, in connection with, or as a result of (i) the Credit Facility, including the execution or delivery of this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the applicable L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials at, on, under or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Claim or Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto or (v) any government investigation, audit, hearing or enforcement action resulting from any Loan Party’s or any of its Affiliate’s noncompliance (or purported noncompliance) with any applicable Sanctions, other Anti-Terrorism Laws or Anti-Corruption Laws (it being understood and agreed that the Indemnitees shall be entitled to indemnification pursuant to this clause (including indemnification for fines, penalties and other expenses) regardless of whether any adverse finding is made against any Loan Party or any of its Affiliates), provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (x) the bad faith, gross negligence or willful misconduct of such Indemnitee or any of its Related Parties, (y) such Indemnitee’s or any of its Related Parties’ material breach of the relevant Loan Documents (as determined pursuant to a claim asserted by Lead Borrower, whether as a claim, counterclaim or otherwise), or (z) disputes among Lenders not arising from an act or omission of any Loan Party or any of its Affiliates (other than a dispute involving a claim against an Indemnitee for its acts or omissions in its capacity as an Arranger or the Administrative Agent, except, with respect to this clause (z), to the extent such acts or omissions are determined by a court of competent jurisdiction by a final and non-appealable judgment to have constituted the bad faith, gross negligence or willful misconduct of such Indemnitee in such capacity). To the extent that the indemnity set forth above in this paragraph shall be held to be unenforceable in whole or in part because it is violative of any law or public policy, the Borrowers shall contribute the maximum portion that they are permitted to pay and satisfy under applicable law to the payment and satisfaction of all indemnified amounts incurred by Indemnitees or any of them.

(c)                Reimbursement by Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by them to the Administrative Agent (or any sub-agent thereof), any L/C Issuer, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such L/C Issuer or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such L/C Issuer or the Swingline Lender in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.8(d).

(d)                Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no party hereto (and no Indemnitee or any Subsidiary or Affiliate of Lead Borrower) shall be responsible to any other party hereto (or any Indemnitee or any Subsidiary or Affiliate of Lead Borrower) for any special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof (other than, in the case of any Loan Party, in respect of any such damages incurred or paid by an Indemnitee to a third party for which such Indemnitee is otherwise entitled to indemnification pursuant to this Section 10.5).

(e)                Payments. All amounts due under this Section shall be payable promptly and in no event later than ten days after demand therefor.

Section 10.4            Successors and Assigns.

(a)                Successors and Assigns Generally. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of Credit Party) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b)                Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                 Minimum Amounts.

(A)              in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (in each case with respect to any Credit Facility) or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)              in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default under any of Sections 8.1(a), 8.1(b), 8.1(d) (with respect only to any of the covenants set forth in Section 7.12), 8.1(h), 8.1(i) or 8.1(j) has occurred and is continuing, Lead Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)               Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Tranches on a non-pro rata basis.

(iii)             Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)              the consent of Lead Borrower (such consent not to be unreasonably withheld or delayed; provided, for the avoidance of doubt and without limiting any other factors that may be reasonable, it shall be reasonable for Lead Borrower to consider a proposed assignee’s right to require reimbursement for increased costs when determining whether to consent to such assignment) shall be required unless (x) an Event of Default under any of Sections 8.1(a), 8.1(b), 8.1(d) (with respect only to any of the covenants set forth in Section 7.12), 8.1(h), 8.1(i) or 8.1(j) has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender (other than a Defaulting Lender), an Affiliate of a Lender (other than a Defaulting Lender) or an Approved Fund (it being understood that, in the event of any assignment made without Lead Borrower’s consent, the assigning Lender shall provide written notice thereof to Lead Borrower prior to, or promptly after, such assignment), provided that Lead Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within seven Business Days after having received written notice thereof; and provided, further, that Lead Borrower’s consent shall not be required during the primary syndication of the Credit Facility;

(B)              the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)              the consent of the L/C Issuers and the Swingline Lender shall be required for any assignment in respect of the Revolving Facility.

(iv)              Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. In addition, each assignee shall, on or before the effective date of such assignment, deliver to Lead Borrower and the Administrative Agent certification as to exemption from deduction or withholding of any United States Taxes in accordance with Section 3.6(g).

(v)                No Assignment to Certain Persons. No such assignment shall be made to (A) any Borrower or its Subsidiaries or other Affiliates, (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof or (C) a Person who, at the time of such assignment, is a Sanctioned Person if such assignment would violate applicable law.

(vi)              No Assignment to Natural Persons. No such assignment shall be made to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person).

(vii)            Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the prior written consent of Lead Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Credit Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 3.5 and Section 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this paragraph shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)                Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement. The Register shall be available for inspection by any Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)                Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than (w) a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), (x) any Borrower or its Subsidiaries or other Affiliates, (y) any Defaulting Lender or any of its subsidiaries or (z) a Person who, at the time of such participation, is a Sanctioned Person if the sale of such participation would violate applicable law) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Revolving Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and each Credit Party shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 10.2(b) that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.4, 3.5 and 3.6 (subject to the requirements and limitations therein, including the requirements under Section 3.6 (it being understood that the documentation required under Section 3.6(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.7 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 3.5 or 3.6, with respect to any participation, than its participating Lender would have been entitled to receive. Each Lender that sells a participation agrees, at Lead Borrower’s request and expense, to use reasonable efforts to cooperate with Lead Borrower to effectuate the provisions of Section 3.7(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.8 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.8(h) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)                Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement and the Loan Documents to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)                 Disqualified Institutions.

(i)                 No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Credit Agreement to such Person (unless Lead Borrower has consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), such assignee shall not retroactively be disqualified from becoming a Lender. Any assignment in violation of this subsection (f)(i) shall not be void, but the other provisions of this subsection (f) shall apply.

(ii)               If any assignment or participation is made to any Disqualified Institution without Lead Borrower’s prior written consent in violation of clause (i) above, Lead Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Revolving Commitment of such Disqualified Institution and repay all obligations of the Borrowers owing to such Disqualified Institution in connection with such Revolving Commitment and/or (B) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 10.4), all of its interest, rights and obligations under this Credit Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(iii)             Notwithstanding anything to the contrary contained in this Credit Agreement, any Person that was a Disqualified Institution as of the applicable Trade Date (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrowers, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Credit Agreement or any other Loan Document, will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (a “Plan”), hereby agrees (1) not to vote on such Plan, (2) if such Disqualified Institution does vote on such Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv)              The Administrative Agent shall, and the Borrowers hereby expressly authorize the Administrative Agent to, post the list of Disqualified Institutions provided by Lead Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for Public Lenders, and/or provide the DQ List to each Lender requesting the same within three (3) Business Days after receipt thereof.

(g)                Cashless Settlement. Notwithstanding anything to the contrary contained in this Credit Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Credit Agreement, pursuant to a cashless settlement mechanism approved by Lead Borrower, the Administrative Agent and such Lender.

Section 10.5            Survival. All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Credit Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of any Loan Document and the making of any Loans and the issuance of any Letter of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any L/C Obligation or any fee or any other amount payable under the Loan Documents is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 3.4, 3.5, 3.6, 10.3, 10.9, and 10.10 and Article 9 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby or the Termination Date.

Section 10.6            Counterparts; Integration; Effectiveness; Electronic Execution.

(a)                Counterparts; Integration; Effectiveness. This Credit Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Credit Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Credit Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Credit Agreement by facsimile or in electronic format (e.g., “pdf” or “tif” or any other electronic means that reproduces an image of the actual executed signature page) shall be effective as delivery of a manually executed counterpart of this Credit Agreement.

(b)                Electronic Execution of Credit Agreement and Related Documents. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Credit Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic association of signatures and records on electronic platforms, and deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, any other similar state laws based on the Uniform Electronic Transactions Act, or the Uniform Commercial Code, each as amended, and the parties hereto hereby waive any objection to the contrary; provided that (x) nothing herein shall require the Administrative Agent to accept electronic signature counterparts to any Loan Document in any form or format and (y) the Administrative Agent reserves the right to require, at any time and at its sole discretion, the delivery of manually executed counterpart signature pages to this Credit Agreement or any other Loan Document, and the parties hereto agree to promptly deliver such manually executed counterpart signature pages.

Section 10.7            Severability. In the event any one or more of the provisions contained in this Credit Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.8            Setoff. If an Event of Default shall have occurred and be continuing, each Credit Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency, but excluding deposits held in a trustee, fiduciary, agency or similar capacity for the benefit of an unaffiliated third party) at any time held and other obligations (in whatever currency) at any time owing by Credit Party or any such Affiliate to or for the credit or the account of any Loan Party or any of its Subsidiaries against any and all of the obligations of such Loan Party or such Subsidiary now or hereafter existing under this Credit Agreement or any other Loan Document to such Credit Party or Affiliate, irrespective of whether or not such Credit Party shall have made any demand under this Credit Agreement or any other Loan Document and although such obligations of such Loan Party or Subsidiary may be contingent or unmatured or are owed to a branch or office of such Credit Party different from the branch or office holding such deposit or obligated on such indebtedness, provided, that in the event that any Defaulting Lender shall exercise any right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.9 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Credit Party and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Credit Party and its Affiliates may have. Each Credit Party agrees to notify Lead Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.9            Governing Law; Jurisdiction; Consent to Service of Process.

(a)                Governing Law. This Credit Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

(b)                Submission to Jurisdiction. Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court of the for the Southern District of New York and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Credit Agreement or any other Loan Document (other than any Loan Document governed by Hong Kong law), or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Credit Agreement or in any other Loan Document shall affect any right that any Credit Party may otherwise have to bring any action or proceeding relating to this Credit Agreement or any other Loan Document against any Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

(c)                Waiver of Objection to Venue. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Credit Agreement or any other Loan Document (other than any Loan Document governed by Hong Kong law) in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                Service of Process. Each of the parties hereto irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Credit Agreement will affect the right of any party to this Credit Agreement to serve process in any other manner permitted by law.

Section 10.10        WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11        Payments Set Aside. To the extent that any payment by or on behalf of the Borrowers is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or Fraudulent Transfer Law, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate.

Section 10.12        Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Credit Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Credit Agreement.

Section 10.13        Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or L/C Obligation, together with all fees, charges and other amounts that are treated as interest thereon under applicable law (collectively the “charges”), shall exceed the maximum lawful rate (the “maximum rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding an interest in such Loan or L/C Obligation in accordance with applicable law, the rate of interest payable in respect of such Loan or L/C Obligation hereunder, together with all of the charges payable in respect thereof, shall be limited to the maximum rate and, to the extent lawful, the interest and the charges that would have been payable in respect of such Loan or L/C Obligation but were not payable as a result of the operation of this Section shall be cumulated, and the interest and the charges payable to such Lender in respect of other Loans or L/C Obligations or periods shall be increased (but not above the maximum rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 10.14        Confidentiality; Treatment of Certain Information.

(a)                Each Credit Party agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Credit Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Credit Agreement or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to any Borrower and its obligations, this Credit Agreement or payments hereunder, (vii) on a confidential basis to (A) any rating agency in connection with rating the Borrowers, their Subsidiaries or the Credit Facility or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Credit Facility, (viii) with the consent of Lead Borrower or (ix) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any Credit Party or any of their respective Affiliates on a non-confidential basis from a source other than the Borrowers or (C) is independently generated by the Administrative Agent, any Credit Party or any of their respective Affiliates. In addition, the Administrative Agent and the Lenders may disclose the existence of this Credit Agreement and information about this Credit Agreement to (i) market data collectors, league table providers and other similar service providers to the lending industry and (ii) service providers to the Administrative Agent or any Lender.

(b)                For purposes of this Section, “Information” means all information received from any Loan Party or any of its Subsidiaries relating to any Loan Party or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any other Credit Party on a non-confidential basis prior to disclosure by any Loan Party or any Subsidiary or that is independently prepared by the Administrative Agent or any other Credit Party. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything herein to the contrary, “Information” shall not include, and each Credit Party (and their Affiliates and respective partners, directors, officers, employees, agents, advisors and representatives) may disclose to any and all persons, without limitation of any kind, any information with respect to the U.S. federal income tax treatment and U.S. federal income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such Credit Party relating to such tax treatment and tax structure.

(c)                The Loan Parties agree, on behalf of themselves and their Affiliates, that they will not in the future issue any press releases or other public disclosure using the name of the Administrative Agent or any Lender or their respective Affiliates or referring to this Credit Agreement or any of the other Loan Documents without the prior written consent of such Person (such consent not to be unreasonably withheld or delayed), unless (and only to the extent that) the Loan Parties or such Affiliate is required to do so under law (and it being understood that the foregoing shall not apply to any filing of this Credit Agreement or any other Loan Document (other than the Fee Letters or any other fee letter) with the Securities and Exchange Commission).

(d)                The Loan Parties consent to the publication by the Administrative Agent or any Lender of customary advertising material relating to the Transactions (including, without limitation amount and type of facility) using the name, product photographs, logo or trademark of the Loan Parties; provided that any such advertising materials shall be provided in draft form to Lead Borrower for review, comment and approval (such approval not to be unreasonably withheld or delayed) prior to the publication thereof.

Section 10.15        USA PATRIOT Act. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act. Each Borrower shall, and shall cause each Subsidiary to, provide such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the USA PATRIOT Act.

Section 10.16        No Fiduciary Duty. Each Loan Party agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, such Loan Party and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers, the other Credit Parties and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Arrangers, the other Credit Parties or their respective Affiliates and no such duty will be deemed to have arisen in connection with any such transactions or communications.

Section 10.17        Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)                the effects of any Bail-In Action on any such liability, including, if applicable:

(i)                 a reduction in full or in part or cancellation of any such liability;

(ii)               a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Credit Agreement or any other Loan Document; or

(iii)             the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the Applicable Resolution Authority.

To the extent not prohibited by applicable law, rule or regulation, each Lender shall notify Lead Borrower and the Administrative Agent it has become the subject of a Bail-In Action (or any case or other proceeding in which a Bail-In Action may occur).

Section 10.18        Certain ERISA Matters.

(a)                Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)                 such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)               the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement,

(iii)             (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Credit Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement, or

(iv)              such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)                In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that:

(i)                 none of the Administrative Agent or the Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Credit Agreement, any Loan Document or any documents related to hereto or thereto),

(ii)               the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50,000,000, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)             the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Loan Document Obligations),

(iv)              the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Credit Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)                no fee or other compensation is being paid directly to the Administrative Agent or the Arrangers or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Credit Agreement.

(c)                The Administrative Agent and the Arrangers hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Credit Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative or other agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Section 10.19        Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)                In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)                As used in this Section 10.19, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

STEVEN MADDEN, LTD.
By:	/s/ Edward R. Rosenfeld
	Name:	Edward R. Rosenfeld
	Title:	Chief Executive Officer

[Signature Page to Credit Agreement]

CITIZENS BANK, N.A., as the Administrative Agent, the L/C Issuer, the Swingline Lender and a Lender
By:	/s/ Brian Kennedy
	Name:	Brian Kennedy
	Title:	Senior Vice President

[Signature Page to Credit Agreement]

CIT BANK, N.A., as a Lender
By:	/s/ Anthony Masci
	Name:	Anthony Masci
	Title:	Director

[Signature Page to Credit Agreement]